Form 10-K405, Exhibit 13
period 1998-12-31
COMMUNITY SAVINGS BANKSHARES INC /DE/
filed 1999-03-25
CIK 1068725

                                                                     EXHIBIT 13




                       1998 ANNUAL REPORT TO SHAREHOLDERS



                                   COVER PAGE
                       COMMUNITY SAVINGS BANKSHARES, INC.
                               1998 ANNUAL REPORT

                               INSIDE FRONT COVER



                        --------------------------------
                        This is a map of Florida showing
                        the branches of Community
                        Savings, FA and the counties
                        where they are located
                        --------------------------------

                                CORPORATE PROFILE

Community Savings Bankshares, Inc. ("Bankshares") is a Delaware-chartered stock holding company which was organized in August 1998 and became the holding company for Community Savings, F. A. ("the Association" or "Community Savings") on December 15, 1998. Bankshares' primary asset consists of its investment in its wholly-owned subsidiary, the Association, a stock savings and loan association headquartered in North Palm Beach, Florida, as well as cash. The Association's 21 full-service banking offices are well positioned in one of America's fastest-growing markets, known for its affluent population and its high quality of life. The mission statement of the Association reflects our dedication to our shareholders and customers.

      COMMUNITY SAVINGS IS A SOUTH FLORIDA BASED, COMMUNITY ORIENTED FINANCIAL INSTITUTION DEDICATED TO PROVIDING QUALITY RETAIL FINANCIAL PRODUCTS AND CUSTOMER SERVICE AT COMPETITIVE PRICES TO INDIVIDUALS AND BUSINESSES IN OUR PRIMARY MARKET AREA OF PALM BEACH, MARTIN, ST. LUCIE, AND INDIAN RIVER COUNTIES, WHILE EFFECTIVELY UTILIZING THE RESOURCES OF THE INSTITUTION, ITS HOLDING COMPANY'S SHAREHOLDERS, AND OPERATING IN A SAFE, SOUND AND PROFITABLE MANNER.

                                TABLE OF CONTENTS

      Locations                                                               Inside front cover
      Community Savings Bankshares, Inc. Corporate Directory                                   2

      President's Message                                                                      3

      Financial Highlights                                                                     7

      Management's Discussion and Analysis                                                     8

      Independent Auditors' Report                                                            20
         Consolidated Statements of Financial Condition                                       21
         Consolidated Statements of Income                                                    22
         Consolidated Statements of Comprehensive Income                                      23
         Consolidated Statements of Changes in Shareholders' Equity                           24
         Consolidated Statements of Cash Flows                                                25
         Notes to Consolidated Financial Statements                                           26

      Corporate Information                                                                   50

      Community Savings, F. A. Corporate Directory                             Inside back cover

This is a picture of the Board of Directors







COMMUNITY SAVINGS BANKSHARES, INC.
BOARD OF DIRECTORS
Frederick A. Teed                         Forest C. Beaty, Jr.                        Robert F. Cromwell
Chairman of the Board                     Director                                    Director

Karl D. Griffin                           James B. Pittard, Jr.                       Harold I. Stevenson, CPA
Director and Assistant Secretary          President and Chief Executive Officer       Director

CORPORATE OFFICERS

James B. Pittard, Jr.
President and Chief Executive Officer

Larry J. Baker ,CPA                                      Cecil F. Howard, Jr.
Senior Vice President and Treasurer                      Senior Vice President

Feriel G. Hughes                          Mary L. Kaminske                            Michael E. Reinhardt
Senior Vice President                     Senior Vice President                       Senior Vice President

Joe L. Knorr                              Deborah M. Rousseau                         Donna L. Sheppard, CPA
Vice President                            Vice President                              Vice President
                                          Secretary

Trina L. Miles
Assistant Secretary

                   This is a picture of James B. Pittard, Jr.
                 President of Community Savings Bankshares, Inc.









                              James B. Pittard, Jr.
                 President of Community Savings Bankshares, Inc.

                       PRESIDENT'S MESSAGE TO SHAREHOLDERS


"1998 WAS A CHALLENGING YET REWARDING YEAR FOR OUR COMPANY."

         1998 saw a major change in our corporate structure. In December 1998, the Association completed its reorganization and conversion from the two-tier mutual holding company structure to the stock holding structure. Our reorganization was accompanied by a stock offering by our new holding company, Community Savings Bankshares, Inc. As a result of the reorganization , Community Savings Bankshares, Inc., a newly-formed Delaware company, became the parent holding company for the Association. The proceeds from the offering are primarily being used to support the Association's lending and investment activities to meet its strategic goals for 1999, enhancing the Association's ability to serve the borrowing and other financial needs of its community. The reorganization also increased the liquidity of our stock from 2.4 million shares to over 10 million shares in the market.

         In connection with the reorganization, 5,470,651 shares of common stock were sold at $10 per share, resulting in net proceeds of approximately $53 million. In addition, 5,078,233 exchange shares were issued to the existing minority shareholders at the exchange ratio of 2.0445 shares for each share of mid-tier holding company common stock. The total number of shares of common stock outstanding after the reorganization is 10,548,884. The new shares began trading on The Nasdaq Stock Market on December 16, 1998. The symbol remains "CMSV".

"WE MET OUR FINANCIAL GOALS FOR 1998."

         Net income totaled $5.0 million and total assets increased 17 % to $844.0 million at year end as we continued implementation of our strategic plan to increase the size of the company. Our primary strategy was to invest extensively in new loans secured by property within our market area, emphasizing one- to four- family residential loans, consumer loans, and commercial real estate loans. We exceeded our goal by originating and purchasing a total of $234.6 million of new loans. The new loans were funded by a $62.3 million reduction in the securities portfolio to $147.8 million at December 31, 1998, as well as an increase in retail deposits of $43.7 million, resulting in total deposits of $594.4 million at December 31, 1998. We also funded specific investment and loan transactions with a $34.6 million net increase in Federal Home Loan Bank advances.

         Our continued efforts to reduce expenses and enhance non-interest income identified opportunities totaling $1.1 million.

"WE MET OUR COMMITMENT TO IMPROVE OUR TECHNOLOGY TO BETTER SERVE OUR CUSTOMERS' NEEDS."

         During 1998, we completed the installation of our wide-area computer network and new customer information system in all of our branches and support departments. This system assists customer service representatives and tellers with opening accounts, servicing customers, and selling additional products and services. In addition, it supports our upgraded loan tracking system which allows us to process new loans more quickly and efficiently. The implementation of two substantial systems upgrades resulted in a noticeable improvement in customer service.

"WE RELOCATED BRANCHES TO NEW LOCATIONS TO BETTER MEET THE NEEDS OF OUR CUSTOMERS."

         During 1998, we relocated two branch offices from leased spaces in small strip shopping centers to larger free standing buildings in more convenient locations for our customers. These branches had reached their potential in the limited space they occupied and need to be moved in order to continue growing.

         The new Maplewood office, located on Indiantown Road in Jupiter, Florida, replaces our Chasewood office. This office provides drive-in lanes as well as a drive-up ATM which were not possible in the old location.


-------------------------------------------------------------
This is a picture of the Maplewood office in Jupiter, Florida








-------------------------------------------------------------


         We also opened the Community Savings Professional Center, located on Pt. St. Lucie Boulevard, in Port St. Lucie, Florida and relocated our Pt. St. Lucie office as the primary tenant. We have additional space available in the building for other tenants that will complement our branch business.


-------------------------------------------------------------
      This is a picture of the Pt. St. Lucie Boulevard office in Pt. St. Lucie, Florida









-------------------------------------------------------------


"THE YEAR 2000 CONTINUES TO BE A MAJOR FOCUS FOR US."

         Our preparations for Year 2000 continued throughout 1998. We met our target dates for testing our mission critical systems and have experienced a high level of compliance with our existing and newly installed systems. We will continue to make every effort to prepare for this event. We believe our mission critical systems are Year 2000 compliant.

"WE EXPECT 1999 TO BE A YEAR OF CONTINUED GROWTH AND PROFITABILITY."

         1999 will see us continuing to pursue our strategic objective of emphasizing residential, consumer, and commercial real estate loan originations. We will be targeting new loan markets and adding additional lending staff to achieve this objective.

         We will continue to look for new deposit markets in the upcoming year. As part of this goal, we plan to open a new office in May 1999 near the Ibis Country Club golf course community, located in suburban West Palm Beach. The office will be located on land we purchased in a shopping center located at the entrance to Ibis.

         We plan to fully utilize our new Marketing Call Center, which opened in December 1998, to create additional new business opportunities. The sales team will assist new residents of the area and handle Internet referrals as well as make follow-up calls on our direct mail promotions, CD renewals, and new mortgage customers.

         We are committed to exploring avenues that will improve our efficiency by competitively pricing our products and services and by reducing our costs.

"WE ARE EXCITED BY OUR POSSIBILITIES AS A FULLY PUBLIC COMPANY."

         On behalf of all of our employees, officers and directors, I want to thank you for your loyal support during this past year. 1998 was an exciting year for us and we look forward to the challenges and opportunities of 1999. We look forward to earning your continued support in the future, as well.




                                                           James B. Pittard, Jr.
                                           President and Chief Executive Officer

FINANCIAL HIGHLIGHTS

Community Savings Bankshares, Inc. common stock trades on The Nasdaq Stock Market under the symbol "CMSV".

                                                    12/31/98    12/31/97     12/31/96      9/30/96     9/30/95    9/30/94
FOR THE YEAR ENDED (In Thousands)
--------------------------------------------------------------------------------------------------------------------------
Interest income                                      $54,489     $50,316      $45,580      $43,889     $37,720    $34,130
Interest expense                                      30,159      27,390       23,888       22,859      18,634     15,525
Net interest income                                   24,330      22,926       21,692       21,030      19,086     18,605
Net income                                             4,994       5,356        4,024        3,915       4,574      3,737

AVERAGE FOR THE YEAR ENDED (In Thousands)
--------------------------------------------------------------------------------------------------------------------------
Total assets                                        $772,248    $693,175     $631,038     $612,004    $544,555   $528,286
Loans receivable, net                                510,491     411,098      359,414      346,880     321,849    321,721
Cash and cash equivalents                             44,819      42,029       47,532       48,367      53,736     40,946
Mortgage-backed securities - held to maturity         85,688      99,884      106,387       99,959      53,349     28,843
Investments - held to maturity and securities
   available for sale                                 81,669     110,986       89,378       87,280     130,094    106,031
Deposits                                             578,574     537,965      494,034      478,955     429,893    452,070
Borrowed funds                                        90,928      61,551       46,076       42,416      29,086     23,657
Shareholders' equity                                  86,980      78,822       75,323       74,638      69,263     36,376

AT YEAR END (In Thousands)
--------------------------------------------------------------------------------------------------------------------------
Total assets                                        $844,041    $720,133     $655,209     $650,332    $567,006   $560,268
Loans receivable, net                                538,204     451,709      389,040      376,219     329,442    317,117
Cash and cash equivalents                            117,015      25,954       42,442       44,780      42,497     89,843
Mortgage-backed securities - held to maturity         32,395      46,413       53,405       54,945      77,499     41,281
Investments - held to maturity                        20,224      21,388       22,139       22,293      59,679     52,204
Securities available for sale                         95,151     142,269      123,152      124,287      27,028     26,729
Real estate owned                                        522         592        1,455        1,384       1,910      3,686
Deposits                                             594,400     550,708      513,709      498,929     437,376    459,979
Borrowed funds                                       107,350      75,098       53,908       55,867      39,101     19,233
Shareholders' equity                                 133,286      81,259       76,119       75,056      72,848     38,110

KEY FINANCIAL DATA
--------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS:

Return on average assets                                0.65%      0.77%        0.64%        0.64%        0.84%      0.71%
Return on average equity                                5.74       6.80         5.34         5.25         6.60      10.27
Net interest rate spread                                3.04       3.13         3.24         3.24         3.40       3.69
Non-interest income to average assets                   0.53       0.64         0.58         0.55         0.62       0.63
Non-interest expense to average assets                  2.68       2.72         3.18         3.20         2.74       2.82
Dividend payout ratio                                   53.5      38.69        39.57        42.89        28.22         --
ASSET QUALITY RATIOS:
Non-performing loans to net loans receivable            0.31       0.31         0.42         0.22         0.20       0.93
Non-performing assets to total assets                   0.26       0.27         0.47         0.40         0.45       1.25
Allowance for loan losses to non-performing loans     189.45     193.04       155.86       274.58       527.49     114.72
Allowance for loan losses to net loans receivable       0.59       0.59         0.65         0.61         1.06       1.07
CAPITAL RATIOS:
Shareholders' equity to total assets                   15.79      11.28        11.62        11.54        12.85       6.80
Average equity to average assets                       11.26      11.37        11.65        12.20        12.72       6.89

MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

In the following discussion, references to "Bankshares" relate to Community Savings Bankshares, Inc. together with its subsidiary, Community Savings, F. A. (the "Association"). During January 1997, the Board of Directors approved the change in the fiscal year end for all related entities from September 30th to December 31st, effective with the year and the three months ended December 31, 1996.

                       COMMUNITY SAVINGS BANKSHARES, INC.

Bankshares is a Delaware-chartered stock holding company organized in August 1998. Bankshares' significant assets include cash and its investment in its wholly-owned subsidiary, the Association. On December 15, 1998, Bankshares completed its reorganization and stock offering in connection with the conversion and reorganization of ComFed, M. H. C. ("ComFed") and its mid-tier holding company (the "Mid-Tier"). Bankshares sold 5,470,65l shares of common stock at $10.00 per share in a subscription and community offering (the "Offering") resulting in net proceeds of approximately $53.0 million. Bankshares also issued 5,078,233 exchange shares to existing minority shareholders (the "Exchange") at an exchange ratio of 2.0445 shares for each share of Mid-Tier Holding Company common stock. The conversion and reorganization was accounted for at historical cost in a manner similar to a pooling of interests. At December 31, 1998, there were 10,548,884 shares of common stock outstanding.

                            COMMUNITY SAVINGS, F. A.

The Association, founded in 1955, is a federally chartered stock savings and loan association headquartered in North Palm Beach, Florida. The Association's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). The Association has been a member of the Federal Home Loan Bank of Atlanta ("FHLB") since 1955. The Association is regulated by the Office of Thrift Supervision ("OTS"). On October 24, 1994, the Association completed a reorganization into a federally chartered mutual holding company, ComFed. As part of the 1994 reorganization, the Association organized a new federally chartered stock savings association and transferred substantially all of its assets and liabilities to the stock savings association in exchange for a majority of the common stock of the stock savings association. On December 15, 1998, in connection with the conversion and reorganization, ComFed and the Mid-Tier were merged with and into the Association and the Association became the wholly-owned subsidiary of Bankshares.

The Association is a community-oriented financial institution engaged primarily in the business of attracting deposits from the general public and using such funds, together with other borrowings, to invest in various consumer-based real estate loans, mortgage-backed securities ("MBS"), and investment securities. The Association's plan is to operate as a well-capitalized, profitable and independent institution. The Association currently exceeds all regulatory capital requirements. The Association's profitability is highly dependent on its net interest income. The components that determine net interest income are the amount of interest-earning assets and interest-bearing liabilities, together with the rates earned or paid on such interest rate-sensitive instruments. The Association is sensitive to managing interest rate risk exposure by better matching maturities and rates of its assets and liabilities. This is accomplished while considering the credit risk of its assets. The Association maintains asset quality by utilizing comprehensive loan underwriting standards and collection efforts as well as by primarily originating or purchasing secured or guaranteed assets.

LIQUIDITY AND CAPITAL RESOURCES

The Association adjusts its liquidity levels in order to meet funding needs of deposit outflows, payment of real estate taxes on mortgage loans, repayment of borrowings and loan commitments. The Association also adjusts liquidity as appropriate to meet its asset and liability management objectives. A major portion of the Association's liquidity consists of cash and cash equivalents, which are a product of its operating, investing and financing activities. The Association is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 4.0%. The Association's liquidity ratio averaged 17.8% during the month of December 31, 1998 and 12.0% for fiscal 1998.

The Association's primary sources of funds are deposits, amortization and prepayment of loans and MBS, maturities of investment securities and other short-term investments, FHLB advances, and earnings and funds provided from operations. While scheduled principal repayments on loans and MBS, and maturities of securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Association manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Association invests funds in excess of its immediate needs in short-term interest-earning deposits and other assets, which provide liquidity to meet lending requirements. Short-term interest-bearing deposits with the FHLB of Atlanta amounted to $100.3 million at December 31, 1998. Other assets qualifying for liquidity outstanding at December 31, 1998 amounted to $13.9 million. For additional information about cash flows from operating, financing, and investing activities, see Consolidated Statements of Cash Flows included in the consolidated financial statements.

Liquidity management is both a daily and long-term function of business management. If funds are required beyond the ability to generate them internally, borrowing agreements exist with the FHLB which provide an additional source of funds. FHLB advances totaled $91.9 million at December 31, 1998. At December 31, 1998, loan commitments totaled $14.9 million and the unfunded portion of loans in process totaled $33.2 million. There were no commitments outstanding to purchase loans at that date. Certificates of deposit scheduled to mature in less than one year totaled $277.2 million at December 31, 1998. Based on prior experience, management believes that a significant portion of such deposits will remain with the Association.

The deposits of savings and loan associations, such as the Association, are presently insured by the SAIF. The SAIF and the Bank Insurance Fund ("BIF") are the two insurance funds administered by the FDIC. On August 8, 1995, in recognition of BIF achieving its mandated reserve ratio, the FDIC revised the premium schedule for BIF members to provide a new range of .04% to .31% of deposits (as compared to the then existing range of .23% to .31% of deposits for BIF and SAIF insured institutions). Subsequent revisions in such schedule resulted in most BIF-insured institutions paying the statutory annual minimum premium of $2,000. As a result, well capitalized and healthy BIF members paid significantly lower premiums than SAIF-insured institutions. Without a substantial increase in premium rates, or the imposition of special assessments or other significant developments, such as a merger of SAIF and BIF, it was not anticipated that SAIF would be adequately recapitalized until 2002. As a result of the disparity in BIF and SAIF premium rates, SAIF members were placed at a significant competitive disadvantage in relation to BIF members with respect to pricing of loans and deposits and the ability to lower their operating costs.

On September 30, 1996, Congress passed, and the President signed, the Deposit Insurance Funds Act of 1996 (the "DIF"), which mandated that all institutions which had deposits insured by SAIF were required to pay a one-time special assessment of 65.7 basis points on SAIF-insured deposits (subject to adjustment for certain types of banks with SAIF deposits) that were held at March 31, 1995 payable by November 27, 1996 to recapitalize the SAIF. The assessment increased the SAIF's reserve ratio to a level comparable to that of the BIF at 1.25% of total insured deposits. The FDIC, in connection with the recapitalization, also lowered SAIF premiums from $0.23 per $100 to $0.065 per $100 of insured deposits beginning in January 1997. The Association's share of this special assessment totaled $2.8 million and is reflected in the operating results for the year ended September 30, 1996.

In August 1996, Congress passed legislation which repealed Bankshares' present method of accounting for bad debts for federal income tax purposes. As discussed in Note 9 to the consolidated financial statements, Bankshares previously used the percentage of taxable income method to determine its bad debt deduction in the computation of its taxable income. Under the new legislation, Bankshares is required to use the specific charge-off method, which may result in a different deduction for bad debts in determining taxable income than as computed under the previous method. Additionally, Bankshares is required to recapture its post-1987 additions to its bad debt reserves. Since Bankshares had previously provided deferred taxes for the income tax bad debt reserves established after 1987, no additional income tax liability related to the recapture occurred. The new legislation was effective for taxable years beginning after December 31, 1995.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements of Bankshares and the notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact is reflected in the increased cost of Bankshares' operations. Unlike most industrial companies, nearly all of the assets and liabilities of Bankshares are monetary. As a result, interest rates have a greater impact on Bankshares' performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

FINANCIAL CONDITION
DECEMBER 31, 1998 COMPARED TO DECEMBER 31, 1997

Total assets increased $123.9 million, or 17.2%, to $844.0 million at December 31, 1998 from $720.1 million at December 31, 1997. The increase in total assets was primarily due to an $86.5 million increase in the loan portfolio as well as an $88.1 million increase in interest earning deposits. In addition, office properties and equipment increased $5.8 million primarily related to the purchase of land intended for two future branch sites totaling $1.8 million, the relocation of two existing branches totaling $3.6 million, and the exercise of options to purchase two existing leaseholds and land totaling $2.0 million. FHLB stock increased by $1.4 million as the required level was increased reflecting the increase in the deposit portfolio. Other assets increased by $1.8 million due to an investment in an affordable housing tax credit partnership. These increases resulted from the implementation of the Association's growth strategy for fiscal year 1998. This strategy emphasized increased loan production funded by retail deposits, combined with purchases of securities funded by odd-term certificates of deposit or FHLB advances. To increase the loan portfolio, the Association continued to emphasize an incentive-based loan origination program which resulted in new loan originations and purchases of $234.6 million, of which $208.0 million were one-to four-family residential loans, $11.3 million were commercial real estate loans, $6.2 million were commercial business loans, $4.0 million were land loans and $5.1 million were other loans. These originations and purchases were offset in part by repayments totaling $139.6 million and other adjustments totaling $8.5 million.

The securities portfolio, which includes securities both held to maturity and available for sale, had a net decrease for the year of $62.3 million. Investment securities held to maturity decreased $15.2 million to $52.6 million at December 31, 1998 from $67.8 million at December 31, 1997. Securities available for sale also decreased by $47.1 million to $95.2 million at December 31, 1998 from $142.3 million at December 31, 1997. These decreases were due primarily to calls totaling $41.7 million, maturities totaling $3.4 million and normal amortization totaling $44.0 million. During 1998, $25.0 million of new securities were purchased. Such purchases included $5.0 million in U. S. Government and agency securities and $20.0 in mortgage-backed and related securities. All such purchases of securities were classified as available for sale.

Office properties and equipment increased by $5.8 million for the year primarily as a result of the relocation of two branch offices, the exercise of options to purchase two existing leaseholds as well as the purchase of new computer hardware and software in connection with the implementation of the Association's wide-area computer network. Other assets increased $1.8 million to $7.0 million at December 31, 1998 from $5.2 million at December 31, 1997, due to the investment in an affordable housing tax credit partnership. The Association's approximately 4% limited partnership interest results in tax benefits in the form of tax deductions from partnership operating losses and tax credits. The investment in the partnership is being amortized over the estimated 15-year life of the partnership.

The increase in total assets was funded primarily by a $43.7 million increase in deposits to $594.4 million at December 31, 1998 as compared to $550.7 million at December 31, 1997. The deposit growth reflected increased retail deposits resulting from special promotions of odd-term certificates combined with competitive pricing intended to maintain existing deposit customers as well as to attract new customers in the Association's market area. The increase in assets also reflected the purchase of securities in leveraged transactions intended to enhance net interest income as well as loan originations and purchases which were funded by a $34.6 million net increase in advances from the FHLB to $91.9 million at December 31, 1998 from $57.3 million at December 31, 1997.

Shareholders' equity increased to $133.3 million or $13.43 per share at December 31, 1998 from $81.3 million or $8.02 per share at December 31, 1997, reflecting increases of $53.0 million of net proceeds raised in the Offering and net income for the year of $5.0 million offset primarily by dividends totaling $2.7 million declared during the year on the common stock held by minority shareholders and the purchase of 437,652 shares of common stock by the Employee Stock Ownership Plan (the "ESOP") in the Offering, which was funded by a loan from Bankshares. As a result of the exercise of stock options granted pursuant to the stock option plan, 9,040 shares of common stock were issued from authorized but unissued shares during the year ended December 31, 1998, resulting, in combination with the Offering and the Exchange , in 10,548,884 outstanding shares as of December 31, 1998.

RESULTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

GENERAL

Net income for the year ended December 31, 1998 decreased 6.8% to $5.0 million, or $0.49 per share, compared to $5.4 million, or $0.53 per share for the same period in 1997. Results for the year ended December 31, 1997 included a one-time $384,000 after tax gain on the sale of the stock of the Association's data service bureau which did not reoccur during 1998. However, during fiscal 1998, net interest income increased $1.4 million to $24.3 million from $22.9 million for fiscal 1997. Other income and the provision for income taxes decreased $379,000 and $823,000, respectively, during fiscal 1998 while operating expense increased $1.9 million during this time period.

INTEREST INCOME

Interest income for the year ended December 31, 1998 totaled $54.5 million, an increase of $4.2 million, or 8.3%, from $50.3 million for 1997 reflecting, in part, the implementation of the Association's growth strategy to increase the loan portfolio and securities available for sale. The increase was due primarily to a $68.8 million increase in average interest-earning assets of to $722.7 million for the year ended December 31, 1998 from $653.8 million for 1997, partially offset by a decrease in the average yield on average interest-earning assets to 7.54% for the year ended December 31, 1998 from 7.70% for fiscal 1997. Interest income on loans increased $6.7 million, or 20.0%, to $40.2 million for the year ended December 31, 1998 compared to $33.5 million for 1997. Interest income on real estate loans increased by $6.5 million, or 20.4%, to $38.3 million for the year ended December 31, 1998 from $31.8 million for 1997, primarily because of a

$97.1 million increase in the average balance of real estate loans, or 24.7% to $489.9 million for the year ended December 31, 1998 from $392.8 million for 1997, partially offset by a decrease in the average yield on real estate loans to 7.83% from 8.11%. Interest income from securities held to maturity and securities available for sale decreased by $3.2 million, or 21.5%, to $11.6 million for the year ended December 31, 1998 from $14.9 million for 1997. The decrease in income from securities held to maturity and securities available for sale was primarily caused by a $43.5 million decrease in the average balance to $167.4 million for the year ended December 31, 1998 from $210.9 million for 1997 as well as a decrease in the average yield to 6.95% for the year ended December 31, 1998 from 7.05% for 1997. Other interest and dividend income which includes interest-earning deposits and FHLB stock, increased $676,000, or 34.6%, to $2.6 million for the year ended December 31, 1998 from $2.0 million for 1997. The increase in other interest and dividend income is primarily attributable to a $13.0 million, or 40.7% increase in the average balance of other investments to $44.8 million during 1998 from $31.8 million during 1997, partially offset by a decrease in the average yield on other investments to 5.87% for the year ended December 31, 1998 from 6.14% for 1997.

INTEREST EXPENSE

Interest expense increased $2.8 million, or 10.2%, to $30.2 million for the year ended December 31, 1998 from $27.4 million for 1997. Interest on deposits increased $1.4 million, or 6.2%, to $24.1 million for the year ended December 31, 1998 from $22.6 million for 1997. The increase was due primarily to the increase in the average balance of deposits of $40.6 million, or 7.5%, to $578.6 million during 1998 from $538.0 million during 1997 partially offset by a small decrease in the average cost of deposits to 4.17% from 4.21%. In order to increase its market share of total deposits during 1998 as well as to maintain its existing deposit customers, the Association has continued to place an increased emphasis on competitively pricing its deposit products, including odd-term certificate of deposit products, as well as existing certificate of deposit products, as part of its asset liability policy. Certificates of deposit typically have a higher interest rate cost to the Association than transaction accounts. Certificates of deposits and transaction accounts increased $10.1 million and $33.6 million, respectively, at December 31, 1998 as compared to December 31, 1997. Interest expense attributable to borrowed funds increased $1.3 million, or 27.7%, to $6.1 million for the year ended December 31, 1998 from $4.7 million for 1997, primarily due to an increase in the average balance of borrowed funds to $90.9 million during 1998 from $61.6 million during the 1997 period, partially offset by a decrease in the average cost of borrowed funds to 6.65% for the year ended December 31, 1998 from 7.70% for the 1997 period. During 1998, additional advances from the FHLB were used primarily to fund the purchase of securities with higher interest yields than the interest cost of the FHLB advances.

PROVISION FOR LOAN LOSSES

The Association maintains an allowance for loan losses based upon a periodic evaluation of known and inherent risks in the loan portfolio, its past loan loss experience, adverse situations that may affect borrowers' ability to repay loans, the estimated value of the underlying loan collateral, the nature and volume of its loan activities, and current as well as expected future economic conditions. Loan loss provisions are based upon management's estimate of the fair value of the collateral and the actual loss experience, as well as guidelines applied by the OTS and the FDIC. The provision for loan losses was $622,000 for the year ended December 31, 1998 as compared to $264,000 for 1997. The increase in the provision for loan losses for 1998 was primarily attributable to management's assessment that the allowance for loan losses needed to be increased to protect against the inherent risk in the loan portfolio due to the $86.5 million increase in the loan portfolio during this period. Management reviews the adequacy of its allowances for loan losses monthly through asset classification review. The allowance for loan losses as a percentage of net loans receivable at December 31, 1998 and 1997 was 0.59% and 0.59%, respectively.

OTHER INCOME

Other income consists of servicing income and fee income, service charges, gain or loss on the sale or early maturity of securities available for sale, loans, and other assets. Other income decreased $379,000 or 8.4%, to $4.1 million for the year ended December 31, 1998 from $4.5 million for 1997. Net gain on sale of other assets of $617,000 in the year ended December 31, 1997 represented the one-time gain on the sale of stock of the Association's data service bureau. Fee income (which includes servicing income and other loan fees, and NOW account and other customer fees) was $3.6 million for both the 1998 and the 1997 periods.

OPERATING EXPENSE

Total operating expense increased $1.9 million to $20.7 million for the year ended December 31, 1998 from $18.8 million for 1997. Employee compensation and benefits increased by $1.4 million to $10.4 million during the year ended December 31, 1998 from $9.0 million during 1997 primarily as a result of increased staffing and compensation levels and increased cost of the stock benefit programs reflecting changes in the market value of Bankshares' common stock during 1998. Occupancy and equipment expense increased $437,000 to $5.5 million for the year ended December 31, 1998, from $5.1 million for the 1997 period primarily as a result of the relocation of two branch offices, the exercise of options to purchase two existing leaseholds, and increased depreciation expense. These events involved construction costs as well as increased depreciation expense related to new hardware and software purchased for the Association's computer network.

PROVISION FOR INCOME TAXES

The provision for income taxes decreased $823,000 million to $2.1 million for the year ended December 31, 1998 from $2.9 million for the 1997 period due in part to lower taxable income during the year ended December 31, 1998. The decrease also reflected the increased benefit from tax credits totaling $320,000 resulting from the Association's investment in the affordable housing partnership during the year ended December 31, 1998 as compared to $197,000 for 1997.

RESULTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND SEPTEMBER 30, 1996

GENERAL

The comparison periods vary due to the change in the fiscal year of Bankshares and the Association from September 30th to December 31st. Net income for the year ended December 31, 1997 increased 38.5 % to $5.4 million, or $0.53 per share, compared to $3.9 million, or $0.39 per share for the year ended September 30, 1996. This increase in net income was primarily due to the special one-time SAIF pretax assessment of $2.8 million which was recorded during September 1996 and which did not re-occur during the year ended December 31, 1997. Net interest income increased $1.9 million to $22.9 million for the year ended December 31, 1997 from $21.0 million for the year ended September 30, 1996. Other income and the provision for income taxes increased $641,000 and $2.2 million, respectively, for the year ended December 31, 1997, while operating expense decreased $1.2 million during these time periods due to the absence of any special assessment.

INTEREST INCOME

Interest income for the year ended December 31, 1997 totaled $50.3 million, an increase of $6.4 million, or 14.6%, from $43.9 million for the year ended September 30, 1996 reflecting, in part, the implementation of the Association's growth strategy to increase the net loan portfolio and securities held for sale. The increase was due primarily to an increase in average interest-earning assets of $77.9 million to $653.8 million for the year ended December 31, 1997 from $575.9 million for the year ended September 30, 1996, enhanced by an increase in the average yield on average interest-earning assets to 7.70% for the year ended December 31, 1997 from 7.62% for the year ended September 30, 1996. Interest income on loans increased $5.2 million, or 18.5%, to $33.5 million for the year ended December 31, 1997 compared to $28.3 million for the year ended September 30, 1996. Interest income on real estate loans increased by $5.0 million, or 19.0%, to $31.8 million for the year ended December 31, 1997 from $26.8 million for the year ended September 30, 1996, primarily because of an increase in the average balance of real estate loans of $61.6 million, or 18.6%, and an increase in the average yield on real estate loans to 8.11% from 8.09%. Interest income from investment securities and securities available for sale increased by $1.8 million, or 13.7%, to $14.9 million for the year ended December 31, 1997 from $13.1 million for the year ended September 30, 1996. The increase in income from investment securities and securities available for sale was primarily caused by an increase in the average balance of $23.7 million to $210.9 million for the year ended December 31, 1997 from $187.2 million for the year ended September 30, 1996, as well as an increase in the average yield to 7.05% for the year ended December 31, 1997 from 7.01% for the year ended September 30, 1996. Interest income from other investments, which includes interest-earning deposits and FHLB stock, decreased $537,000, or 21.5%, to $2.0 million for the year ended December 31, 1997 from $2.5 million for the year ended September 30, 1996. The decrease in interest from other investments is primarily attributable to a $9.9 million, or 23.7%, decrease in the average balance of other investments to $31.9 million during 1997 from $41.8 million during 1996, partially offset by an increase in the average yield on other investments to 6.14% for the year ended December 31, 1997 from 5.96% for the year ended September 30, 1996.

INTEREST EXPENSE

Interest expense increased $4.5 million, or 19.8%, to $27.4 million for the year ended December 31, 1997 from $22.9 million for the year ended September 30, 1996. Interest on deposits increased $3.4 million, or 17.7%, to $22.6 million for the year ended December 31, 1997 from $19.2 million for the year ended September 30, 1996. The increase was due primarily to the increase in average cost of deposits to 4.21% from 4.02%, as well as an increase in the average balance of deposits of $59.0 million, or 12.3%, to $538.0 million during 1997 from $479.0 million during 1996. In order to increase its market share of total deposits during 1997 as well as to maintain its existing deposit customers, the Association placed an increased emphasis on competitively pricing its deposit products, including odd-term certificate of deposit products, as well as existing certificate of deposit products, as part of its asset liability policy. Certificates of deposit typically have a higher interest rate cost to the Association than transaction accounts. Certificates of deposits and transaction accounts increased $19.4 million and $17.6 million, respectively, at December 31, 1997 as compared to September 30, 1996. Interest expense attributable to borrowed funds increased $1.1 million, or 31.2%, to $4.7 million for the year ended December 31, 1997 from $3.6 million for the year ended September 30, 1996. The increase in interest expense attributable to borrowed funds is due to an increase in the average balance of borrowed funds to $61.6 million during 1997 from $42.4 million during the 1996 period, partially offset by a decrease in the average cost of borrowed funds to 7.70% for the year ended December 31, 1997 from 8.52% for the 1996 period. During 1997, additional advances from the FHLB were used primarily to fund the purchase of securities with higher interest yields than the interest cost of the FHLB advances.

PROVISION FOR LOAN LOSSES

The provision for loan losses was $264,000 for the year ended December 31, 1997 as compared to $98,000 for the year ended September 30, 1996. The increase in the provision for loan losses for 1997 reflected management's assessment that the allowance for loan losses needed to be increased to absorb the risk inherent in the loan portfolio due not only to the growth in the loan portfolio (which was increased by $62.7 million during this period) but also due to increased investment in commercial and multi-family real estate lending which is deemed to have greater risk than single-family residential lending. The allowance for loan losses as a percentage of net loans receivable at December 31, 1997 and September 30, 1996 was 0.59% and 0.61%, respectively.

OTHER INCOME

Other income consists of servicing income and fee income, service charges, gain or loss on the sale or early maturity of securities available for sale, loans, and other assets as well as income or loss from a real estate venture in which a subsidiary of the Association was involved. Other income increased $657,000, or 17.3%, to $4.4 million for the year ended December 31, 1997 from $3.8 million for the year ended September 30, 1996. Net gain on sale of other assets of $617,000 in the year ended December 31, 1997 represented the sale of stock of the Association's data service bureau which did not occur during 1996. In addition, the year ended December 31, 1997 reflected a $3,000 net gain on the sale of loans as compared to a $225,000 net loss for the 1996 period. Fee income (which includes servicing income and other loan fees, and NOW account and other customer fees) increased $310,000 to $3.6 million for the 1997 year from $3.3 million for the 1996 period as a result of fee structure changes put in place during 1997.

OPERATING EXPENSE

Total operating expense decreased $1.2 million to $18.8 million for the year ended December 31, 1997 from $20.0 million for the year ended September 30, 1996. Operating expense was higher in the 1996 period primarily due to the one-time $2.8 million special assessment for recapitalization of the SAIF. This special assessment was levied against institutions having SAIF-insured deposits as of March 31, 1995, as mandated by the DIF. Due to new reduced deposit insurance premium levels during 1997, the 1997 regular premium was $270,000 as compared to $l.1 million for the 1996 period. Employee compensation and benefits increased by $1.2 million to $9.0 million during the year ended December 31, 1997 from $7.8 million during the year ended September 30, 1996 and occupancy and equipment expense increased $478,000 to $5.1 million for the year ended December 31, 1997, from $4.6 million for the 1996 period. These increases were primarily the result of the opening of three new branch offices, the implementation of a new company wide computer network, and additional costs related to the incentive-based loan originators. These events involved construction costs, increases in staffing, and depreciation expense increases related to new hardware and software for the network.

PROVISION FOR INCOME TAXES

Provision for income taxes increased $2.2 million to $2.9 million for the year ended December 31, 1997 from $761,000 for the 1996 period. This increase was the result of higher taxable income during the year ended December 31, 1997. In addition, the 1996 period included the reversal of a $1.1 million prior accrued liability which in management's opinion was no longer required and which was reversed with a credit to the 1996 income tax provision.

RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1995

GENERAL

Net income for the three months ended December 31, 1996 increased 10.5% to $1.2 million, or $0.12 per share, compared to $1.1 million, or $0.11 per share, for the three months ended December 31, 1995. The increase in net income was due to increases in net interest income of $662,000 and in other income of $145,000 partially offset by increases of $213,000 in the provision for loan losses, $455,000 in operating expense, and $29,000 in the provision for income taxes.

NET INTEREST INCOME

Net interest income increased to $5.5 million for the quarter ended December 31, 1996 from $4.9 million for the three months ended December 31, 1995 primarily as a result of a $78.0 million increase in average interest-earning assets to $616.6 million for the three months ended December 31, 1996 from $538.6 million for the same period in 1995. This increase was offset in large part by a $74.8 million increase in average interest-bearing liabilities to $559.8 million for the three months ended December 31, 1996 from $485.0 million for the same period in 1995.

PROVISION FOR LOAN LOSSES

The provision for loan losses was $243,000 for the three months ended December 31, 1996 as compared to $30,000 for the same period in 1995. The increase in the provision of $213,000 included a $200,000 transfer to the general loan valuation allowance from a specific reserve which had been maintained with respect to an interest-earning deposit which was pledged as collateral for the loan made to the

ESOP and which was recovered during the three months ended December 31, 1996. The allowance for loan losses as a percentage of net loans receivable was 0.65% and 1.04% at December 31, 1996 and 1995, respectively.

OTHER INCOME

Other income consists of servicing income and fee income, service charges, gain or loss on the sale of securities available for sale and income or loss from the Association's subsidiary's real estate venture. Other income increased $145,000 to $1.2 million for the three months ended December 31, 1996 from $1.1 million for the same period in 1995, due to the reversal of a specific reserve of $200,000 referenced above which had been maintained with respect to an interest-earning deposit which was pledged as collateral for the ESOP loan and which was recovered during the 1996 period.

OPERATING EXPENSE

Operating expense increased $455,000, or 10.9%, to $4.6 million for the three month period ended December 31, 1996, from $4.2 million from the same period in 1995, primarily due to increases of $135,000 in advertising and promotion due to increased advertising designed to increase the Association's market share, and $122,000 in employee compensation and benefits as a result of increased staffing due to both a branch office opening and the expanded loan production program as previously discussed.

PROVISION FOR INCOME TAXES

Provision for income taxes increased $29,000 to $696,000 for the three months ended December 31, 1996 as compared to $667,000 for the same period in 1995 due to the increase in net income.

IMPACT OF NEW ACCOUNTING STANDARDS

Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges generally will be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect but the effect will depend on derivative holdings when this standard applies.

Mortgage loans originated in mortgage banking are converted into securities on occasion. A new accounting standard for 1999 will allow these securities to be classified as available for sale, held to maturity, or trading , instead of the current requirement to classify as trading. This is not expected to have a material effect but the effect will vary depending on the level and designation of securitizations as well as on market price movements.

YEAR 2000 CONSIDERATIONS

In order to be ready for the year 2000 (the "Year 2000 Issue"), the Association has developed a Year 2000 Action Plan (the "Action Plan") which was presented to the audit committee of the Board of Directors during July 1997. The Action Plan was developed using the guidelines outlined in the Federal Financial Institutions Examination's Council's "The Effect of 2000 on Computer Systems". The Association's Strategic Planning Committee assigned responsibility for the Action Plan to the Year 2000 Committee which reports to the Strategic Planning Committee and the Board of Directors on a monthly basis. The Action Plan recognizes that the Association's operating, processing and accounting operations are computer reliant and could be affected by the Year 2000 Issue. The Association is primarily reliant on third party vendors for its computer output and processing, as well as other significant functions and services (i.e. securities safekeeping services, securities pricing information, et cetera). The Year 2000 Committee is currently working with these third party vendors to assess their Year 2000 readiness. Based upon the initial assessment, management presently believes that with planned modifications to existing software and hardware and planned conversions to new software and hardware, the Association's third party vendors are taking the appropriate steps to ensure that critical systems will continue to function properly.

The Association has identified 64 mission critical applications (without which the Association cannot operate) and critical applications (necessary applications but the Association can function for a moderate amount of time without such applications being Year 2000 compliant) operated by third party vendors. Of such mission critical and critical applications, the Association has been informed that a majority are already Year 2000 compliant and approximately 30% are in the process of revising and testing their systems for Year 2000 compliance. Of such 64 mission critical and critical applications, approximately 25% are provided by the Association's data service processor which had informed the Association that it had substantially completed testing of its updated systems (in which testing the Association was involved) by December 31, 1998. The initial phase of testing of the data service processor's updated system was completed in October 1998 with substantially all such systems evidencing Year 2000 compliance. Substantially all of the Association's vendors of its mission critical and critical applications have provided written assurances that their products and services will be Year 2000 compliant. The majority of such modifications and conversions and related testing of such systems was successfully completed by December 31, 1998 with the remaining ones anticipated being completed by March 31, 1999. While the Association has received assurances from such vendors as to compliance, such assurances are not guarantees and may not be enforceable. The Association's existing older contracts with such vendors do not include Year 2000 certification or warranties. Thus, in the event such vendors' products and/or services are not Year 2000 compliant, the Association's recourse in the event of such failure may be limited. If the required modifications and conversions are not made, or are not completed on a timely basis, then the Year 2000 Issue could have a material impact on the operations of the Association. There can be no assurance that potential systems interruptions or unanticipated additional expense incurred to obtain Year 2000 compliance would not have a material adverse effect on the Association's business, financial condition, results of operations and business prospects. Nevertheless, the Association does not believe that the cost of addressing the Year 2000 issues will be a material event or uncertainty that would cause reported financial information not to be necessarily indicative of future operating results or financial conditions, nor does it believe that the costs or the consequences of incomplete or untimely resolution of its Year 2000 issues represent a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be necessarily indicative of future operating results or future financial condition.

The Year 2000 issues also affect certain of the Association's customers, particularly in the areas of access to funds and additional expenditures to achieve compliance. As of June 30, 1998, the Association had contacted all of its commercial credit customers (69 borrowers with outstanding loans aggregating $60.l million) regarding such customers' awareness of the Year 2000 Issue. While no assurance can be given that its customers will be Year 2000 compliant, management believes, based on representations of such customers and reviews of their operations (including assessments of the borrowers' level of sophistication and data and record keeping requirements), that the customers are either addressing the appropriate issues to insure compliance or that they are not faced with material Year 2000 issues. None of such borrowers use networked computer systems or data centers to conduct their operations. In addition, in substantially all cases the credit extended to such borrowers is collateralized by real estate which inherently minimizes the Association's exposure in the event that such borrowers do experience problems or delays becoming Year 2000 compliant. Since June 30, 1998, the Association has established an ongoing policy to perform a Year 2000 assessment of all new commercial credit customers' Year 2000 awareness and the anticipated impact on their business.

The Association has completed its own company-wide Year 2000 contingency plan. Individual contingency plans concerning specific software and hardware issues and operational plans for continuing operations were completed for its mission critical hardware and software applications by the end of January 1999. The Year 2000 Committee is reviewing substantially all mission critical test plans and contingency plans to ensure the reasonableness of the plans. Testing of the majority of the mission critical systems was successfully completed by December 1998 with the remainder expected to be completed by March 31, 1999. The Association has developed contingency plans which address operational policies and procedures in connection with data processing, electric power supply and/or telephone service failures associated with the Year 2000 issue. Such contingency plans provide documented actions to allow the Association to maintain and/or resume normal operations in the event of the failure of mission critical and critical applications. Such plans identify participants, processes and equipment that will be necessary to permit the Association to continue operations. Such plans may include providing off-line system processing, back-up electrical and telephone systems and other methods to ensure the Association's ability to continue to operate.

The cost of modifications to the existing software is being primarily absorbed by the third party vendors. However the Association recognized a need to purchase new hardware and software. The Association identified approximately $1.8 million in total costs, including hardware, software, and other issues, for completing the Year 2000 project. Of that amount, approximately $500,000, $1.2 million and $39,000 was purchased during the twelve months ended December 31, 1998, 1997 and 1996, respectively.

FORWARD-LOOKING STATEMENTS

Certain information in this annual report may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, demand for loan and deposit products and the development of an interest rate environment that adversely affects the interest rate spread or other income from Bankshares' investments and operations.

AVERAGE BALANCE SHEET

The following tables set forth certain information relating to Bankshares' average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. The use of monthly average balances (except as noted otherwise) instead of daily average balances has not caused any material difference in the information presented.

--------------------------------------------------------------------------------------------------------------------------
                                                    For the Year Ended                      For the Year Ended
                                                     December 31, 1998                       December 31, 1997
                                           -------------------------------------------------------------------------------
                                                                      Average                                  Average
                                             Average                   Yield/       Average                     Yield/
                                             Balance      Interest      Cost        Balance         Interest     Cost
--------------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars In Thousands)
                                           -------------------------------------------------------------------------------
Interest-earning assets:
     Real estate loans                        $489,915      $38,342         7.83%     $392,782       $31,846         8.11%
     Consumer and other loans                   20,576        1,886         9.17        18,316         1,644         8.98
     Mortgage-backed and related securities     85,688        6,074         7.09        99,884         7,330         7.34
     Investment securities                      81,669        5,555         6.80       110,986         7,540         6.79
     Other investments(1)                       44,819        2,632         5.87        31,851         1,956         6.14
                                           -----------  -----------               ------------  ------------
  Total interest-earning assets                722,667       54,489         7.54       653,819        50,316         7.70
                                                        -----------                             ------------
Non-interest-earning assets                     49,581                                  39,356
                                           -----------                            ------------
       Total assets                           $772,248                                $693,175
                                           ===========                            ============
Interest-bearing liabilities:
     Deposits                                 $578,574      $24,111         4.17%     $537,965       $22,648         4.21%
     Borrowed funds                             90,928        6,048         6.65        61,551         4,742         7.70
                                           -----------  -----------               ------------  ------------
  Total interest-bearing liabilities           669,502       30,159         4.50       599,516        27,390         4.57
                                                        -----------                             ------------
Non-interest-bearing liabilities                15,766                                  14,837
                                           -----------                            ------------
       Total liabilities                       685,268                                 614,353
Shareholders' equity                            86,980                                  78,822
                                           -----------                            ------------
Total liabilities and shareholders' equity    $772,248                                $693,175
                                           ===========                            ============

Net interest income                                         $24,330                                  $22,926
                                                        ===========                                  =======
Net interest rate spread(2)                                                 3.04%                                    3.13%
                                                                      ==========                               ==========
Net yield on interest-earning assets(3)                                     3.37%                                    3.51%
                                                                      ==========                               ==========
Ratio of average interest-earning assets to
  average interest-bearing liabilities                                    107.94%                                  109.06%
                                                                     ==========                               ==========
--------------------------------------------------------------------------------------------------------------------------


(1)     Includes interest-earning deposits and FHLB stock.
(2) Net interest-rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.


--------------------------------------------------------------------------------------------------------------------------
                                                For the Three Months Ended                  For the Year Ended
                                                     December 31, 1996                       September 30,1996
                                           -------------------------------------------------------------------------------
                                                                       Average                                  Average
                                              Average                  Yield/        Average                    Yield/
                                              Balance    Interest       Cost         Balance     Interest        Cost
--------------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars In Thousands)
                                           -------------------------------------------------------------------------------
Interest-earning assets:
     Real estate loans                        $365,269      $ 7,427         8.13%    $331,134        $26,765         8.09%
     Consumer and other loans                   17,989          408         9.07       15,746          1,508         9.48
     Mortgage-backed and related securities    107,190        1,992         7.43       99,959          7,423         7.43
     Investment securities                      93,399        1,578         6.76       87,280          5,700         6.53
     Other investments(1)                       32,764          491         5.99       41,817          2,493         5.96
                                           -----------  -----------               -----------       --------
  Total interest-earning assets                616,611       11,896         7.72      575,936         43,889         7.62
                                                        -----------                                 --------
Non-interest-earning assets                     35,425                                 36,068
                                           -----------                            -----------
       Total assets                           $652,036                               $612,004
                                              ========                               ========

Interest-bearing liabilities:
     Deposits                                 $504,738      $ 5,251         4.16%    $478,955        $19,247         4.02%
     Borrowed funds                             55,063        1,127         8.19       42,416          3,612         8.52
                                           -----------  -----------               -----------      ---------
  Total interest-bearing liabilities           559,801        6,378         4.56      521,371         22,859         4.38
                                                        -----------                                ---------
Non-interest-bearing liabilities                16,294                                 15,995
                                           -----------                            -----------
       Total liabilities                       576,095                                537,366
Shareholders' equity                            75,941                                 74,638
                                           -----------                            -----------
Total liabilities and shareholders' equity    $652,036                               $612,004
                                           ===========                            ===========

Net interest income                                         $ 5,518                                  $21,030
                                                            =======                                =========
Net interest rate spread(2)                                                 3.16%                                    3.24%
                                                                      ==========                                 ========
Net yield on interest-earning assets(3)                                     3.58%                                    3.65%
                                                                      ==========                                 ========
Ratio of average interest- earning
 assets to average interest-bearing
 liabilities                                                              110.15%                                  110.47%
                                                                          ======                                  =======
--------------------------------------------------------------------------------------------------------------------------

(1)  Includes interest-earning deposits and FHLB stock.

(2) Net interest-rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

RATE VOLUME ANALYSIS

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest-bearing liabilities and changing the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in average volume (change in average volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior average volume); (iii) changes in rate-volume (changes in rate multiplied by changes in average volume); and (iv) the net change.


-----------------------------------------------------------------------------------------------------------------------------------
                            Year Ended December 31,            Year Ended December 31, 1997         Three Months Ended December 31,
                                1998 vs. 1997                vs. Year Ended September 30, 1996              1996 vs. 1995
-----------------------------------------------------------------------------------------------------------------------------------
                             Increase/(Decrease)               Increase/(Decrease)                Increase/(Decrease)
                                   Due to                            Due to                              Due to
                           ----------------------      Total  ---------------------      Total   -----------------------    Total
                                              Rate/   Increase                 Rate/   Increase                  Rate/    Increase
                            Volume    Rate   Volume  (Decrease) Volume  Rate  Volume  (Decrease)  Volume   Rate  Volume  (Decrease)

 ----------------------------------------------------------------------------------------------------------------------------------
                                                                      (In Thousands)

                            -------------------------------------------------------------------------------------------------------
 INTEREST INCOME:

    First mortgage loans    $7,877 $(1,100)$    (281)  $6,496    $4,981   $  99   $  1     $5,081     $ 947     $175   $27   $1,149
    Consumer and other
     loans                     203      35         4      242       246     (94)   (16)       136       74       (9)   (2)       63
    Mortgage-backed and
     related securities     (1,042)   (250)        36  (1,256)       (6)    (90)     3        (93)     523      (72)  (23)      428
    Investment securities   (1,991)     11         (5) (1,985)     1,548    227     65      1,840      171       42     4       217
    Other investments (1)      796     (86)       (34)    676       (594)    75    (18)      (537)     (157)     (12)    3     (166)
                             -----   -----       ----  ------     ------  -----    ---      -----     -----      ---   ---    ------
    Total interest-earning
     assets                  5,843  (1,390)      (280)  4,173      6,175    217     35      6,427     1,558      124     9     1,691
                             -----   -----       ----  ------     ------  -----    ---      -----     -----      ---   ---    ------

 INTEREST EXPENSE

    Deposits                 1,710    (215)       (32)  1,463      2,372    910    119      3,401       588      145    19       752
    Borrowed funds           2,262    (646)      (310)  1,306      1,630   (348)  (152)     1,130       363      (60)  (26)      277
                             -----   -----       ----  ------     ------  -----    ---      -----     -----      ---   ---    ------
    Total interest-bearing
     liabilities             3,972    (861)      (342)  2,769      4,002    562    (33)     4,531       951       85    (7)    1,029
                             -----   -----       ----  ------     ------  -----    ---      -----     -----      ---   ---    ------
 Net change in net
   interest income          $1,871  $(529)       $62   $1,404     $2,173  $(345)   $68     $1,896     $ 607     $ 39   $16      $662
                             =====   =====       ====  ======     ======  =====    ===      =====     =====      ===   ===    ======
------------------------------------------------------------------------------------------------------------------------------------


(1) Includes interest-earning deposits and FHLB stock.

ASSET/LIABILITY MANAGEMENT

Since substantially all of Bankshares' interest-earning assets and interest-bearing liabilities are held by the Association, Bankshares' interest rate risk exposure primarily lies at the Association level. As a result, all significant interest rate risk management procedures are performed by management of the Association. The Association's balance sheet consists of investments in interest-earning assets (primarily loans and investment securities) which are primarily funded by interest-bearing liabilities (deposits and borrowings.) Such financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk. All financial instruments are either classified as held to maturity or available for sale. As of December 31, 1998, the Association did not own any trading assets, nor did it have any hedging transactions in place such as interest rate swaps and caps. No assets are held for trading purposes. Based upon the nature of the Association's operations, the Association is not subject to foreign currency exchange or commodity price risk. The Association's loan portfolio is secured by assets located primarily in Palm Beach, Martin, St. Lucie, and Indian River counties in Florida and therefore is subject to risks associated with those local economies.

Bankshares is subject to interest rate risk to the extent that its interest-bearing liabilities with short and intermediate-term maturities reprice more rapidly, or on a different basis, than its interest-earning assets. Significant effort has been made to reduce the duration and average life of the interest-earning assets. Bankshares continues to emphasize adjustable-rate loans and to increase the amount of its consumer and commercial loan portfolios which are generally shorter term in nature than its mortgage loan portfolio. In addition, the majority of all long-term, fixed-rate mortgages are underwritten in accordance with Fannie Mae ("FNMA") guidelines thereby allowing for flexibility to sell the assets into the secondary market when market conditions are favorable. With its funding sources, management has attempted to reduce the impact of interest rate changes by emphasizing longer-term certificates of deposit and the use of longer-term advances from the FHLB.

Management measures Bankshares' interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of its cash flows from assets and liabilities in the event of a range of assumed changes in market interest rates. Bankshares' exposure to interest rate risk is reviewed on a quarterly basis by the Board of Directors and by the Asset/Liability Committee (the
                                      16

"ALCO") which is comprised of senior management. The ALCO establishes policies to monitor and coordinate the Association's sources, uses, and pricing of funds. Exposure to interest rate risk is measured with the use of interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates. If estimated changes to NPV and net interest income are not within the limits established by the Board of Directors, then the Board may direct management to adjust the Association's asset and liability mix to bring interest rate risk within Board approved limits.

NPV represents the market value of assets less the market value of liabilities. This analysis assesses the risk of loss in market risk sensitive instruments in the event of sudden and sustained 1% to 4% increases and decreases in market interest rates. The Association's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in NPV in the event of such changes in market interest rates.

The following table presents Bankshares' internal calculations of NPV at December 31, 1998.

                                                                                                           NPV as % of
Change in Interest Rates in Basis Points      ESTIMATED NET MARKET VALUE OF PORTFOLIO EQUITY          PV OF AVERAGE ASSETS
                                              ----------------------------------------------          --------------------
             (Rate Shock)                     Amount             $ Change         % Change           NPV Ratio    Change
                                                                      (Dollars in Thousands)                   (Basis Points)

                  400                        $118,024          $(36,995)          (23.9)%            15.28%         (479)
                  300                         126,058           (28,961)          (18.7)             16.32          (375)
                  200                         134,834           (20,185)          (13.0)             17.46          (261)
                  100                         144,450           (10,569)           (6.8)             18.71          (136)
                Static                        155,019                --              --              20.07            --
                 (100)                        166,670             11,652                             21.58            151
                 (200)                        179,556             24,537           15.8              23.25            167
                 (300)                        193,851             38,832           25.0              25.10            185
                 (400)                        209,761             54,742           35.3              27.16            206



As illustrated in the table, NPV is more sensitive to rising rates than declining rates. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, Bankshares does not experience a significant rise in market value for these loans because borrowers prepay at a relatively high rate. The value of the Association's deposits and borrowings changes in approximately the same proportion in rising or falling rate scenarios.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, expected rates of prepayments on loans, decay rates of deposits and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of a significant interest rate increase.

In addition, the above table may not properly reflect the impact of general interest rate movements on Bankshares' net interest income because the repricing of certain categories of assets and liabilities are subject to competitive and other pressures beyond Bankshares' control.

For information regarding the contractual maturities of the loan, securities and deposit portfolios, see Notes to Consolidated Financial Statements.

INDEPENDENT AUDITORS' REPORT

Community Savings Bankshares, Inc.:

We have audited the accompanying consolidated statements of financial condition of Community Savings Bankshares, Inc. ("Bankshares") as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 1998 and 1997, for the three months ended December 31, 1996 and for the year ended September 30, 1996. These consolidated financial statements are the responsibility of Bankshares' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Bankshares as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997, for the three months ended December 31, 1996 and for the year ended September 30, 1996, in conformity with generally accepted accounting principles.

                                                  Crowe, Chizek and Company LLP
                                                         Grand Rapids, Michigan
                                                              February 11, 1999

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



--------------------------------------------------------------------------------------------------------------------------
                                                                                                            December 31,
                                                                                                           1998     1997

--------------------------------------------------------------------------------------------------------------------------
                                                                                                           (In Thousands)

ASSETS

Cash and amounts due from depository institutions                                                      $ 15,305   $12,333
Interest-earning deposits                                                                               101,710    13,621
                                                                                                       --------   -------

    Cash and cash equivalents                                                                           117,015    25,954

Securities available for sale                                                                            95,151   142,269
Securities held to maturity  (Approximate fair value - 1998, $57,303; 1997, $72,523)                     52,619    67,801
Loans receivable, net of allowance for loan losses                                                      538,204   451,709
Accrued interest receivable                                                                               2,782     3,162
Federal Home Loan Bank stock - at cost                                                                    4,722     3,264
Premises and equipment, net                                                                              26,016    20,206
Real estate owned, net                                                                                      522       592
Other assets                                                                                              7,010     5,176
                                                                                                       --------   -------
    Total assets                                                                                       $844,041  $720,133
                                                                                                       ========   =======


LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits:
    Demand deposits                                                                                     $31,769   $24,715
    NOW and funds transfer deposits                                                                      82,628    69,862
    Savings deposits                                                                                     32,919    30,221
    Money market deposits                                                                                89,895    78,832
    Time deposits                                                                                       357,189   347,078
                                                                                                       --------   -------
       Total deposits                                                                                   594,400   550,708

Mortgage-backed bond, net                                                                                15,430    16,333
Advances from Federal Home Loan Bank                                                                     91,920    57,341
Employee Stock Ownership Plan borrowings                                                                     --     1,424
Advances by borrowers for taxes and insurance                                                             1,208       931
Other liabilities                                                                                         7,797    12,137
                                                                                                       --------   -------
       Total liabilities                                                                                710,755   638,874
                                                                                                       --------   -------

SHAREHOLDERS' EQUITY

Preferred stock ($1 par value), 10,000,000 authorized shares, no shares issued                               --        --
Common stock ($1 par value), 60,000,000 authorized shares: 1998, 10,548,884; 1997, 5,094,920
  shares issued and outstanding                                                                          10,549     5,095
Additional paid-in capital                                                                               93,268    30,278
Retained income - substantially restricted                                                               35,545    47,887
Common stock purchased by Employee Stock Ownership Plan                                                  (5,407)   (1,424)
Common stock issued to Recognition and Retention Plan                                                      (237)     (423)
Unrealized decrease in market value of securities available for sale, net of income taxes                  (432)     (154)
                                                                                                       --------   --------
       Total shareholders' equity                                                                       133,286    81,259
                                                                                                       ========   ========
Total liabilities and shareholders' equity                                                             $844,041   $720,133
                                                                                                       ========   ========


See notes to consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME



---------------------------------------------------------------------------------------------------------------------
                                                          For the         For the       For the Three        For the
                                                        Year Ended      Year Ended      Months Ended       Year Ended
                                                       December 31,    December 31,     December 31,    September 30,
                                                           1998            1997             1996              1996
---------------------------------------------------------------------------------------------------------------------
                                                               (Dollars In Thousands Except Per Share Data)

Interest income:

  Loans                                                $    40,228      $    33,490      $   7,835         $  28,273
  Securities                                                11,629           14,870          3,570            13,123
  Other interest and dividend income                         2,632            1,956            491             2,493
                                                       -----------       ----------     ----------        ----------
     Total interest income                                  54,489           50,316         11,896            43,889
                                                       -----------       ----------     ----------        ----------

Interest expense:
  Deposits                                                  24,082           22,648          5,251            19,247
  Advances from Federal Home Loan Bank
      and other borrowings                                   6,077            4,742          1,127             3,612
                                                       -----------       ----------     ----------        ----------
   Total interest expense                                   30,159           27,390          6,378            22,859
                                                       -----------       ----------     ----------        ----------
Net interest income                                         24,330           22,926          5,518            21,030

Provision for loan losses                                      622              264            243                98
                                                       -----------       ----------     ----------        ----------

Net interest income after provision for loan losses         23,708           22,662          5,275            20,932
                                                       -----------       ----------     ----------        ----------

Other income:

 Servicing income and other fees                               198              269             33               148
 NOW account and other customer fees                         3,441            3,339            820             3,150
 Net gain (loss) on sale and early maturities of
   securities                                                  175              (8)             51               254


 Net gain (loss) on real estate owned                           18              112            (37)              243
 Gain on sale of other assets                                   --              617             --                 -
 Net gain (loss) on sale of loans receivable                    --                3              3              (225)
 Miscellaneous                                                 233              112            318               217
                                                       -----------       ----------     ----------        ----------
   Total other income                                        4,065            4,444          1,188             3,787
                                                       -----------       ----------     ----------        ----------

Operating expense:
 Employee compensation and benefits                         10,397            8,989          2,125             7,785
 Occupancy and equipment                                     5,496            5,059          1,201             4,581
 Advertising and promotion                                     915              734            240               616
 Federal deposit insurance premium                             342              270            288             3,883
 Miscellaneous                                               3,522            3,768            753             3,178
                                                       -----------       ----------     ----------        ----------
   Total operating expense                                  20,672           18,820          4,607            20,043
                                                       -----------       ----------     ----------        ----------

Income before provision for income taxes                     7,101            8,286          1,856             4,676
                                                       -----------       ----------     ----------        ----------
Provision (benefit) for income taxes:

 Current                                                     2,872            3,042             65             1,817
 Deferred                                                     (765)            (112)           631            (1,056)
                                                       -----------       ----------     ----------        ----------
   Total provision for income taxes                          2,107            2,930            696               761
                                                       -----------       ----------     ----------        ----------

Net income                                                $  4,994         $  5,356       $  1,160          $  3,915
                                                       ===========       ==========     ==========        ==========
Earnings per share - basic                                $   0.49         $   0.53       $   0.12          $   0.39
                                                       ===========       ==========     ==========        ==========
Earnings per share - diluted                              $   0.48         $   0.52       $   0.11          $   0.39
                                                       ===========       ==========     ==========        ==========
Weighted average common shares outstanding - basic      10,175,899       10,079,363     10,023,118         9,955,157
                                                       ===========       ==========     ==========        ==========
Weighted average common shares outstanding - diluted    10,448,327       10,334,647     10,123,996        10,093,212
                                                       ===========       ==========     ==========        ==========



  See notes to consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME



--------------------------------------------------------------------------------------------------------------------------
                                                          For the          For the    For the Three        For the
                                                         Year Ended      Year Ended    Months Ended       Year Ended
                                                        December 31,    December 31,   December 31,      September 30,
                                                            1998            1997           1996              1996
--------------------------------------------------------------------------------------------------------------------------
                                                                          (Dollars In Thousands)

  Net income                                                $4,994          $5,356         $1,160           $3,915
  Other comprehensive income, net of tax:
     Unrealized gain in market value of
      securities transferred from held to maturity to
      available for sale                                        --              --             --              247
     Change in unrealized gain (loss) in market
       value of securities available for sale                 (278)            914            130             (974)
                                                            ------          ------         ------           ------
  Comprehensive income, net of income taxes                 $4,716          $6,270         $1,290           $3,188
                                                            ======          ======         ======           ======


    See notes to consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997, THREE MONTHS ENDED DECEMBER 31, 1996 AND THE YEAR ENDED SEPTEMBER 30, 1996



                                                  ---------------------------------------------------------------------------------
                                                                                                              Unrealized
                                                                                                               Increase
                                                                                                              (Decrease)
                                                                                                                  in
                                                                                                                 Value
                                                                                                                   of
                                                                        Retained      Employee   Recognition   Securities
                                                          Additional     Income-        Stock        and       Available
                                                  Common   Paid-In     Substantially   Ownership    Retention       for
                                                   Stock   Capital      Restricted      Plan         Plan         Sale    Total
                                                  ---------------------------------------------------------------------------------
                                                                                   (In Thousands)

Balance - September 30, 1995                         $5,089   $30,182      $41,666     $(2,456)      $(1,162)      $(471)  $ 72,848
Net income for the year ended September 30, 1996         --        --        3,915          --            --          --      3,915
Stock options exercised                                   1        12           --          --            --          --         13
Transfer from securities held to maturity
   to securities available for sale (net of
   income taxes)                                         --        --           --          --            --         247        247
Unrealized decrease in market value of assets
available for sale (net of income taxes)                                                                            (974)      (974)
Adjustment to deferred compensation--
   Recognition and Retention Plan                        --     (378)           --          --           378          --         --
Shares committed to be released -- Employee Stock
   Ownership Plan and Recognition and Retention
   Plan                                                  --       65            --         491           130          --        686
Dividends declared                                       --       --        (1,679)         --            --          --     (1,679)
                                                     ------   -------      -------     -------      --------     -------   --------
Balance - September 30, 1996                          5,090    29,881       43,902      (1,965)         (654)     (1,198)    75,056
Net income for three months ended December 31, 1996      --        --        1,160          --            --          --      1,160
Stock options exercised                                  --         4           --          --            --          --          4
Unrealized increase in market value of assets
  available for sale (net of income taxes)               --        --           --          --            --         130        130
Shares committed to be released - Employee Stock
   Ownership Plan and Recognition and Retention
   Plan                                                  --        35           --         147            46          --        228
Dividends declared                                       --        --         (459)         --            --          --       (459)
                                                     ------   -------      -------     -------      --------     -------   --------
Balance - December 31, 1996                           5,090    29,920       44,603      (1,818)         (608)     (1,068)    76,119
Net income for the year ended December 31, 1997          --        --        5,356          --            --          --      5,356
Stock options exercised                                   5        45           --          --            --          --         50
Unrealized increase in market value of assets
  available for sale (net of income taxes)               --        --           --          --            --         914        914
Shares committed to be released -Employee Stock
   Ownership Plan and Recognition and Retention
   Plan                                                  --       313           --         394           185          --        892

Dividends declared                                       --        --       (2,072)         --            --          --     (2,072)
                                                     ------   -------      -------     -------      --------     -------   --------
Balance - December 31, 1997                           5,095    30,278       47,887      (1,424)         (423)       (154)    81,259
Net income for the year ended December 31, 1998          --        --        4,994          --            --          --      4,994
Stock options exercised                                   9        92           --          --            --          --        101
Unrealized decrease in market value of assets
  available for sale (net of income taxes)               --        --           --          --            --        (278)      (278)
Shares committed to be released - Employee Stock
    Ownership Plan and Recognition and Retention
    Plan                                                 --       445           --         394           186          --      1,025
Dividends declared                                       --        --       (2,674)         --            --          --     (2,674)
Merger of Mutual Holding Company pursuant to
  Reorganization                                         --        --          201          --            --          --        201
Exchange due to Reorganization                       (5,104)  (30,815)     (14,863)         --            --          --    (50,782)
Issuance of common stock pursuant to
  Reorganization, net of costs of issuance
   of $1,672                                         10,549    93,268           --          --            --          --    103,817
Purchase of common stock by Employee Stock
  Ownership Plan                                         --        --           --      (4,377)           --          --     (4,377)
                                                     ------   -------      -------     -------      --------     -------   --------
Balance - December 31, 1998                         $10,549   $93,268      $35,545     $(5,407)         $(237)      $(432)  $133,286
                                                     ======   =======      =======     =======     =========     =======   ========


See notes to consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS


-----------------------------------------------------------------------------------------------------------------------------------
                                                                  For the          For the      For the Three         For the
                                                                 Year Ended      Year Ended      Months Ended       Year Ended
                                                                December 31,      December 31,    December 31,      September 30,
                                                                    1998             1997             1996               1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     (In Thousands)

CASH FLOWS FROM (FOR) OPERATING ACTIVITIES:

Net income                                                       $4,994            $5,356            $1,160            $3,915
 Adjustments to reconcile net income to net cash
  provided by (used for) operating activities:
   Depreciation and amortization                                  1,523             1,993               452             1,800
   Employee Stock Ownership Plan and Recognition and
     Retention Plan compensation expense                          1,025               892               228               686
   Deferred income tax provision                                   (765)             (112)              631            (1,056)
   Accretion of discounts, amortization of premiums, and
     other deferred yield items                                  (1,731)           (1,915)             (396)           (1,494)
   Provision for loan losses                                        622               264               243                98
   Net (gain) loss on sale and early  maturities  of:
               Securities available for sale                         --                 8               (51)             (254)
               Loans and other assets                                --              (620)               (3)              225
               Securities held to maturity                         (175)               --                --                --

   (Increase) decrease in accrued interest receivable               380              (808)             (146)              (65)
   (Increase) decrease in other assets                           (1,912)           (2,582)              320              (426)
   Increase (decrease)  in other liabilities                     (4,371)            1,347            (3,851)            4,424
                                                                -------            ------            ------            ------
NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES               (410)            3,823            (1,413)            7,853
                                                                -------            ------            ------            ------

CASH FLOWS FROM (FOR) INVESTING ACTIVITIES:

 Loan originations and principal payments on loans -- net       (48,980)          (38,624)          (11,120)          (34,073)
 Principal payments received on securities                       44,022            16,247             3,315            14,125
 Purchases of:
               Loans and participations                         (38,354)          (24,455)           (1,998)          (16,775)
               Federal Home Loan Bank stock                      (1,458)             (400)               --               --
               Securities available for sale                    (25,086)          (46,311)               --           (73,654)
               Office property and equipment                     (7,404)           (5,300)             (344)           (1,481)
 Proceeds from sales of:
               Securities available for sale                         --             2,435               100               749
               Federal Home Loan Bank stock                          --                --             2,520             2,000
               Office property and equipment                        168               128               178               443
               Real estate acquired in settlement of loans, net     840             1,378                --               700
               Loans purchased                                       --                --                --             3,452
 Proceeds from calls or maturities of securities                 45,136            19,300                --            22,012
 Investment in real estate venture                                   --                --               156             1,305
 Other investing                                                      6              (351)             (184)             (455)
                                                                -------            ------            ------            ------
      NET CASH USED FOR INVESTING ACTIVITIES                    (31,110)          (75,953)           (7,377)          (81,652)
                                                                -------            ------            ------            ------

CASH FLOWS FROM (FOR) FINANCING ACTIVITIES:

 Net increase (decrease) in:
               NOW accounts, demand deposits, and
                 savings accounts                                33,581            17,591             3,112            (1,200)
               Certificates of deposit                           10,111            19,408            11,668            62,753
 Advances from Federal Home Loan Bank                            42,000            30,000                --            22,500
 Repayment of advances from Federal Home Loan Bank               (7,421)           (7,425)           (1,587)           (4,350)
 Net increase (decrease) in advances by borrowers for taxes
  and insurance                                                     277              (128)           (5,802)             (136)
 Repayment of Employee Stock Ownership Plan loan                 (1,424)             (491)             (149)             (493)
 Sale of common stock-net of issuance costs                      53,236                --                --                13
 Purchase of ESOP shares                                         (4,377)               --                --                --
 Proceeds from exercise of stock options                            101                50                 4                --
 Payments made on mortgage-backed bond                           (1,387)           (1,387)             (346)           (1,387)
 Dividends paid                                                  (2,116)           (1,976)             (448)           (1,618)
                                                                -------            ------            ------            ------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                 122,581            55,642             6,452            76,082
                                                                -------            ------            ------            ------
Net increase (decrease) in cash and cash equivalents             91,061           (16,488)           (2,338)            2,283
Cash and cash equivalents, beginning of period                   25,954            42,442            44,780            42,497
                                                                -------            ------            ------            ------
Cash and cash equivalents, end of period                       $117,015          $ 25,954           $42,442          $ 44,780
                                                                =======            ======            ======            ======
   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
       Cash paid for income taxes                               $ 2,943          $  2,836           $ 1,877           $ 1,877
       Cash paid for interest on deposits and other borrowings  $29,749          $ 27,959           $22,146           $22,146
       Real estate acquired in settlement of loans              $   713          $    558           $   400           $   400
       Transfer of securities from held to maturity to
       available for sale                                       $    --          $     --           $    --           $49,500


See notes to consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED  DECEMBER  31, 1998 AND 1997,
THE THREE MONTHS  ENDED  DECEMBER  31, 1996,  AND THE YEAR ENDED
SEPTEMBER 30, 1996.

1.    SIGNIFICANT ACCOUNTING POLICIES

      On December 15, 1998, Community Savings Bankshares, Inc. ("Bankshares"), a Delaware corporation, became the holding company for Community Savings,
      F. A. (the "Association") as a result of the completion of the conversion and reorganization of the Association from the two-tier mutual holding company structure to the stock holding company structure and the related stock offering of Bankshares. In the course of this reorganization, ComFed, M. H. C. ("ComFed") and Community Savings Bankshares, Inc. (the "Mid-Tier Holding Company"), the Holding Company and mid-tier holding company, respectively, of the Association were merged with and into the Association. Such mergers were accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments. The Association is chartered and regulated by the Office of Thrift Supervision (the "OTS"). Bankshares' only significant asset is the common stock of the Association. Consequently, the majority of its net income is derived from the Association.

      On September 30, 1997, the Association completed its reorganization into the two-tier form of mutual holding company ownership. Pursuant to the reorganization, the Association became the wholly owned subsidiary of the newly-formed, federally chartered mid-tier stock holding company, the Mid-Tier Holding Company. The Mid-Tier Holding Company was the majority owned subsidiary of ComFed. The reorganization was accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments.

      The accounting and reporting policies of Bankshares, the Association, and the Association's wholly-owned subsidiary, ComFed, Inc. conform to generally accepted accounting principles and to general practices within the savings and loan industry. The following summarizes the more significant of these policies and practices:

      PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Bankshares, the Association and ComFed, Inc. ComFed, Inc. was formed for the purpose of owning and operating an insurance agency, Community Insurance Agency. Prior to December 31, 1996, the Association had three other wholly-owned subsidiaries, ComFed Development Co., which was engaged in real estate development activities under joint venture arrangements with local developers, Select Florida Properties, Inc. and Select Florida Properties II, Inc., which were formed to acquire and sell foreclosed assets as well as hold delinquent loans. These subsidiaries were dissolved into ComFed, Inc. All significant intercompany balances and transactions have been eliminated.

      CHANGE IN YEAR END - During January 1997, the Board of Directors voted to change the fiscal year end for all related entities from September 30th to December 31st, effective with the year and three months ending December 31, 1996.

      USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period, as well as the disclosures provided. Areas involving the use of significant estimates and assumptions in the accompanying financial statements include the allowance for loan losses, fair values of securities and other financial instruments, determination and carrying value of impaired loans, and the determination of depreciation of premises and equipment recognized in Bankshares' financial statements. Actual results could differ from those estimates. Estimates associated with the allowance for loan losses and the fair values of securities and other financial instruments are particularly susceptible to material change in the near term.

      CASH AND CASH EQUIVALENTS - Cash and cash equivalents are defined to include the Association's cash on hand, amounts due from financial institutions and short-term interest-earning deposits in other financial institutions with original maturities of 90 days or less. Bankshares reports net cash flows for customer loan and deposit transactions, advance payments by borrowers for taxes and insurance, and interest-earning time deposits in other financial institutions.

      SECURITIES - Bankshares classifies securities into held-to-maturity, available-for-sale and trading categories. Held-to-maturity securities are those which Bankshares has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those Bankshares may decide to sell if needed for liquidity, asset-liability management or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains and losses included as a separate component of shareholders' equity, net of tax, until realized. Trading securities are bought principally for sale in the near term, and are reported at fair value with unrealized gains and losses included in earnings. Securities are written down to fair value when a decline in fair value is not temporary.

      COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Realized gains and losses resulting from the sale of securities are computed by the specific identification method. Interest and dividend income, adjusted by amortization of purchase premium or discount, is included in earnings. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

      INTEREST RATE RISK - The Association is engaged principally in providing first mortgage loans (adjustable-rate, fixed-rate and hybrid-rate) to individuals and commercial enterprises. At December 31, 1998 and 1997, the Association's assets consisted primarily of assets that earned interest at adjustable interest rates. Those assets were funded primarily with short-term liabilities that have interest rates that vary with market rates over time.

      LOANS RECEIVABLE, NET - Loans receivable are reported at the unpaid principal balance, less the allowance for loan losses, deferred fees or costs on originated loans, and unamortized premiums or discounts on purchased loans.

      Discounts on mortgage loans are amortized to income using the level-yield method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Interest income is reported on the interest method and includes amortization of net deferred fees and costs over the loan term. When full loan repayment is in doubt, interest income is not reported. Payments received on such loans are reported as principal reductions.

      Because some loans may not be repaid in full, an allowance for loan losses is recorded. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. A loan is charged off against the allowance by management when deemed uncollectible, although collection efforts continue and future recoveries may occur. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments of information available to them at the time of their examination.

      Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in the aggregate for smaller balance loans of similar nature such as residential mortgage, consumer and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of the collateral if the loan is collateral dependent. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan. The Association's policy on interest income on impaired loans is to reverse all accrued interest against interest income if a loan becomes more than 90 days delinquent or if management determines at an earlier date that the loan is not performing and ceases accruing interest thereafter. Such interest ultimately collected is credited to income in the period of recovery. Cash receipts for impaired loans are used first to satisfy any outstanding interest due, and any amounts remaining are applied to the outstanding principal balance.

      UNCOLLECTED INTEREST - The Association reverses accrued interest on mortgage loans which are more than ninety days past due or if management determines at an earlier date that the loan is not performing and ceases accruing interest on such loans thereafter. Any such interest ultimately collected is credited to income in the period of recovery.

      LOANS HELD FOR SALE - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value determined on an aggregate loan basis. Net unrealized losses are recognized in a valuation allowance by charges to income.

      OFFICE PROPERTIES AND EQUIPMENT - Office properties and equipment are carried at cost less accumulated depreciation. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Depreciation is computed on the straight-line method over the estimated useful lives of the assets which range from 13 to 50 years for buildings, executed lease terms for leasehold improvements, and from 3 to 10 years for furniture and equipment.

      COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      REAL ESTATE OWNED - Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of acquisition, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time of acquisition is accounted for as a loan loss and charged against the allowance for loan losses. After acquisition, the property is carried at the lower of cost or fair value, less estimated costs to sell. A valuation allowance is recorded through a charge to income for the amount of selling costs. Valuations are periodically performed by management and valuation allowances are adjusted through a charge to income for changes in fair value or estimated selling costs. Costs relating to improvement of the property are capitalized, whereas costs and revenues relating to the holding of the property are expensed.

      LIMITED PARTNERSHIP INVESTMENT IN QUALIFIED AFFORDABLE HOUSING PROJECT - The Association has an approximate 4% limited partner interest in three separate real estate partnerships that operates qualified affordable housing projects. The Association receives tax benefits from the partnerships in the form of tax deductions from operating losses and tax credits. The Association accounts for its investments in the partnerships on the effective yield method and is amortizing the cost over the estimated life of the partnerships (15 years). The amortized cost of the investments at December 31, 1998 and 1997 is $4.4 million and $3.0 million, respectively, and is included in other assets. Amortization for the year ended December 31, 1998 and 1997 was $246,000 and $147,000, respectively, and is included in miscellaneous expense. In addition to the tax benefit related to the amortization, tax credits of $320,000 and $197,000 were recognized during the year ended December 31, 1998 and 1997, respectively, as a reduction of the provision for income taxes.

      INCOME TAXES - The entities included in these consolidated financial statements file a consolidated federal income tax return. Bankshares records income tax expense based on the amount of taxes due on its tax return plus the change in deferred tax assets and liabilities computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

      EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP") - Bankshares accounts for its ESOP in accordance with AICPA Statement of Position 93-6. The cost of shares issued to the ESOP, but not yet allocated to participants, are presented as a reduction of shareholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unearned ESOP shares are reflected as a reduction of debt and accrued interest.

      RECOGNITION AND RETENTION PLAN ("RRP") - The RRP is a stock award plan for which the measurement of total compensation cost is based upon the fair value of the shares on the date of grant. RRP awards vest in five equal annual installments from the date of grant, subject to the continuous employment of the recipients as defined under such plan. Compensation expense for the RRP is recognized on a pro rata basis over the vesting period of the awards. The unearned compensation value of the RRP awards is shown as a reduction of shareholders' equity.

      STOCK OPTION PLAN ("SOP") - Expense for employee compensation under the SOP would be recognized only if options are granted below the market price at the grant date which the existing SOP does not allow. As shown in a separate note, pro forma disclosures of net income and earnings per share are provided as if the fair value method were used for stock-based compensation.

      FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - The Association, in the normal course of business, makes commitments to make loans which are not reflected in the financial statements. A summary of these commitments is disclosed in Note 10.

      EARNINGS PER SHARE - Earnings per share are determined in accordance with the provisions of SFAS No. 128 "Earnings per Share" ("SFAS No. 128"). The weighted average number of shares of common stock used in calculating basic earnings per share was determined by reducing outstanding shares by unallocated ESOP shares and unvested RRP shares. Diluted earnings per share includes the maximum dilutive effect of common stock issuable upon exercise of common stock options and unallocated ESOP and RRP shares of common stock. The effect of common stock options on weighted average shares outstanding are calculated using the treasury stock method.

      COMPREHENSIVE INCOME - Under a new accounting standard, comprehensive income is now reported for all periods. Comprehensive income includes both net income and the change in unrealized gains and losses on securities available for sale.

      COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      FAIR VALUES OF FINANCIAL INSTRUMENTS - Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance-sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

      IMPACT OF NEW ACCOUNTING ISSUES- Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect but the effect will depend on derivative holdings when this standard applies.

      Mortgage loans originated in mortgage banking are converted into securities on occasion. A new accounting standard for 1999 will allow these securities to be classified as available for sale, held to maturity or trading, instead of the current requirement to classify as trading. This is not expected to have a material effect but the effect will vary depending on the level and designation of securitizations as well as on market price movements.

      RECLASSIFICATIONS - Certain items in the 1997 and 1996 financial statements and the notes thereto have been reclassified to conform with the 1998 presentation and to reflect the second step conversion.

      COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    SECURITIES AVAILABLE FOR SALE

      Securities available for sale at December 31, 1998 and 1997 are summarized as follows:

      --------------------------------------------------------------------------------------------------------------------
                                                                                           Gross       Gross
                                                                             Amortized  Unrealized   Unrealized     Fair
                                                                                Cost       Gains        Losses     Value
      ---------------------------------------------------------------------------------------------------------------------
                                                                                       (Dollars In Thousands)

       December 31, 1998:
         Equity securities                                                    $      7       $23          $ --    $     30
         United States Government and agency obligations                         9,976        96            --      10,072
         Mutual funds                                                           41,000        17          (630)     40,387

         Mortgage-backed and related securities:
           GNMA II pass-through certificates                                    19,666       124            --      19,790
           Collateralized mortgage obligations                                  24,837       124           (89)     24,872
                                                                            ----------      ----          ----    --------
          Total mortgage-backed and related securities                          44,503       248           (89)     44,662
                                                                            ----------      ----          ----    --------
           Total securities available for sale                              $   95,496      $384         $(719)   $ 95,151
                                                                            ==========      ====          =====   ========
       Weighted average interest rate                                             6.26%
                                                                                  ----
       December 31, 1997:
         Equity securities                                                       $   7       $16         $  --     $    23
         United States Government and agency obligations                        54,937       258           (20)     55,175
         Mutual funds                                                           41,000        58          (337)     40,721
         Collateralized mortgage obligations                                    46,413       275          (338)     46,350
                                                                            ----------      ----          ----    --------
            Total securities available for sale                               $142,357      $607         $(695)   $142,269
                                                                              ========      ====        ======    ========
       Weighted average interest rate                                             6.52%
                                                                                  ----


      The table below sets forth the contractual maturity distribution of securities available for sale at December 31, 1998.

      -------------------------------------------------------------------------
                                                    December 31, 1998
                                                Amortized         Fair
                                                  Cost           Value
      -------------------------------------------------------------------------


       Due in one year or less                   $41,007         $40,417
       Due after one year through five years      10,007          10,103
       Due after five years through ten years         --              --
       Due after ten years                        44,472          44,631
                                                 -------         -------
       Total                                     $95,486         $95,151
                                                 =======         =======

      Proceeds from the sale of securities available for sale were $0, $2,435,000, $100,000, and $749,000 during the fiscal years ended December 31, 1998 and 1997, the three months ended December 31, 1996, and the year ended September 30, 1996, respectively. For the year ended December 31, 1997, sales resulted in gross losses of $8,000. For the three months ended December 31, 1996, sales resulted in gross gains of $51,000. There were no gross realized gains or losses during the fiscal years ended December 31, 1998 and September 30, 1996.

      Securities, with carrying values of approximately $23,781,000 and $33,681,000 at December 31, 1998 and 1997, were pledged as collateral for purposes required or permitted by law.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SECURITIES HELD TO MATURITY

      Securities held to maturity at December 31, 1998 and 1997 are summarized as follows:

       ---------------------------------------------------------------------------------------------------------------------
                                                                                      Gross           Gross
                                                                       Amortized    Unrealized      Unrealized       Fair
                                                                          Cost         Gains          Losses        Value
       ---------------------------------------------------------------------------------------------------------------------
                                                                                       (Dollars In Thousands)
       DECEMBER 31, 1998:
        United States Government and agency obligations                 $13,088         $4,547           $  --      $17,635

        Mortgage-backed and related securities:
           United States agency pass through certificates                 9,018            118             (12)       9,124
           Agency for International Development pass
             through certificates                                           188             --              --          188
           Collateralized mortgage obligations                           23,186             56            (300)      22,942
           CMO residual interest bonds                                        4             --              --            4
                                                                        -------         ------           -----      -------
            Total mortgage-backed and related securities                 32,396            174            (312)      32,258
                                                                        -------         ------           -----      -------

        Corporate debt issues:
           Chase Federal mortgage-backed bond                             6,420            275              --        6,695
           Auto Bond Receivables Corp.                                      715             --                          715
                                                                        -------         ------           -----      -------
            Total corporate debt issues                                   7,135            275              --        7,410
                                                                        -------         ------           -----      -------

       Total securities held to maturity                                $52,619         $4,996           $(312)     $57,303
                                                                        =======         ======           =====      =======

       DECEMBER 31, 1997:
        United States Government and agency obligations                 $13,039         $3,891           $  --      $16,930

        Mortgage-backed and related securities:
           United States agency pass through certificates                12,532            136             (95)      12,573
           Agency for International Development pass through
             certificates                                                   236             --              --          236
           Collateralized mortgage obligations                           33,638            617            (133)      34,122
           CMO residual interest bonds                                        7             --              --            7
                                                                        -------         ------           -----      -------
            Total mortgage-backed and related securities                 46,413            753            (228)      46,938
                                                                        -------         ------           -----      -------

        Corporate debt issues:
           Chase Federal mortgage-backed bond                             6,856            311              --        7,167
           Auto Bond Receivables Corp.                                    1,493             --              (5)       1,488
                                                                        -------         ------           -----      -------
            Total corporate debt issues                                   8,349            311              (5)       8,655
                                                                        -------         ------           -----      -------

       Total securities held to maturity                                $67,801         $4,955         $  (233)     $72,523
                                                                        =======         ======           =====      =======


      The table below sets forth the contractual maturity distribution of the securities held to maturity at December 31, 1998.

-------------------------------------------------------------------------------
                                                      December 31, 1998
                                                   Carrying          Fair
                                                     Value           Value
-------------------------------------------------------------------------------

     Due in one year or less                        $    --          $    --
     Due after one year through five years           15,049           18,475
     Due after five years through ten years           2,682            3,822
     Due after ten years                             34,888           35,006
                                                    -------           ------
     Total                                          $52,619          $57,303
                                                    =======          =======

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Securities held to maturity were called during the years ended December 31, 1998 and September 30, 1996 which resulted in gains of $175,000 and $254,000, respectively. There were no sales of securities held to maturity during the year ended December 31, 1998 and 1997, the three months ended December 31, 1996, or the year ended September 30, 1996. The fair value of securities held to maturity is based on quoted market prices.

      Mortgage-backed securities represent participating interest in pools of long-term first mortgage loans. Although mortgage-backed securities are initially issued with a stated maturity date, the underlying mortgage collateral may be prepaid by the mortgagee and, therefore, such certificates may not reach their maturity date.

      The Association also invests in mortgage-related securities such as collateralized mortgage obligations ("CMOs"), CMO residual interest bonds, and real estate investment conduits ("REMICs"). These securities are generally divided into tranches whereby principal repayments from the underlying mortgages are used sequentially to retire the securities according to the priority of the tranches. The Association invests primarily in senior sequential tranches of CMOs. Such tranches have stated maturities ranging from 6.5 years to 30 years; however, because of prepayments, the expected weighted average life of these securities is less than the stated maturities. At December 31, 1998, the Association had $32,396,000 in such mortgage-related securities, which were held for investment and had a fair value of $32,258,000. The fixed-rate CMOs have coupon rates ranging from 6.0% to 10.0%.

      FEDERAL HOME LOAN BANK STOCK - At December 31, 1998 and 1997, the Association held $4,722,000 and $3,264,000, respectively, of FHLB Stock, which approximates fair value. FHLB Stock is not readily marketable as it is not traded on a registered security exchange.

4.    LOANS RECEIVABLE

      Loans receivable consisted of the following:

      -------------------------------------------------------------------------
                                           December 31,          December 31,
                                               1998                  1997
      -------------------------------------------------------------------------
                                                    (In Thousands)
       Real estate loans:
         Residential 1-4 family              $421,766              $339,117
         Residential construction loans        54,391                32,828
         Nonresidential construction loans      6,292                 2,022
         Land loans                            14,624                17,117
         Multi-family loans                     8,392                 8,800
         Commercial                            46,118                59,220
                                             --------              --------
           Total real estate loans            551,583               459,104
                                             --------              --------

       Non-real estate loans:
         Consumer loans                        15,015                15,694
         Commercial business                    6,635                 3,530
                                             --------              --------
           Total non-real estate loans         21,650                19,224
                                             --------              --------
           Total loans receivable             573,233               478,328

       Less:
         Undisbursed loan proceeds             33,202                24,163
         Unearned discount and premium and
            net deferred loan fees and costs   (1,333)                 (206)
         Allowance for loan losses              3,160                 2,662
                                             --------              --------
       Total loans receivable, net           $538,204              $451,709
                                             ========              ========

      LOANS SERVICED FOR OTHERS - Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid balances of these loans at December 31, 1998, 1997 and 1996 were $14,173,000, $18,967,000 and $21,761,000, respectively.
      Custodial escrow balances maintained in connection with the foregoing loan servicing were $53,000, $47,000 and $57,000, respectively.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      LOANS HELD FOR SALE - The Association originates both adjustable- and fixed-rate loans. Adjustable- rate as well as fixed-rate loans with original maturities of 15 years or less are held in the Association's portfolio. Based on management's assessment of current portfolio mix and Board of Directors' established limits, fixed-rate loans with maturities greater than 15 years are either held in the portfolio or sold in the secondary market when originated, except those originated for special financing on low income housing. There are no loans held for sale included in loans receivable at December 31, 1998 and 1997.

      LOANS TO OFFICERS AND DIRECTORS - The Association offers loans to its employees, including directors and executive officers, at prevailing market interest rates. For adjustable-rate loans, employees are offered a 50 basis point reduction from the margin. The Association waives the points charged for employee loans. However, directors and senior management pay points based on current loan terms. These loans are made in the ordinary course of business and on substantially the same terms and collateral requirements as those of comparable transactions prevailing at the time. The total loans to such persons did not exceed 5% of shareholders' equity at December 31, 1998. At December 31, 1998 and 1997, the total amount of loans to directors, executive officers, and associates of such persons was $867,000 and $433,000, respectively.

      An analysis of the changes in the allowance for loan losses for the years ended December 31, 1998 and 1997, the three months ended December 31, 1996 and the year ended September 30, 1996 was as follows:


       -------------------------------------------------------------------------------------------------------------------
                                                                   For the Year        For the Three     For the Year Ended
                                                                Ended December 31,      Months Ended       September 30,
                                                                 1998       1997      December 31, 1996       1996
       -------------------------------------------------------------------------------------------------------------------
                                                                                        (In Thousands)

       Balance, beginning of period                             $2,662      $2,542          $2,312            $ 3,492
       Provision charged to income                                 622         264             243                 98
       Losses charged to allowance                                (376)       (144)            (13)            (1,278)
       Recoveries                                                  252          --              --                 --
                                                               -------      ------          ------            -------
       Balance, end of year                                     $3,160      $2,662          $2,542            $ 2,312
                                                               =======      ======          ======            =======

      During the year ended September 30, 1996, the Association sold its interest in a note with a net carrying value of $3,453,000. Included in the allowance for loan losses for the year ended September 30, 1995 was a $1,200,000 specific reserve related to such interest. In connection with the sale, the Association recorded an additional loss of $217,000.

      IMPAIRED LOANS - An analysis of the recorded investment in impaired loans was as follows:


       -------------------------------------------------------------------------------------------------------------------
                                                         At or for the           At or for the          At or for the
                                                          Years Ended         Three Months Ended          Year Ended
                                                          December 31,          December 31,             September 30,
                                                      1998        1997              1996                     1996
       -------------------------------------------------------------------------------------------------------------------
                                                                            (In Thousands)

      Impaired loan balance                          $25         $1,044               $1,071                  $1,081
      Related allowance                               --            252                  252                     252
      Average impaired loan balance                   13          1,057                1,076                   4,046
      Interest income recognized                       1             91                   24                      94


COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.    PLEDGED ASSETS

      In the normal course of doing business the Association is required to comply with certain collateral requirements.

      The following tables set forth amounts of various asset components, as of December 31, 1998 and 1997 which were pledged as collateral.

     --------------------------------------------------------------------------
                                             December 31,        December 31,
                                                 1998                1997
     --------------------------------------------------------------------------
                                                    (In  Thousands)

     Real estate loans (unpaid
      principal balance)                       $87,109             $54,018
     FHLB stock and accrued interest             4,811               3,323
                                               -------             -------
     Total pledged to the FHLB                 $91,920             $57,341
                                               -------             -------
     Other pledged assets:
     Deposits of public funds --
       State of Florida Mortgage-backed
       and related securities                  $21,681             $31,681
     Line of credit -- Federal Reserve Bank
      of Atlanta
       United States Government
        and agency obligations                   1,800               1,800
     Treasury tax and loan deposits
       United States Government and
        agency obligations                         300                 200
     Mortgage-backed bond
       Unpaid principal balance
        of loans                                32,046              31,738
                                               -------             -------
     Total for other pledged assets            $55,827             $65,419
                                               =======             =======

      FHLB ADVANCES - The Association has a security agreement with the FHLB which includes a blanket floating lien that requires the Association to maintain as collateral for its advances, the Association's FHLB capital stock and first mortgage loans equal to 100% of the unpaid amount of FHLB advances outstanding.

6.    OFFICE PROPERTIES AND EQUIPMENT

      Office properties and equipment at December 31, 1998 and 1997 are summarized as follows:

     --------------------------------------------------------------------------
                                             December 31,        December 31,
                                                 1998                1997
     --------------------------------------------------------------------------
                                                    (In  Thousands)

       Land                                    $ 8,291             $ 5,571
       Buildings and improvements               19,245              16,431
       Furniture and equipment                  16,951              15,268
                                               -------             -------
       Total                                    44,487              37,270
       Less accumulated depreciation           (18,471)            (17,064)
                                               -------             -------
       Total office properties and
          equipment -- net                    $ 26,016            $ 20,206
                                               =======             =======

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.    DEPOSITS

      Individual deposits greater than $100,000 at December 31, 1998 and 1997 aggregated approximately $86,669,000, and $87,257,000, respectively. Deposits in excess of $100,000 are not insured.

      The total of related party deposits owned by directors, executive officers, and associates of such persons was $2,913,000 and $3,704,000 at December 31, 1998 and 1997, respectively.

      Scheduled maturities of certificate accounts at December 31, 1998 were as follows:

      -------------------------------------------------------------------------
                                                                December 31,
                                                                    1998
      -------------------------------------------------------------------------
                                                               (In Thousands)

       Maturity
       Less than 1 year                                           $277,254
       1 year - 2 years                                             37,790
       2 years - 3 years                                            15,943
       3 years - 4 years                                            14,790
       4 years - 5 years                                            10,621
       Thereafter                                                      791
                                                                  --------
       Total certificates of deposit                              $357,189
                                                                  ========

8.    ADVANCES FROM FEDERAL HOME LOAN BANK

      At December 31, 1998 and 1997, outstanding advances from the FHLB totaled $91,920,000 and $59,341,000, respectively.

      Scheduled maturities of FHLB advances at December 31, 1998 were as follows:

      -------------------------------------------------------------------------
        Years Ending           Average Interest                    Amount
         December 31,                 Rate                        Maturing
      -------------------------------------------------------------------------
                                                         (Dollars in Thousands)

          1999                      6.83%                          $ 6,734
          2000                      6.23                             8,471
          2001                      6.36                             7,572
          2002                      5.82                            26,071
          2003                      6.69                             1,072
          2008                      5.32                            42,000
                                                                   -------
          Total FHLB advances       5.75%                          $91,920
                                    ====                           =======

9.    INCOME TAXES

      In accordance with SFAS No. 109, deferred income tax assets and liabilities are computed annually for differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Income tax provision consists of the following components for the years ended December 31, 1998 and 1997, the three months ended December 31, 1996, and the year ended September 30, 1996.


       -------------------------------------------------------------------------------------------------------------------
                                                       For the Years              For the Three        For the Year
                                                           Ended                   Months Ended           Ended
                                                        December 31,               December 31,       September 30,
                                                   1998              1997              1996                1996
       -------------------------------------------------------------------------------------------------------------------
                                                                             (In Thousands)

       Current - federal                          $2,640          $2,745              $ 49               $ 1,592
       Current - state                               232             297                16                   225
                                                  ------          ------              ----               -------
       Total current                               2,872           3,042                65                 1,817

       Deferred - federal and state                 (765)           (112)              631                (1,056)
                                                  ------          ------              ----               -------
       Total provision for income taxes           $2,107          $2,930              $696                $  761
                                                  ======          ======              ====               =======



      Bankshares' provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes for the following reasons:


       -------------------------------------------------------------------------------------------------------------------
                                                                                   For the Three
                                                   For the Years Ended             Months Ended      For the Year Ended
                                                      December 31,                 December 31,          September 30,
                                                   1998              1997                1996                   1996
                                             Amount     %        Amount    %       Amount     %          Amount       %
       -------------------------------------------------------------------------------------------------------------------
                                                                             (In Thousands)

      Tax at federal tax rate                $2,485      35.0%   $2,900   35.0%      $650    35.0%       $1,637     35.0%
         State income taxes, net of
              federal income tax benefits       123       1.7       281    3.3         70     3.8           139      3.0
         Low income housing credits            (320)     (4.5)       --     --         --      --           --        --
         Reversal of prior year liability        --        --        --     --         --      --        (1,140)   (24.4)
         Other                                 (110)     (1.5)     (168)  (2.0)       (6)    (0.3)          172      3.7
      Benefit of graduated tax rate             (71)     (1.0)      (83)  (1.0)      (18)    (1.0)          (47)    (1.0)
                                             ------      ----    ------   ----       ----    ----         -----     ----
      Total provision for income taxes       $2,107      29.7%   $2,930   35.3%     $ 696    37.5%      $   761     16.3%
                                             ======      ====    ======   ====       ====    ====         =====     ====


      During the year ended September 30, 1996 , management concluded that a liability accrued in prior years was no longer required and reversed such liability resulting in a $1,140,000 credit to the 1996 income tax provision.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The tax effect of temporary differences that gave rise to deferred tax assets and deferred tax liabilities are presented below:



      -----------------------------------------------------------------------------------------------------------------------
                                                                    For the Years             For the Three     For the Year
                                                                        Ended                  Months Ended        Ended
                                                                     December 31,              December 31,     September 30,
                                                                1998             1997              1996               1996
      ------------------------------------------------------------------------------------------------------------------------
                                                                                 (In Thousands)

       Deferred tax liabilities:
         Depreciation                                           $  631           $  582           $  627         $   639
         Loan fee income                                            22              170              167             188
         FHLB stock dividends                                      458              457              454             868
         Deferred loan costs                                       711              467              412             392
         Unamortized discount on mortgage-backed bond            1,865            2,112            2,302           2,350
         Book over tax on investments in partnerships               55            1,003            1,003             937
         Other                                                      13               --               --              --
                                                                ------           ------           ------          ------
       Gross deferred tax liabilities                            3,755            4,791            4,965           5,374
                                                                ------           ------           ------          ------

       Deferred tax assets:
         Excess of book bad debt reserve over tax reserve          978            1,043              918             907
         Retirement plans                                          360              586              802             686
         Unrealized loss on decrease in fair value
            of securities available for sale                       126               33              561             615
         Deferred loss on loans held for sale                       39               43               46              48
         Deferred compensation                                     140              130              115             109
         SAIF recapitalization                                      --               --               --           1,088
         Other                                                      93               19               --              83
                                                                ------           ------           ------          ------
       Gross deferred tax assets                                 1,736            1,854            2,442           3,536
                                                                ------           ------           ------          ------
       Valuation  allowance on unrealized  loss on decrease
       in fair value of securities available for sale             (222)             (99)            (138)           (182)
                                                                ------           ------           ------          ------
       Gross deferred tax assets -- net of valuation
         allowance                                               1,514            1,755            2,304           3,354
                                                                ------           ------           ------          ------
       Net deferred tax liability                               $2,241           $3,036           $2,661          $2,020
                                                                ======           ======           ======          ======


      During 1996, legislation was passed that repealed Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995.
      Section 593 allowed thrift institutions, including the Association, to use the percentage-of-taxable income bad debt accounting method, if it was more favorable than the specific charge-off method, for federal income tax purposes. The excess reserves (deduction based on the percentage-of-taxable income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six year period beginning in 1996. The Association had excess reserves of approximately $435,000 as of December 31, 1996. The recapture will have no effect on Bankshares' statement of operations as taxes were provided for in prior years in accordance with SFAS 109, "Accounting for Income Taxes." It is not likely the pre-1988 accumulated bad debt reserves will be required to be recaptured into taxable income. The unrecorded potential liability related to the pre-1988 bad debt reserves approximates $4.3 million.

10.   COMMITMENTS AND CONTINGENCIES

      LOAN COMMITMENTS - In the normal course of business, the Association makes commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The interest rates on both fixed- and variable-rate loans are based on the market rates in effect on the date of closing.

      COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Commitments generally have fixed expiration dates of 30 to 60 days and other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Association upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies, but may include single-family homes, marketable securities and income-producing residential and commercial properties. Credit losses may occur when one of the parties fails to perform in accordance with the terms of the contract. The Association's exposure to credit risk is represented by the contractual amount of the commitments to extend credit. Commitments to extend credit for mortgage loans, excluding undisbursed portions of loans in process, were approximately $14,086,000 and $4,733,000 at December 31, 1998 and December 31, 1997, respectively.

      At December 31, 1998, the $14,086,000 of loan commitments were comprised of approximately $10,049,000 of fixed-rate commitments and $4,037,000 of variable-rate commitments. These commitments are at prevailing market rates and terms. Interest rates on fixed-rate loan commitments were from 6.50% to 8.50%. No value is placed on the commitments as the borrower is required to close at the market rates in effect on the date of closing. No fees are received in connection with such commitments.

      Unused consumer lines of credit were $6,703,000 and $8,948,000 at December 31, 1998 and 1997, respectively.

      Commercial lines and letters of credit and other loan commitments were $6,129,000 at December 31, 1998. There were no commitments to sell loans to FNMA at December 31, 1998 and 1997. There were no commitments to purchase loans at December 31, 1998 and 1997.

      LEASE COMMITMENTS - The Association leases various properties for original periods ranging from 2 to 25 years. Rent expense for the years ended December 31, 1998 and 1997, the three months ended December 31, 1996, and the year ended September 30, 1996, was approximately $633,000, $626,000, $141,000, and $545,000, respectively. At December 31, 1998, future minimum lease payments under these operating leases were as follows:

      -------------------------------------------------------------------------
                             Years Ending
                              December 31,                          Amount
                                                               (In Thousands)
      -------------------------------------------------------------------------

                                 1999                             $ 486
                                 2000                               362
                                 2001                               279
                                 2002                               145
                                 2003                               145
                              Thereafter                             73
                                                                 ------
                                Total                            $1,490
                                                                 ======

      LINE OF CREDIT - The Association has a $1,800,000 available line of credit with the Federal Reserve Bank of Atlanta which is secured by United States Government and agency obligations (see Note 5). At December 31, 1998 and 1997, the Association had no outstanding advances.

      CASH RESTRICTIONS - The Association maintained a $625,000 required two-week average balance in the clearing account held at the Federal Reserve Bank of Atlanta at both December 31, 1998 and 1997.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      11.BENEFIT PLANS

      PENSION PLAN - The Association has a noncontributory, qualified pension plan covering substantially all employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Association and compensation rates during those years. Currently, the Association's policy is to fund the qualified retirement plan in an amount that is determined in accordance with the minimum funding standards of the Employee Retirement Income Security Act, but falls below the tax deductible contribution. Plan assets consist primarily of corporate and government agency bonds, mutual funds, common stock, and managed funds.

      Information about the pension plan was as follows:

      -------------------------------------------------------------------------
                                                December 31,       December 31,
                                                     1998               1997
      -------------------------------------------------------------------------
                                                          (In Thousands)

        Change in benefit obligation:
             Beginning benefit obligation          $ 7,077           $ 6,861
             Service cost                              609               550
             Interest cost                             494               447
             Actuarial gain                            864              (413)
             Benefits paid                            (155)             (368)
                                                   -------           -------
             Ending benefit obligation               8,889             7,077
                                                   -------           -------

        Change in plan assets, at fair value:
             Beginning plan assets                   9,644             7,350
             Actual return                             578             2,038
             Employer contribution                     724               624
             Benefits paid                            (155)             (368)
                                                   -------           -------
             Ending plan assets                     10,791             9,644
                                                   -------           -------

        Funded status                                1,902             2,567
        Unrecognized net actuarial loss             (2,251)           (3,557)
        Unrecognized prior service cost                 25                28
                                                   -------           -------
        Accrued benefit cost                       $  (324)          $  (962)
                                                   =======           =======

      The components of pension expense and related actuarial assumptions were as follows:

      -------------------------------------------------------------------------------------------------------------------
                                                       For the Year           For the Three Months       For the Year
                                                    Ended December 31,         Ended December 31,     Ended September 30,
                                                    1998           1997               1996                    1996
      -------------------------------------------------------------------------------------------------------------------
                                                                         (Dollars In Thousands)

      Service cost                                $ 609            $ 550              $138                   $552
      Interest cost                                 494              447               112                    452
      Expected return on plan assets               (818)            (626)             (156)                  (533)
      Amortization of prior service cost            (68)             (68)              (18)                   (68)
      Recognized net actuarial gain                (132)             (52)              (13)                    --
                                                  -----            -----              ----                   ----
            Net                                    $ 85            $ 251              $ 63                  $ 403
                                                  =====            =====              ====                   ====

      Discount rate on benefit obligation          7.00%            6.75%             6.75%                  6.50%
      Long-term expected rate of return on
         plan assets                               8.50%            8.50%             8.50%                  8.00%
      Rate of compensation increase                5.00%            5.00%             5.00%                  5.00%


      For the years ended December 31, 1998, and 1997 the three months ended December 31, 1996, and the year ended September 30, 1996, pension expense amounts were based upon actuarial computations.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      SUPPLEMENTAL RETIREMENT INCOME PLAN ("SERP") - During 1989, the Association's Board of Directors established a nonqualified unfunded defined benefit plan for certain officers. For the years ended December 31, 1998 and 1997, the three months ended December 31, 1996, and the year ended September 30, 1996, the net periodic expense for the officers' plan totaled $76,000, $54,000, $13,000, and $60,000, respectively.

      Information about the SERP was as follows:

      -------------------------------------------------------------------------
                                            December 31,        December 31,
                                               1998                 1997
      -------------------------------------------------------------------------
                                                       (In Thousands)

        Change in benefit obligation:
             Beginning benefit obligation       $479                  $388
             Service cost                         51                    41
             Interest cost                        33                    25
             Actuarial gain                      136                    41
             Benefits paid                       (16)                  (16)
                                                ----                  ----
             Ending benefit obligation          $683                  $479
                                                ====                  ====

      The actuarial assumptions were as follows:

        -------------------------------------------------------------------------------------------------------------------
                                                           Years Ended              Three Months Ended       Year Ended
                                                           December 31,                December 31,         September 30,
                                                       1998           1997                 1996                   1996
        -------------------------------------------------------------------------------------------------------------------

          Discount rate                                 6.75%          7.00%               6.75%                 6.50%
          Salary scale                                  5.00%          5.00%               5.00%                 5.00%


      Bankshares and the Association do not provide any material postretirement or postemployment benefits.

      EMPLOYEE STOCK OWNERSHIP PLAN - As of December 31, 1998, the Employee Stock Ownership Plan ("ESOP") has outstanding loan balances of $1,031,000 (Loan I)and $4,377,000 (Loan II)related to the purchases of 389,248 shares and 437,652 shares of common stock, respectively, in the open market. Collateral for the loans is the common stock purchased by the ESOP. Payment of the loans is principally from the Association's contributions to the ESOP over a period of up to seven years and 15 years, respectively. Interest on ESOP Loan I is a fixed interest rate of 8.50%. Interest on ESOP Loan II is a fixed rate of 7.75% for the term of the loan. Contributions of principal and interest for the years ended December 31, 1998 and 1997, the three months ended December 31, 1996 and the year ended September 30, 1996 totaled $510,000, $525,000, 187,000, and $675,000, respectively.

      Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plan" ("SOP 93-6") requires that the Association reflect shares allocated to employees under the ESOP as compensation expense at their fair value, rather than cost. The difference between the cost of such shares and their fair value is treated, net of tax, as an adjustment of additional paid-in capital. Contributions to the ESOP will be in an amount proportional to the repayment of the ESOP loans, and will be allocated among participants on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation. In accordance with generally accepted accounting principles, the unallocated shares held by the ESOP are shown as a deduction from shareholders' equity.

      Information related to the ESOP was as follows:


       -------------------------------------------------------------------------------------------------------------------
                                                           For the Year         For the Three Months       For the Year
                                                        Ended December 31,       Ended December 31,     Ended September 30,
                                                        1998         1997               1996                    1996
       -------------------------------------------------------------------------------------------------------------------

        Number of shares allocated                      55,610      55,610              20,972                69,666
        Average fair value per share                   $ 15.08     $ 12.71             $  8.72               $  7.97
                                                       -------     -------             -------               -------
        Compensation expense                          $839,000    $707,000            $183,000              $555,000
                                                      ========    ========            ========              ========
        Number of shares distributed                    11,216       4,034               1,374                    --
                                                      ========    ========            ========              ========


COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Shares held by the ESOP were as follows:

      -------------------------------------------------------------------------
                                            December 31,        December 31,
                                               1998                 1997

      -------------------------------------------------------------------------

        Allocated to participants           227,005               182,611
        Unallocated                         583,333               201,291
                                            -------               -------
        Total ESOP shares                   810,338               383,902
                                            =======               =======
        Fair  value of unallocated
           shares                        $8,711,000            $7,018,000
                                         ==========            ==========

      RECOGNITION AND RETENTION PLAN - In January 1995, the shareholders of the Association approved the Recognition and Retention Plan (the "Recognition Plan") for certain officers and non-employee directors of the Association. Concurrent with such approval, such officers and directors were awarded 181,756 shares of common stock, which vest in five equal annual installments, starting January 1996. The fair value of the shares on the date of award is being recognized as compensation expense over the vesting period. To fund the Recognition plan, 181,756 shares were issued from authorized but unissued shares of common stock in July 1995. During the year ended September 30, 1996, unamortized deferred compensation and additional paid-in capital were adjusted to correct amounts initially recorded in connection with the Recognition Plan. Unamortized deferred compensation of $237,000 at December 31, 1998 is reflected as a reduction of shareholders' equity. Compensation expense related to the Recognition Plan was $186,000, $185,000, $46,000 and $130,000 for the years ended
      December 31, 1998 and 1997, the three months ended December 31, 1996, and the year ended September 30, 1996, respectively.

      STOCK OPTION PLAN - The Association has a stock option plan for the benefit of its directors, officers, and other key employees. The number of shares of Bankshares' common stock reserved for issuance under the stock option plan was equal to 486,561 shares or 10% of the total number of common shares issued to persons other than ComFed, pursuant to the Association's conversion to the stock form of ownership in 1994. The option exercise price cannot be less than the fair value of the underlying common stock as of the date of the option grant and the maximum option term cannot exceed ten years. The stock options granted to the directors, officers, and employees vest in five equal annual installments. The first installment became exercisable on January 18, 1996. Below is a summary of transactions:


      ----------------------------------------------------------------------------------------------------
                                                                                 Option Price
                                                                   ---------------------------------------
                                                                              Average
                                                         Number of           Exercise           Aggregate
                                                          Options           Price Per            Exercise
                                                        Outstanding           Share                Price
      ----------------------------------------------------------------------------------------------------

      Options Outstanding:
      Balance - September 30, 1996                       432,708              $5.441          $2,354,364
            Granted                                           --                  --                  --
            Exercised                                         --                  --                  --
            Canceled                                          --                  --                  --
                                                         -------                              ----------
      Balance - December 31, 1996                        432,708                               2,354,364
            Granted                                       15,333              $9.301             142,612
            Exercised                                     (9,813)             $5.441            (53,393)
            Canceled                                          --                  --                 --
                                                         -------                              ----------
      Balance - December 31, 1997                        438,228                               2,443,583
            Granted                                           --
            Exercised                                    (18,482)              $5.441           (100,561)
            Canceled                                          --                   --                 --
                                                         -------                              ----------
      Balance - December 31, 1998                        419,746                              $2,343,022
                                                         =======                              ==========


COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Options exercisable at December 31, 1998, 1997 and 1996, and September 30, 1996 totaled 234,353, 165,861, 86,531, and 86,531, respectively.
      Bankshares adopted the disclosure-only option under SFAS No. 123, "Accounting for Stock-based Compensation" as of January 1, 1997. The fair value of options granted under the stock option plan during the fiscal year ended December 31, 1997 was estimated using the Binary Option Pricing Model with the following assumptions used:

      ------------- ------------ ------------ --------------- ------------------ -------------- ------------ -------------
                     Number of    Exercise      Fair Value        Risk Free        Expected      Expected      Dividend
       Grant date     Options       Price       of Options      Interest Rate    Life (Years)   Volatility      Yield
      ------------- ------------ ------------ --------------- ------------------ -------------- ------------ -------------
        01/18/97      15,333        $9.30         $2.57             6.37%              5          15.36%        2.67%



      Had compensation cost for the stock options been determined based on the fair value at the grant date for awards under those plans consistent with the method of SFAS No. 123, Bankshares' net income and earnings per shares for the years ended December 31, 1998 and 1997 would have been reduced to the pro forma amounts indicated below:

      --------------------------------------------------------------------------
                                        For the Years Ended December 31,
                                       1998                             1997
      --------------------------------------------------------------------------
      Net income

            As reported             $4,994,000                     $5,356,000
            Pro forma               $4,989,000                     $5,351,000
      Earnings per share

            As reported - basic     $     0.49                     $     0.53
            Pro forma - basic       $     0.49                     $     0.53
            As reported - diluted   $     0.48                     $     0.52
            Pro forma - diluted     $     0.48                     $     0.52

12.   MORTGAGE-BACKED BOND

      On September 30, 1983, the Association sold two of its branch offices to another financial institution with the approval of the Federal Home Loan Bank Board ("FHLBB"), predecessor to the OTS. Under terms of the sale, the Association issued a 10.94%, 30-year term mortgage-backed bond (the "Bond") for approximately $41,601,000. The Bond issue has a stated interest rate which was less than the market rate (assumed to have been 17.53%) for similar debt at the effective date of the sale. Accordingly, the Association recorded a discount on the Bond which is being accreted on the interest method over the life of the Bond.

      The Bond bears an interest rate that is adjustable semi-annually, on April 1 and October 1, to reflect changes in the average of the United States 10-year and 30-year long-term bond rates. The Bond's interest rate on December 31, 1998 and 1997 was 4.28% and 5.62%, respectively. The unamortized discount at December 31, 1998 and 1997 was $4,955,000 and $5,439,000, respectively. Principal and interest payments are due quarterly. During the years ended December 31, 1998 and 1997, the three months ended December 31, 1996, and the year ended September 30, 1996, approximately $484,000, $490,000, $123,000, and $496,000, respectively, of the discount was accreted.

      At December 31, 1998 and 1997, the Association held $13,088,000 and $13,039,000 (net of discounts of $8,712,000 and $10,161,000), respectively, of Salomon Brothers Certificates of Accrual on Treasury Securities ("CATS") which were purchased at the time of issuing the Bond. The accrual of interest on the CATS offsets the discount amortization of the Bond. The CATS are included in United States Government and agency obligations described in Note 3 to the consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The Bond at December 31, 1998 was repayable as follows:

      -------------------------------------------------------------------------
             Years Ending                                         Amount
              December 31,                                    (In Thousands)
      -------------------------------------------------------------------------

                1999                                              $ 1,387
                2000                                                1,387
                2001                                                1,387
                2002                                                1,387
                2003                                                1,387
                2004 and after                                     13,450
                                                                  -------
                Total                                              20,385

            Less unamortized discount                               4,955
                                                                  -------
          Total mortgage-backed bond                              $15,430
                                                                  =======

13.   REGULATORY RESTRICTIONS ON RETAINED INCOME AND REGULATORY CAPITAL
      REQUIREMENT

      The Association is subject to various regulatory capital requirements administered by the OTS. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Bankshares' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk-weighting, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of tangible capital of not less that 1.5% of adjusted total assets, total capital to risk-weighted assets of not less that 8.0%, Tier I capital equal to adjusted total assets of 3.0%, and Tier I capital to risk-weighted assets of 4.0% (as defined in the regulations). Management believes, as of December 31, 1998, that the Association meets all capital adequacy requirements to which it is subject.

      As of December 31, 1998, the most recent notification from the OTS categorized the Association as "Well Capitalized" under the framework for prompt corrective action. To be considered well capitalized under Prompt Corrective Action Provisions, the Association must maintain total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Association's categorization.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The Association is required to report capital ratios unconsolidated with Bankshares. The Association's actual capital amounts and ratios are presented in the following tables:


      -----------------------------------------------------------------------------------------------------------------------------
                                                                                                                To be Considered
                                                                                                For             Well Capitalized
                                                                                        Capital Adequacy     for Prompt Corrective
                                                                    Actual                   Purposes          Action Provisions
                                                     ------------------------------------------------------------------------------
                                                              Ratio        Amount       Ratio       Amount        Ratio     Amount

      -----------------------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in Thousands)

      As of December 31, 1998:
      Total Risk-Based Capital (to Risk-weighted Assets)        25.0%     $111,398       8.0%      $35,647     10.0%   $44,559
      Core (Tier 1) Capital (to Adjusted Tangible Assets)       12.8       108,238       3.0        25,352      5.0     42,253
      Tangible Capital (to Tangible Assets)                     12.8       108,238       1.5        12,676      N/A        N/A

      Core (Tier 1) Capital (to Risk-weighted Assets)           24.3       108,238        N/A         N/A       6.0     26,736

       As of December 31, 1998, tangible assets, adjusted tangible assets, and risk-weighted assets were $845,054,000, $845,054,000, and and $, respectively $845,054,000, and $445,592,000 respectively.


      As of December 31, 1997:
      Total Risk-Based Capital (to Risk-weighted Assets)        18.4%      $70,048       8.0%      $30,416     10.0%   $38,020
      Core (Tier 1) Capital (to Adjusted Tangible Assets)        9.8        70,681       3.0        21,609      5.0     36,014
      Tangible Capital (to Tangible Assets)                      9.8        70,681       1.5        10,804      N/A        N/A
      Core (Tier 1) Capital (to Risk-weighted Assets)           18.6        70,681       N/A          N/A       6.0     22,812



       As of December 31, 1997, tangible assets, adjusted tangible assets, and risk-weighted assets were $720,284,000, $720,284,000, and $380,197,000, respectively.

       At the close of the conversion and reorganization of the Association in December 1998, a liquidation account in the amount of $51,566,000 was established. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Association after December 15, 1998. The liquidation account is to be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases of such deposits do not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. Bankshares may not pay dividends that would reduce shareholder's equity below the required liquidation account balance.

14.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS No. 107, as amended by SFAS No. 119, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107"), requires the estimation of fair values of financial instruments, as defined in SFAS No. 107.

      Estimates of fair value are made at a specific date, based upon, where available, relevant market prices and information about the financial instrument. For a substantial portion of the financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions (many of which involve events outside the control of management). Such assumptions include assessments of current economic conditions, perceived risks associated with these financial instruments and their counterparties, future expected loss experience and other factors. Given the uncertainties surrounding these assumptions, the reported fair values represent estimates only and, therefore, cannot be compared to the historical accounting model. Use of different assumptions or methodologies are likely to result in significantly different fair value estimates.

      Although management uses its best judgment in estimating the fair value of the financial instruments, there are inherent limitations in any estimation technique. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which could be realized in a current transaction.

      The estimated fair values presented neither include nor give effect to the values associated with the Association's existing customer relationships, extensive branch banking network or property, or certain tax implications related to the realization of unrealized gains or losses. Also under SFAS No. 107, the fair value of non-interest-bearing checking accounts, interest-bearing NOW accounts, passbook and statement accounts, and money market accounts is equal to the carrying amount because these have no stated maturity. The approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at December 31, 1998 and 1997:

      CASH AND CASH EQUIVALENTS - The carrying amounts reported in the Statement of Financial Condition for cash and cash equivalents approximates their fair value.

      SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE - Fair value is determined by reference to quoted market prices or by use of broker price estimates.

      LOANS RECEIVABLE - The fair value of loans was estimated by using a method which approximates the effect of discounting the estimated future cash flows over the expected repayment periods using rates which consider credit risk and other relevant factors.

      FHLB STOCK - The carrying amount of FHLB stock is a reasonable estimate of fair market value.

      ACCRUED INTEREST RECEIVABLE - The carrying amount of accrued interest receivable is a reasonable estimate of fair market value.

      DEPOSITS - Current carrying amounts approximate estimated fair value of deposits with no stated maturity, including demand deposits, interest bearing NOW accounts, passbooks and statement accounts, and money market accounts. Fair value for fixed maturity certificate of deposit accounts was estimated by discounting the contractual cash flow using a rate which reflects the Association's cost of funds and other relevant factors.

      MORTGAGE-BACKED BOND - The fair value of the Bond is estimated using the Association's cost of funds and other relevant factors.

      ADVANCES FROM FEDERAL HOME LOAN BANK - The fair value of advances from FHLB is estimated using the Association's cost of funds and other relevant factors.

      ESOP LOAN - The aggregate carrying amount of the ESOP loans is a reasonable estimate of fair market value.

      ACCRUED INTEREST PAYABLE - The carrying amount of accrued interest payable is a reasonable estimate of fair market value.

      COMMITMENTS TO EXTEND CREDIT - At December 31, 1998 and 1997, the fair value of commitments to extend credit was considered insignificant due to the short-term nature of the commitments.

      The estimated fair values of the financial instruments were as follows:


     ----------------------------------------------------------------------------------------------------------------------
                                                                   December 31, 1998                  December 31, 1997
                                                                Carrying           Fair           Carrying            Fair
                                                                  Value           Value              Value           Value
    ----------------------------------------------------------------------------------------------------------------------
                                                                                        (In Thousands)


     Financial assets:
     Cash and cash equivalents                                 $117,015        $117,015            $ 25,954         $ 25,954
     Securities held to maturity                                 52,619          57,303              67,801           72,839
     Securities available for sale                               95,151          95,151             142,269          142,269
     Loans receivable - net                                     538,204         552,735             451,709          461,650
     FHLB stock                                                   4,722           4,722               3,264            3,264
     Accrued interest receivable                                  2,782           2,782               3,162            3,162

     Financial liabilities:
     Deposits                                                  $594,400        $592,085            $550,708         $548,321
     Mortgage-backed bond                                        15,430          15,446              16,333           16,360
     Advances from FHLB                                          91,920          90,157              57,341           57,246
     ESOP borrowings                                                 --              --               1,424            1,424
     Accrued interest payable                                       403             403                 292              292



COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.   CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

      The following condensed statements of financial condition as of December 31, 1998 and 1997, and the condensed statements of operations and statements of cash flows for the years ended December 31, 1998 and 1997, the three months ended December 31, 1996, and the year ended September 30, 1996 should be read in conjunction with the consolidated financial statements and the related notes. Since the reorganization of Bankshares and the Association was accounted for in a manner similar to a pooling of interests, these statements have been presented as if Bankshares was in existence for all periods covered by the consolidated financial statements.

      STATEMENTS OF FINANCIAL CONDITION

      -------------------------------------------------------------------------
                                                            At December 31,
                                                         1998            1997
      -------------------------------------------------------------------------
                                                             (In Thousands)

     Assets:

          Cash and cash equivalents                     $  212         $11,243
          Investment in the Association                107,808          70,527
          Loans to the Association                      26,407              --
          Other assets                                      64              --
                                                      --------        --------
     Total assets                                     $134,491         $81,770
                                                      ========         =======

     Liabilities                                       $ 1,205           $ 511
     Shareholders' equity                              133,286          81,259
                                                      --------        --------
     Total liabilities and
       shareholders' equity                           $134,491         $81,770
                                                      ========         =======


     STATEMENTS OF OPERATIONS

     ----------------------------------------------------------------------------------------------------------------------
                                                                     For the             For the Three      For the Year
                                                                   Year Ended            Months Ended          Ended
                                                                  December 31,           December 31,      September 30,
                                                               1998          1997            1996               1996
     ----------------------------------------------------------------------------------------------------------------------
                                                                                    (In Thousands)

     Income                                                     $ 90        $ --              $ --               $ --
     Expenses                                                      5          41                --                 --
                                                              ------       -----             -----              -----
     Income (loss) before income taxes and equity in                                            --                 --
         earnings of the Association                              85         (41)               --                 --
     Income tax expense (provision) benefit                      (32)         15                --                 --
                                                              ------       -----             -----              -----
     Income (loss) before equity in earnings
         of the Association                                       53         (26)               --                 --
     Equity in earnings of the Association                     4,941       5,382             1,160              3,915
                                                              ------       -----             -----              -----
     Net income                                                4,994       5,356             1,160              3,915
                                                              ------       -----             -----              -----
     Other comprehensive income, net of tax:
          Unrealized gain in market value of securities
              transferred from held to maturity to
              available for sale                                  --          --                --                247
          Change in unrealized gain (loss) in market value
              of securities available for sale                  (278)        914               130               (974)
                                                              ------       -----             -----              -----
     Comprehensive income, net of income taxes                $4,716      $6,270            $1,290             $3,188
                                                              ======       =====             =====             ======


     COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     STATEMENTS OF CASH FLOWS


     ----------------------------------------------------------------------------------------------------------------------
                                                                     For the             For the Three      For the Year
                                                                   Year Ended            Months Ended          Ended
                                                                  December 31,           December 31,      September 30,
                                                               1998          1997            1996               1996
     ----------------------------------------------------------------------------------------------------------------------
                                                                                    (In Thousands)

     Cash flows from operating activities:
          Net income                                           $4,994       $ 5,356         $ 1,160             $ 3,915
          Adjustments to reconcile net income to net cash
           used for operating activities:
           Equity in earnings of the Association               (4,941)       (5,382)         (1,160)             (3,915)
           Other                                                 (206)          (15)             --                  --
                                                               ------       -------         -------              ------
     Net cash used for operating activities                      (153)          (41)             --                  --
                                                               ------       -------         -------              ------
     Cash flows from for investing activities:
          Loans to subsidiaries                               (26,407)           --              --                  --
          Dividends received from the Association                  --        13,260             448               1,618
          Investment in Association through proceeds from
                stock sale                                    (32,340)           --              --                  --
                                                               ------       -------         -------              ------
     Net cash provided by (used for) investing activities     (58,747)       13,260             448               1,618
                                                               ------       -------         -------              ------
     Cash flows from financing activities:
          Proceeds from sale of stock, net of issuance costs   26,535            --              --                  --
          Dividends paid                                           --        (1,976)           (448)              (1,618)
          Purchase of ESOP shares                              (4,377)           --              --                  --
          Proceeds from exercise of stock options                 101            --              --                  --
          Amortization of deferred compensation                 1,025            --              --                  --
                                                               ------       -------         -------              ------
     Net cash provided by (used for) financing activities      26,535        (1,976)           (448)              (1,618)
                                                               ------       -------         -------              ------
     (Decrease) increase in cash and cash equivalents         (11,031)       11,243              --                  --
     Cash and cash equivalents, beginning of period            11,243            --              --                  --
                                                               ------       -------         -------              ------
     Cash and cash equivalents, end of period                  $  212       $11,243         $    --              $   --
                                                               ======       =======         =======              ======



Payment of dividends to Bankshares by the Association is subject to various limitations by bank regulatory agencies. Undistributed earnings of the Association available for distribution as dividends under these limitations were $24,757,000 and $30,773,000 as of December 31, 1998 and 1997, respectively.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.      EARNINGS PER SHARE

A reconciliation of the numerators and denominators of basic and diluted earnings per share for the years ended December 31, 1998 and 1997, for the three months ended December 31, 1996 and for the year ended September 30, 1996 was as follows:


-------------------------------------------------------------------------------------------------------------------------
                                                                   For the              For the Three        For the
                                                                 Year Ended              Months Ended       Year Ended
                                                                December 31,             December 31,      September 30,
                                                             1998          1997              1996               1996
-------------------------------------------------------------------------------------------------------------------------
                                                                  (Dollars In Thousands except per share data)

Basic earnings per share
     Net income available to common shareholders           $     4,994   $     5,356      $     1,160        $     3,915
     Weighted average common shares outstanding             10,175,899    10,079,363       10,023,118          9,955,157
                                                           -----------   -----------      -----------        -----------
     Basic earnings per share                              $      0.49   $      0.53      $      0.12        $      0.39
                                                           ===========   ===========      ===========        ===========

Diluted earnings per share
     Net income available to common shareholders           $     4,994   $     5,356      $     1,160        $     3,915
                                                           -----------   -----------      -----------        -----------
     Weighted average common shares outstanding             10,175,899    10,079,363       10,023,118          9,955,157
     Add:  dilutive effects of assumed exercise of
           stock options and unvested RRP shares
             Stock options                                     271,205       255,284          100,878            138,055
             RRP shares                                          1,223            --               --                 --
                                                           -----------   -----------      -----------        -----------
     Weighted average common and dilutive potential
       common shares outstanding                            10,448,327    10,334,647       10,123,996         10,093,212
                                                           -----------   -----------      -----------        -----------
     Diluted earnings per share                            $      0.48   $      0.52      $      0.11        $      0.39
                                                           ===========   ===========      ===========        ===========

RRP shares were not considered in the computation of diluted earnings per share for the year ended December 31, 1997, the three months ended December 31, 1996 and the year ended September 30, 1996 as they were antidilutive.

COMMUNITY SAVINGS BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.   QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                   Quarter Ended
      ----------------------------------------------------------------------------------------------------------------
                                                    March 31,           June 30,     September 30,       December 31,
      ----------------------------------------------------------------------------------------------------------------
                                                                    (Dollars In Thousands)

      Year ended December 31, 1998:
           Interest income                            $13,358            $13,469           $13,763            $13,899
           Interest expense                             7,299              7,356             7,741              7,763
                                                      -------            -------           -------            -------
                Net interest income                     6,059              6,113             6,022              6,136

           Provision for loan losses                      117                 96               223                186
           Other income                                   947                928               966              1,224
           Operating expense                            4,976              4,989             5,126              5,581
           Provision for income taxes                     681                677               401                348
                                                      -------            -------           -------            -------
           Net income                                 $ 1,232            $ 1,279           $ 1,238            $ 1,245
                                                      =======            =======           =======            =======

           Basic earnings per share                   $  0.12            $  0.13           $  0.12            $  0.12
                                                      =======            =======           =======            =======
           Diluted earnings per share                 $  0.12            $  0.12           $  0.12            $  0.12
                                                      =======            =======           =======            =======




                                                                         Quarter Ended
      -----------------------------------------------------------------------------------------------------------------
                                                    March 31,           June 30,      September 30        December 31,
      -----------------------------------------------------------------------------------------------------------------

      Year ended December 31, 1997
           Interest income                            $12,020            $12,557           $12,894            $12,845
           Interest expense                             6,448              6,813             7,036              7,093
                                                      -------            -------           -------            -------
                Net interest income                     5,572              5,744             5,858              5,752

           Provision for loan losses                       30                 53               138                 43
           Other income                                   885                980             1,622                957
           Operating expense                            4,287              4,521             5,073              4,939
           Provision for income taxes                     789                767               720                654
                                                      -------            -------           -------            -------
           Net income                                 $ 1,351            $ 1,383           $ 1,549            $ 1,073
                                                      =======            =======           =======            =======

           Basic earnings per share                   $  0.13            $  0.14           $  0.15            $  0.11
                                                      =======            =======           =======            =======
           Diluted earnings per share                 $  0.13            $  0.13           $  0.15            $  0.11
                                                      =======            =======           =======            =======


                       COMMUNITY SAVINGS BANKSHARES, INC.
                             CORPORATE INFORMATION


                  CORPORATE HEADQUARTERS                                            AUDITORS
                   660 U.S. Highway One                                 Crowe, Chizek and Company LLP
                      P. O. Box 14547                                     400 Riverfront Plaza Bldg
                North Palm Beach, FL 33408                                       55 Campau Ave. NW
                 www.communitysavings.com                                      Grand Rapids, MI 49503
                    (561) 881-2212
                 (800) 879-0112 (Florida)                                           SPECIAL COUNSEL
                                                                       Elias, Matz, Tiernan & Herrick L.L.P.
                        ANNUAL MEETING                                        734 15th Street, NW, 12th Floor
                   June 18, 1999, 1:30 p.m.                                         Washington, DC 20005
            Embassy Suites PGA, 4350 PGA Boulevard                                      www.emth.com
                 Palm Beach Gardens, FL 33410
                                                                                         FORM 10-K
                  REGISTRAR & TRANSFER AGENT                               A copy of Bankshares' Annual Report on
           ChaseMellon Shareholder Services, L.L.C.                 Form 10-K, as filed with the Securities and Exchange
             Overpeck Centre, 85 Challenger Road                          Commission, is available without charge.
                  Ridgefield Park, NJ 07660
              (800) 526-0801 www.chasemellon.com                                       STOCK LISTING
                                                                   The Common Stock of Community Savings Bankshares, Inc.
                      DIVIDEND SERVICES                                 is traded on The Nasdaq Stock Market
              Dividend Reinvestment and Optional                               under the symbol CMSV.
         Cash Investment Plan - provides shareholders
         a regular way of investing cash dividends in                              SHAREHOLDER RELATIONS
    additional shares and investing optional cash payments                Deborah M. Rousseau, Corporate Secretary
          without payment of brokerage commissions.                    Trina L. Miles, Assistant Corporate Secretary
                                                                      Susan L. Sabias, Shareholder Relations Secretary

                SHAREHOLDER ACCOUNT ASSISTANCE
     Shareholders who wish to change the name, address or                            INVESTOR RELATIONS
ownership of stock or report lost certificates should contact          James B. Pittard, Jr., Chief Executive Officer
       the Registrar and Transfer Agent at the address                  Larry J. Baker, CPA, Chief Financial Officer
                    or phone number above.


On December 15, 1998, the conversion and reorganization of ComFed, M. H. C. was consummated. Each existing share of Community Savings Bankshares, Inc. except for those shares held by ComFed, M. H. C., were exchanged for 2.0445 shares of common stock of Bankshares. The book value, prices, and dividends per share in the following table have been adjusted to reflect the transaction. As of December 31, 1998, there were 10,548,884 shares of Common Stock outstanding and 2,792 shareholders of record, not including the number of persons or entities whose stock is held in nominee or "street" name through various brokerage firms or banks. The following table sets forth quarter ending book value, high, low, and closing trade prices, and dividend per share information.



-----------------------------------------------------------------------------------------------------------------------------
                                                                     Stock Prices
                               Book          -------------------- -------------------- ------------------     Dividend
                               Value                High                  Low                Close            Per Share
----------------------- -------------------- -------------------- -------------------- ------------------ -------------------
December 31, 1998             $13.43               $12.23               $ 8.50              $10.75               $.11
September 30, 1998            $ 8.27               $18.22               $10.27              $10.64               $.11
June 30, 1998                 $ 8.15               $19.08               $15.16              $16.14               $.11
March 31, 1998                $ 8.08               $20.05               $16.45              $18.89               $.11

December 31, 1997             $ 8.02               $19.44               $15.77              $17.30               $.10
September 30, 1997            $ 7.95               $18.22               $10.64              $17.73               $.10
June 30, 1997                 $ 7.80               $11.01               $ 9.60              $10.76               $.10
March 31, 1997                $ 7.62               $10.09               $ 9.05              $ 9.60               $.09




                                      48



                            COMMUNITY SAVINGS, F. A.
                              CORPORATE DIRECTORY


BOARD OF DIRECTORS

Frederick A. Teed                                               Karl D. Griffin
Chairman of the Board              Director and Secretary Emeritus of the Board

Forest C. Beaty, Jr.                                      James B. Pittard, Jr.
Director                                  President and Chief Executive Officer

Robert F. Cromwell                                     Harold I. Stevenson, CPA
Director and Chairman Emeritus of the Board                            Director

ADMINISTRATIVE DIVISION                              HUMAN RESOURCES, MARKETING
                    .                                       & TRAINING DIVISION
James B. Pittard, Jr
President and Chief Executive Officer
Judith M. Hogan                                                Feriel G. Hughes
Compliance Officer                                            Division Director

Joe L. Knorr                                                  Cynthia J. Cullen
Internal Auditor                                               Training Manager

Deborah M. Rousseau                                             Juanita Swinton
Corporate Secretary                                           Marketing Manager

FINANCE DIVISION                                                  Jane H. Ryder
                                                              Personnel Manager
Larry J. Baker, CPA
Chief Financial Officer                                     OPERATIONS DIVISION
Division Director
                                                               Mary L. Kaminske
Donna L. Sheppard, CPA                                        Division Director
Controller
                                                              Theresa J. Brooks
Bruce C. Tissot                                         Regional Branch Manager
Staff Accountant
                                                               Douglas S. Clive
LOAN DIVISION                                        Corporate Security Officer

Cecil F. Howard, Jr.                                        Elizabeth A. DeLosh
Division Director                                     Branch Operations Manager

John C. Allen, Jr.                                               Rizwana Khalid
Commercial Loan Officer                                Deposit Products Manager

Priscilla Clancy                                               Eileen St. Denis
Commercial Loan Officer                                 Regional Branch Manager

Charles J. Gifford                                            Cindy L. Sheppard
New Loan Operations Manager                         Information Systems Manager

Mildred C. Lodge                                        PROPOERTIES & INSURANCE
Consumer/Residential Loan Officer                                      DIVISION

Johnny L. Morris                                           Michael E. Reinhardt
Lending Sales Manager                                         Division Director

Lisa M. Rhodes                                                 Larry F. Koerner
Loan Servicing Manager                                       Facilities Manager

                                   BACK COVER






                       Community Savings Bankshares, Inc.
                                P. O. Box 14547
                              660 U.S. Highway One
                        North Palm Beach, Florida 33408
                            www.communitysavings.com








                                      50