Form 10-K, Exhibit 13
period 1999-12-31
COMMUNITY SAVINGS BANKSHARES INC /DE/
filed 2000-03-24
CIK 1068725

EXHIBIT 13

                       COMMUNITY SAVINGS BANKSHARES, INC.
                       1999 ANNUAL REPORT TO SHAREHOLDERS

                       COMMUNITY SAVINGS BANKSHARES, INC.

--------------------------------------------------------------------------------
This is a picture of the Board of Directors and Executive Officers
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(FROM TOP DOWN) Robert F. Cromwell, Larry J. Baker, Feriel G. Hughes, Harold I. Stevenson, Frederick A. Teed, Karl D. Griffin, Forest C. Beaty, Jr., Cecil F. Howard, Jr., Mary L. Kaminske, Michael E. Reinhardt and James B. Pittard, Jr.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
BOARD OF DIRECTORS

Frederick A. Teed, CHAIRMAN
Forest C. Beaty, Jr.
Robert F. Cromwell
Karl D. Griffin
James B. Pittard, Jr.
Harold I. Stevenson, CPA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
EXECUTIVE  OFFICERS

James B. Pittard, Jr., PRESIDENT AND CHIEF EXECUTIVE OFFICER
Larry J. Baker ,CPA, CHIEF FINANCIAL OFFICER AND TREASURER
Cecil F. Howard, Jr., SENIOR VICE PRESIDENT
Feriel G. Hughes, SENIOR VICE PRESIDENT
Mary L. Kaminske, SENIOR VICE PRESIDENT
Michael E. Reinhardt, SENIOR VICE PRESIDENT

OTHER CORPORATE OFFICERS
(not shown in photograph)

Joe L. Knorr, VICE PRESIDENT
Trina L. Miles, ASSISTANT SECRETARY
Deborah M. Rousseau, VICE PRESIDENT AND SECRETARY
Donna L. Sheppard, CPA,  VICE PRESIDENT
--------------------------------------------------------------------------------

                                CORPORATE PROFILE

Community Savings Bankshares, Inc. ("Bankshares") is a Delaware-chartered stock holding company which was organized in August 1998 and became the holding company for Community Savings, F. A. ("the Association" or "Community Savings") on December 15, 1998. Bankshares' primary asset consists of its investment in its wholly-owned subsidiary, the Association, a stock savings and loan association headquartered in North Palm Beach, Florida. The Association's 21 full-service banking offices are well positioned in one of America's fastest-growing markets, known for its affluent population and its high quality of life. The mission statement of the Association reflects our dedication to our shareholders and customers.

      "COMMUNITY SAVINGS IS A SOUTH FLORIDA BASED, COMMUNITY-ORIENTED FINANCIAL INSTITUTION DEDICATED TO PROVIDING QUALITY RETAIL FINANCIAL PRODUCTS AND CUSTOMER SERVICE AT COMPETITIVE PRICES TO INDIVIDUALS AND BUSINESSES IN OUR PRIMARY MARKET AREA OF PALM BEACH, MARTIN, ST. LUCIE, AND INDIAN RIVER COUNTIES, WHILE EFFECTIVELY UTILIZING THE RESOURCES OF THE INSTITUTION, ITS HOLDING COMPANY'S SHAREHOLDERS, AND OPERATING IN A SAFE, SOUND AND PROFITABLE MANNER."

                                TABLE OF CONTENTS
--------------------------------------------------------------------------------
      Community Savings Bankshares, Inc.
         Corporate Directory                                  Inside Front Cover

      President's Message                                                      2

      Corporate Information                                                    4

      Financial Highlights                                                     5

      Management's Discussion and Analysis                                     6

      Independent Auditors' Report                                            15
         Consolidated Statements of Financial Condition                       16
         Consolidated Statements of Income                                    17
         Consolidated Statements of Changes in Shareholders' Equity           18
         Consolidated Statements of Cash Flow                                 19
         Notes to Consolidated Financial Statements                           20

      Community Savings, F. A. Corporate Directory                            44

      Locations                                                Inside back cover
--------------------------------------------------------------------------------

"OUR SHAREHOLDERS AND CUSTOMERS ARE IMPORTANT TO OUR SUCCESS AS A COMPANY."

--------------------------------------------------------------------------------
This is a picture of James B. Pittard, Jr.
President and Chief Executive Officer
of Community Savings Bankshares, Inc.
--------------------------------------------------------------------------------

PRESIDENT'S MESSAGE TO SHAREHOLDERS

Dear Shareholders,

Our mission statement states that we will provide quality products and outstanding service to individuals and businesses in our market area. In my 1998 letter to shareholders, I described some of our goals for 1999 to accomplish this mission and shared my expectation that 1999 would be a year of continued growth and profitability. I'd like to share with you our accomplishments.

"WE WILL EMPHASIZE RESIDENTIAL, CONSUMER, AND COMMERCIAL REAL ESTATE LOANS."

Lending is an important part of our business. As part of our business plan to prudently deploy the capital raised in our second step conversion in December 1998, we grew the loan portfolio by a net of $70.2 million during 1999 while maintaining our conservative loan underwriting standards. To accomplish this growth, we originated $226.3 million of residential, consumer, and commercial real estate loans in our local market area through our loan origination network. To better serve our growing number of commercial customers, we added a third commercial loan officer to our staff.

"WE WILL LOOK FOR NEW DEPOSIT MARKETS."

Our goal continues to be to make our delivery system the best in the local communities we serve. In December 1999, we opened a new office near the Ibis Country Club golf community, located in suburban West Palm Beach. The office is located on an outparcel in a shopping center near the entrance to the Ibis development. In addition to seeking new branching opportunities, we constantly analyze our existing offices to determine whether they are not only profitable but are serving their markets efficiently. As a result of this review, we decided to close our Hutchinson Island office at the expiration of its lease in 1999. The accounts at this branch were transferred to our Jensen Beach office, located just two miles away. As a result, we ended 1999 with 21 full service branch offices.

"WE WILL UTILIZE THE MARKETING CALL CENTER TO CREATE ADDITIONAL NEW BUSINESS OPPORTUNITIES."

The Marketing Call Center became fully operational early in 1999. It has proven to be an effective tool for cross selling our products and services to a wide range of customers, with more than 600 new and expanded customer relationships resulting from the efforts of the Call Center team during this first year.

"WE WILL IMPROVE OUR EFFICIENCY BY COMPETITIVELY PRICING OUR PRODUCTS AND SERVICES AND BY REDUCING OUR COSTS."

Our net income increased by $1.5 million, or 31%, during 1999, primarily as a result of a $4.6 million increase in net interest income. This increase in net interest income was due in large part to an increase in interest-earning assets, as well as to a certain extent, a decline in weighted average interest costs during 1999. Interest-earning assets increased, primarily due to the new loan originations. Partly offsetting this increase, Federal Home Loan Bank advances were used primarily in leveraged transactions to purchase securities. Net interest income was also positively affected by the decline in interest rates for much of 1999. The decline in rates on deposits and borrowings was greater than the decline in rates on loans and investments which produced a slight increase in the interest rate spread to 3.19%, increasing net interest income.

The increase in net interest income was offset in part by a $2.3 million increase in operating expense. Of that increase, $1.5 million was attributable to employee compensation and benefits as a result of increased staffing and compensation levels and the increased cost of the stock benefit plans approved by the shareholders, as well as the amortization of the cost of the additional shares purchased by the Employee Stock Ownership Plan in the second step conversion.

"WE CONTINUE OUR EFFORTS TO ENHANCE SHAREHOLDER VALUE."

During 1999, the Office of Thrift Supervision approved our applications to repurchase stock in the open market. A total of 1,267,444 shares at an average cost of $12.55 were repurchased during 1999, resulting in a book value of $13.50 per share at December 31, 1999. In addition, the Board of Directors again declared dividends during 1999 totaling $0.44 per share.

"THE YEAR 2000 ISSUE WAS A MAJOR FOCUS FOR US."

Due to the hard work and dedication of our staff, we completed the change to January 1, 2000 on all of our systems with no material problems. We will continue to monitor and test all date sensitive calculations throughout 2000. As an added benefit of the Year 2000 project, much of our computer technology and systems were upgraded, allowing our personnel to more efficiently perform their duties.

"OUR GOALS FOR 2000 ARE EXCITING."

We will continue to seek out lending opportunities in our local market area. Our lending staff will aggressively meet the needs of residential and commercial borrowers, emphasizing the origination of commercial real estate and business loans, as well as single-family residential mortgage and consumer loans. As a result of the 1999 sales of the majority of the MacArthur Foundation land holdings in Palm Beach, Martin and St. Lucie counties, major real estate development is scheduled to begin in northern Palm Beach County during 2000. Developers have already filed plans for residential projects with construction scheduled to begin in 2000.

We will continue to look for suitable locations for new branch offices. During 2000, we plan to open a new office on land we purchased at Andros Isle in West Palm Beach. Also in 2000, we will develop one of the other branch sites we own in our current market area.

We will continue to enhance shareholder value in 2000. Our stock buyback, which was approved by the Office of thrift Supervision in December 1999, will continue during 2000. In addition, our plan is to continue the growth of our asset base and, consequently, to continue to grow core earnings both through the asset growth and by improving our operating efficiency. Strategic planning committees are focusing on identifying cost reduction and enhanced fee income strategies and exploring new business opportunities during 2000.

"OUR CUSTOMERS, EMPLOYEES AND SHAREHOLDERS ARE IMPORTANT TO OUR SUCCESS AS A COMPANY."

The most significant asset in our "Customers First" quality service program is our employees because of their extensive banking knowledge and commitment to customer satisfaction.

Our directors, officers and employees appreciate the support and encouragement of our shareholders and remain committed to increasing shareholder value. We look forward to a successful year 2000 with growth and profitability as our primary goals.

Sincerely,



James B. Pittard, Jr.
President and Chief Executive Officer of Community Savings Bankshares, Inc.


          CUSTOMERS FIRST
          COMMUNITY SAVINGS
          LOGO

                                          COMMUNITY SAVINGS BANKSHARES, INC.
                                                CORPORATE INFORMATION

                     CORPORATE HEADQUARTERS                                               AUDITORS
            660 U.S. Highway One , P. O. Box 14547                              Crowe, Chizek and Company LLP
                  North Palm Beach, FL 33408                            400 Riverfront Plaza Bldg. 55 Campau Ave. NW
                   www.communitysavings.com                                        Grand Rapids, MI 49503
            (561) 881-2212 (800) 879-0112 (Florida)
                                                                                       SPECIAL COUNSEL
                        ANNUAL MEETING                                      Elias, Matz, Tiernan & Herrick L.L.P.
                   April 26, 2000, 1:30 p.m.                                   734 15th Street, NW, 12th Floor
            Embassy Suites PGA, 4350 PGA Boulevard                                  Washington, DC 20005
                 Palm Beach Gardens, FL 33410                                           www.emth.com

                           FORM 10-K                                                   GENERAL COUNSEL
       A copy of Bankshares' Annual Report on Form 10-K,                        Hurd, Horvath & Dinkin P. A.
     as filed with the Securities and Exchange Commission,                     8295 N. Military Trail, Suite A
                 is available without charge.                                   Palm Beach Gardens, FL 33410

                         STOCK LISTING                                           REGISTRAR & TRANSFER AGENT
   The common stock of Community Savings Bankshares, Inc. is              ChaseMellon Shareholder Services, L.L.C.
   traded on The Nasdaq Stock Market under the symbol CMSV.                  Overpeck Centre, 85 Challenger Road
                                                                                  Ridgefield Park, NJ 07660
                       DIVIDEND SERVICES                                     (800) 526-0801 www.chasemellon.com
    Dividend Reinvestment and Optional Cash Investment Plan
     provides shareholders a regular way of investing cash                          SHAREHOLDER RELATIONS
  dividends in additional shares and investing optional cash              Deborah M. Rousseau, Corporate Secretary
      payments without payment of brokerage commissions.                Trina L. Miles, Assistant Corporate Secretary
                                                                      Susan L. Sabias, Shareholder Relations Secretary

                SHAREHOLDER ACCOUNT ASSISTANCE
     Shareholders who wish to change the name, address or                            INVESTOR RELATIONS
 ownership of stock or report lost certificates should contact         James B. Pittard, Jr., Chief Executive Officer
    ChaseMellon Shareholder Services, L.L.C. at the address             Larry J. Baker, CPA, Chief Financial Officer
                    or phone number above.

On December 15, 1998, the conversion and reorganization of ComFed, M. H. C. was consummated. Each existing share of Community Savings Bankshares, Inc. except for those shares held by ComFed, M. H. C., was exchanged for 2.0445 shares of common stock of Bankshares. The book value, prices, and dividends per share in the following table have been adjusted to reflect the transaction. As of December 31, 1999, there were 9,319,873 shares of Common Stock outstanding and 1,742 shareholders of record, not including the number of persons or entities whose stock is held in nominee or "street" name through various brokerage firms or banks. The following table sets forth quarter ending book value, high, low, and closing trade prices, and dividend per share information.

--------------------------------------------------------------------------------
                                            Stock Prices
                                    ------------------------------
                        Book                                           Dividend
Quarter Ended           Value       High        Low          Close     Per Share
--------------------------------------------------------------------------------
December 31, 1999      $13.50      $13.44      $11.44       $12.56       $.1100
September 30, 1999     $13.41      $13.50      $11.63       $12.00       $.1100
June 30, 1999          $13.38      $13.13      $11.81       $12.63       $.1100
March 31, 1999         $13.42      $13.13      $10.69       $12.50       $.1100

December 31, 1998      $13.43      $12.23      $ 8.50       $10.75       $.1100
September 30, 1998     $ 8.27      $18.22      $10.27       $10.64       $.1100
June 30, 1998          $ 8.15      $19.08      $15.16       $16.14       $.1100
March 31, 1998         $ 8.08      $20.05      $16.45       $18.89       $.1100

FINANCIAL HIGHLIGHTS

The common stock of Community Savings Bankshares, Inc. trades on The Nasdaq Stock Market under the symbol "CMSV".

                                                12/31/99    12/31/98    12/31/97    12/31/96     9/30/96     9/30/95
FOR THE YEAR ENDED (In Thousands)
--------------------------------------------------------------------------------------------------------------------
Interest income                                 $ 58,464    $ 54,489    $ 50,316    $ 45,580    $ 43,889    $ 37,720
Interest expense                                  29,535      30,159      27,390      23,888      22,859      18,634
Net interest income                               28,929      24,330      22,926      21,692      21,030      19,086
Net income                                         6,534       4,994       5,356       4,024       3,915       4,574

AVERAGE FOR THE YEAR ENDED (In Thousands)
--------------------------------------------------------------------------------------------------------------------
Total assets                                    $858,785    $772,248    $693,175    $631,038    $612,004    $544,555
Loans receivable, net                            577,603     510,491     411,098     359,414     346,880     321,849
Cash and cash equivalents                         49,794      44,819      42,029      47,532      48,367      53,736
Securities held to maturity and available for    171,212     167,357     210,870     195,765     187,239     183,443
Deposits                                         591,849     578,574     537,965     494,034     478,955     429,893
Borrowed funds                                   123,689      90,928      61,551      46,076      42,416      29,086
Shareholders' equity                             130,119      86,980      78,822      75,323      74,638      69,263

AT YEAR END (In Thousands)
--------------------------------------------------------------------------------------------------------------------
Total assets                                    $892,974    $844,041    $720,133    $655,209    $650,332    $567,006
Loans receivable, net                            608,369     538,204     451,709     389,040     376,219     329,442
Cash and cash equivalents                         45,239     117,015      25,954      42,442      44,780      42,497
Securities held to maturity                       38,802      52,619      67,801      75,544      77,238     137,178
Securities available for sale                    144,840      95,151     142,269     123,152     124,287      27,028
Real estate owned                                    494         522         592       1,455       1,384       1,910
Deposits                                         613,943     594,400     550,708     513,709     498,929     437,376
Borrowed funds                                   154,694     107,350      75,098      53,908      55,867      39,101
Shareholders' equity                             115,701     133,286      81,259      76,119      75,056      72,848

KEY FINANCIAL DATA
--------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS:
Return on average assets                            0.76%       0.65%       0.77%       0.64%       0.64%       0.84%
Return on average equity                            5.02        5.74        6.80        5.34        5.25        6.60
Net interest rate spread                            3.19        3.04        3.13        3.24        3.24        3.40
Net interest margin                                 3.62        3.37        3.51        3.64        3.65        3.78
Non-interest income to average assets               0.45        0.53        0.64        0.58        0.55        0.62
Non-interest expense to average assets              2.68        2.68        2.72        3.18        3.20        2.74
Dividend payout ratio                              62.98       53.54       38.69       39.57       42.89       28.22
ASSET QUALITY RATIOS, AT PERIOD END:
Non-performing loans to net loans receivable        0.17        0.31        0.31        0.42        0.22        0.20
Non-performing assets to total assets               0.17        0.26        0.27        0.47        0.40        0.45
Allowance for loan losses
    to non-performing loans                       377.57      189.45      193.04      155.86      274.58      527.49
Allowance for loan losses to loans receivable       0.64        0.58        0.59        0.65        0.61        1.05

CAPITAL RATIOS:
Shareholders' equity to total assets,
    at period end                                  12.96       15.79       11.28       11.62       11.54       12.85
Average equity to average assets                   15.15       11.26       11.37       11.94       12.20       12.72
OTHER DATA:
Number of offices                                     21          21          21          18          18          17

MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

In the following discussion, references to "Bankshares" refer to Community Savings Bankshares, Inc. together with its subsidiary, Community Savings, F. A. (the "Association"). During January 1997, the Board of Directors approved the change in the fiscal year end for all related entities from September 30th to December 31st, effective with the year and the three months ended December 31, 1996.

                       COMMUNITY SAVINGS BANKSHARES, INC.

Bankshares is a Delaware-chartered stock holding company organized in August 1998. Bankshares' significant assets include cash and its investment in its wholly-owned subsidiary, the Association. On December 15, 1998, Bankshares completed its reorganization and stock offering in connection with the conversion and reorganization of ComFed, M. H. C. (the "Holding Company"), a mutual holding company, and its mid-tier holding company ("Mid-Tier"). Bankshares sold 5,470,65l shares of common stock at $10.00 per share in a subscription and community offering (the "Offering") resulting in net proceeds of approximately $53.0 million. Bankshares also issued 5,078,233 shares of common stock to existing minority shareholders of Mid-Tier (the "Exchange") at an exchange ratio of 2.0445 shares for each share of the Mid-Tier common stock. At December 31, 1999, there were 9,319,873 shares of common stock outstanding.

                            COMMUNITY SAVINGS, F. A.

The Association, founded in 1955, is a federally-chartered stock savings and loan association headquartered in North Palm Beach, Florida. The Association's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). The Association has been a member of the Federal Home Loan Bank of Atlanta ("FHLB") since 1955. The Association is regulated by the Office of Thrift Supervision ("OTS").

On December 15, 1998, Bankshares became the holding company for the Association as a result of the completion of the conversion and reorganization of the Association from the two-tier mutual holding company structure to the stock holding company structure and the related stock offering of Bankshares (the "Reorganization"). In the course of the Reorganization, the Holding Company and Mid-Tier were merged with and into the Association. The Reorganization, including the mergers, was accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments. Net proceeds from the Reorganization approximated $53.0 million which were initially invested in interest-earning deposits at December 31, 1998, and which have been since disbursed primarily to fund loan originations, securities purchases, and repurchases of Bankshares' common stock in the open market This use of funds reflected the implementation of the Association's business plan to prudently deploy the capital raised in the Reorganization, without an increase in high risk lending or investment activities.

The Association is a community-oriented financial institution engaged primarily in the business of attracting deposits from the general public and using such funds, together with other borrowings, to invest in various residential and commercial real estate loans, consumer and commercial business loans, mortgage-backed securities ("MBS"), and investment securities. As part of its asset/liability strategy, the Association emphasizes the origination of adjustable- and hybrid-rate loans on residential properties. The interest on adjustable-rate loans adjusts annually. Hybrid loans are loans which have a fixed-interest rate for the first five or seven years. After this period, the loans convert to adjustable-rate loans. The Association also offers traditional fixed-rate residential loans for terms of 15 or 30 years. The Association's plan is to operate as a well-capitalized, profitable and independent institution. The Association currently exceeds all regulatory capital requirements.

The Association's profitability is highly dependent on its net interest income. The components that determine net interest income are the amount of interest-earning assets and interest-bearing liabilities, non interest bearing liabilities, and capital, together with the yields earned or rates paid on such interest rate-sensitive instruments. The Association manages interest rate risk exposure by matching, to a degree, asset and liability maturities and rates. This is accomplished while considering the credit risk of certain assets. The Association maintains asset quality by utilizing comprehensive loan underwriting standards and collection efforts as well as by primarily originating or purchasing secured or guaranteed assets.

The Association has two wholly-owned subsidiaries. ComFed, Inc. ("ComFed"), formed in 1971, operates as Community Insurance Agency. Palm River Development Co., Inc. ("Palm River"), incorporated in 1999, is engaged in a real estate development joint venture in Indian River County.

RESULTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

GENERAL
Net income for the year ended December 31, 1999 increased 30.8% to $6.5 million, or $0.65 diluted earnings per share, compared to $5.0 million, or $0.48 diluted earnings per share for the same period in 1998. The increase was primarily the result of a $4.6 million increase in net interest income, partially offset by a $2.3 million increase in operating expense.

INTEREST INCOME
Interest income for the year ended December 31, 1999 totaled $58.5 million, an increase of $4.0 million, or 7.3%, from $54.5 million for 1998 reflecting, in part, the implementation of the Association's growth strategy to expand the loan and securities available for sale portfolios, offset in part by the lower-interest environment which existed for much of 1999. The increase was due primarily to a $75.9 million increase in average interest-earning assets to $798.6 million for the year ended December 31, 1999 from $722.7 million for 1998, partially offset by a decrease in the average yield on average interest-earning assets to 7.32% for the year ended December 31, 1999 from 7.54% for 1998. Interest income on loans increased $4.3 million, or 10.7%, to $44.5 million for the year ended December 31, 1999 compared to $40.2 million for 1998. Interest income from securities held to maturity and securities available for sale decreased by $371,000, or 3.2%, to $11.3 million for the year ended December 31, 1999 from $11.6 million for 1998. The decrease in income from securities held to maturity and securities available for sale was caused by a $3.8 million decrease in the average balance to $171.2 million for the year ended December 31, 1999 from $167.4 million for 1998 as well as a decrease in the average yield to 6.58% for the year ended December 31, 1999 from 6.95% for 1998. For further details on the increase in interest income, see the charts in "Average Balance Sheet" and "Rate Volume Analysis" on pages 8-9.

Management's strategy during 2000 will be to continue to grow the Association's loan portfolio with a continued emphasis on higher yielding commercial real estate and business loans. Such growth, in the rising interest-rate environment which exists in early 2000, should have a positive effect on interest income and the over all yield on interest-earning assets. However, such growth may also result in additional provisions for loan losses. Interest rate spreads on the growth may tighten due to the current interest rate environment and the cost of funding sources.

INTEREST EXPENSE
Interest expense decreased $624,000, or 2.1%, to $29.5 million for the year ended December 31, 1999 from $30.2 million for 1998. Interest on deposits decreased $2.1 million, or 8.7%, to $22.0 million for the year ended December 31, 1999 from $24.1 million for 1998. The decrease was due primarily to a decrease in the average cost of deposits to 3.71% from 4.17%, which reflected a lower-interest rate environment in the Association's market area for much of 1999. Such decreases were partially offset by a $13.3 million, or 2.3%, increase in the average balance to $591.8 million in 1999. For most of 1999, management's policy was to maintain existing deposit accounts when possible without matching competitor's rates on certificates of deposits. However, during the last quarter of 1999, management found it necessary to place an increased emphasis on competitively pricing its deposit products, including odd-term certificate of deposit products, as well as existing certificate of deposit products, in order to attract new deposits, as well as to maintain its existing deposit customers. Because certificates of deposit typically have a higher interest rate cost to the Association than transaction accounts, an increased emphasis was placed on obtaining a checking account as well as the certificate of deposit from new customers. Such strategy was implemented as part of the Association's asset liability policy. As a result, certificates of deposits and transaction accounts increased $6.5 million and $13.0 million, respectively, at December 31, 1999 as compared to December 31, 1998. Interest expense attributable to borrowed funds increased $1.5 million, or 24.2%, to $7.6 million for the year ended December 31, 1999 from $6.1 million for 1998, primarily due to a $32.8 million, or 36.0%, increase in the average balance of borrowed funds to $123.7 million during 1999 from $90.9 million during the 1998 period, partially offset by a decrease in the average cost of borrowed funds to 6.10% for the year ended December 31, 1999 from 6.65% for the 1998 period. During 1999, additional FHLB advances totaling $65.0 million included advances totaling $35.7 million used primarily to fund the purchase of securities with higher interest yields than the rate paid on the advances. For further details on interest expense, see the tables in "Average Balance Sheet" and "Rate Volume Analysis" on pages 8-9.

The Association will be operating in a rising interest-rate environment during the beginning of 2000. In such an environment, interest rate spreads tend to decrease as rates paid on funding sources typically rise faster than yields received on interest-earning assets. The Association will continue to match new asset growth with the least expensive funding sources available. Some strategies may include emphasizing lower-costing transaction accounts or FHLB advances.

AVERAGE BALANCE SHEET
The following tables set forth certain additional information relating to Bankshares' average balance sheet and reflect the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. The use of monthly average balances instead of daily average balances has not caused any material difference in the information presented. This information, when considered with the prior comments and the following Rate Volume Analysis table, explains the reasons for the growth in net interest income.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                    For the Years Ended December 31,
                                         ------------------------------------------------------------------------------------------
                                                      1999                           1998                          1997
                                         -----------------------------   ---------------------------   ----------------------------
                                                               AVERAGE                       Average                        Average
                                          AVERAGE              YIELD/    Average             Yield/    Average              Yield/
                                          BALANCE   INTEREST   COST      Balance   Interest  Cost      Balance   Interest   Cost
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          (Dollars In Thousands)
                                         ------------------------------------------------------------------------------------------
Interest-earning assets:
    Real estate loans                     $557,419   $42,759    7.67%   $489,915   $38,342    7.83%   $392,782    $31,846    8.11%
    Consumer and commercial business        20,184     1,756    8.70      20,576     1,886    9.17      18,316      1,644    8.98
    Securities held to maturity and
        available for sale                 171,212    11,258    6.58     167,357    11,629    6.95     210,870     14,870    7.05
    Other investments (1)                   49,794     2,691    5.40      44,819     2,632    5.87      31,851      1,956    6.14
                                          --------   -------            --------   -------            --------    -------
  Total interest-earning assets            798,609    58,464    7.32     722,667    54,489    7.54     653,819     50,316    7.70
                                                     -------                       -------                        -------
Non-interest-earning assets                 60,176                        49,581                        39,356
                                          --------                      --------                      --------
       Total assets                       $858,785                      $772,248                      $693,175
                                          ========                      ========                      ========

Interest-bearing liabilities:
    Deposits                              $591,849    21,987    3.71    $578,574    24,111    4.17    $537,965     22,648    4.21
    Borrowed funds                         123,689     7,548    6.10      90,928     6,048    6.65      61,551      4,742    7.70
                                          --------   -------            --------   -------            --------    -------
  Total interest-bearing liabilities       715,538    29,535    4.13     669,502    30,159    4.50     599,516     27,390    4.57
                                                     -------                       -------                        -------
Non-interest-bearing liabilities            13,128                        15,766                        14,837
                                          --------                      --------                      --------
       Total liabilities                   728,666                       685,268                       614,353
Shareholders' equity                       130,119                        86,980                        78,822
                                          --------                      --------                      --------
Total liabilities and shareholders'
       equity                             $858,785                      $772,248                      $693,175
                                          ========                      ========                      ========

Net interest income                                  $28,929                       $24,330                        $22,926
                                                     =======                       =======                        =======
Net interest rate spread (2)                                    3.19%                         3.04%                          3.13%
                                                              ======                        ======                         ======
Net yield on interest-earning assets (3)                        3.62%                         3.37%                          3.51%
                                                              ======                        ======                         ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities                     111.61%                       107.94%                        109.06%
                                                              ======                        ======                         ======
-----------------------------------------------------------------------------------------------------------------------------------
(1) Includes interest-earning deposits and FHLB stock.
(2) Net interest-rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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

------------------------------------------------------------------------------------------------------------------------------------
                                   Year Ended December 31,            Year Ended December 31,         Year Ended December 31, 1997
                                        1999 VS. 1998                      1998 vs. 1997           vs. Year Ended September 30, 1996
                             ---------------------------------- ----------------------------------- --------------------------------
                               Increase/(Decrease)                Increase/(Decrease)                 Increase/(Decrease)
                                     Due to                             Due to                             Due to
                             ------------------------  Total    ------------------------   Total    ----------------------  Total
                                              Rate/  Increase                    Rate/    Increase                 Rate/   Increase
                             Volume   Rate    Volume (Decrease) Volume   Rate    Volume  (Decrease) Volume  Rate   Volume (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
                                                                         (In Thousands)
                             -------------------------------------------------------------------------------------------------------
 INTEREST INCOME:
    Real estate loans        $5,287  $ (784)  $ (86)  $4,417   $7,877  $(1,100)  $ (281)  $6,496   $4,981  $  99    $  1   $5,081
    Consumer and commercial
      business loans            (37)    (97)      4     (130)     203       35        4      242      246    (94)    (16)     136
    Securities held to
      maturity and available
      for sale                  231    (535)    (67)    (371)  (3,033)    (239)      31   (3,241)   1,542    137      68    1,747
    Other investments (1)       292    (211)    (22)      59      796      (86)     (34)     676     (594)    75     (18)    (537)
                             ------  ------   -----   ------   ------  -------   ------   ------   ------  -----    ----   ------
    Total interest-earning
      assets                  5,773  (1,627)   (171)   3,975    5,843   (1,390)    (280)   4,173    6,175    217      35    6,427
                             ------  ------   -----   ------   ------  -------   ------   ------   ------  -----    ----   ------
 INTEREST EXPENSE
    Deposits                    525  (2,661)     12   (2,124)   1,710     (215)     (32)   1,463    2,372    910     119    3,401
    Borrowed funds            2,208    (500)   (208)   1,500    2,262     (646)    (310)   1,306    1,630   (348)   (152)   1,130
                             ------  ------   -----   ------   ------  -------   ------   ------   ------  -----    ----   ------
    Total interest-bearing
      liabilities             2,733  (3,161)   (196)    (624)   3,972     (861)    (342)   2,769    4,002    562     (33)   4,531
                             ------  ------   -----   ------   ------  -------   ------   ------   ------  -----    ----   ------
 Net change in net           $3,040  $1,534   $  25   $4,599   $1,871  $  (529)  $   62   $1,404   $2,173  $(345)   $ 68   $1,896
 interest income             ======  ======  ======   ======   ======  =======   ======   ======   ======  =====    ====   ======
                             -------------------------------------------------------------------------------------------------------

(1) Includes interest-earning deposits and FHLB stock.

PROVISION FOR LOAN LOSSES
The Association maintains an allowance for loan losses based upon a periodic evaluation of known and inherent risks in the loan portfolio, its past loan loss experience, adverse situations that may affect borrowers' ability to repay loans, the estimated value of the underlying loan collateral, the nature and volume of its loan activities, and current as well as expected future economic conditions. Loan loss provisions are based upon management's estimate of the fair value of the collateral and the actual loss experience, as well as guidelines applied by the OTS and the FDIC. The provision for loan losses was $905,000 for the year ended December 31, 1999 as compared to $622,000 for 1998. The provision for loan losses was reduced in 1998 due to a $252,000 recovery of a prior loss which reduced the necessary provision amount for 1998. The Association did not experience this level of recoveries in 1999. Management increased the allowance for loan losses in 1999 in order to protect against the inherent risk in the loan portfolio due to the $70.2 million increase in the loan portfolio during this period. Management reviews the adequacy of its allowances for loan losses monthly through asset classification review. The allowance for loan losses as a percentage of loans receivable at December 31, 1999 and 1998 was 0.64% and 0.58%, respectively.

OTHER INCOME
Other income consists of servicing income and fee income, service charges, gain or loss on the sale or early maturity of securities available for sale, loans, and other assets. Other income decreased $227,000 or 5.6%, to $3.8 million for the year ended December 31, 1999 from $4.1 million for 1998 primarily due to the recognition of a $138,000 loss reflecting the decline in fair value of a security that was determined during 1999 by management to be other than temporary. In addition, the results for 1998 included a $175,000 gain on the call of a security that did not reoccur in 1999. The decrease was partially offset by a $194,000 increase in fee income (which includes servicing income and other loan fees, and NOW account and other customer fees) which was $3.8 million and $3.6 million for the 1999 and the 1998 periods, respectively.

OPERATING EXPENSE
Total operating expense increased $2.3 million to $23.0 million for the year ended December 31, 1999 from $20.7 million for 1998. Employee compensation and benefits increased by $1.6 million to $11.9 million during the year ended December 31, 1999 from $10.3 million during 1998 primarily as a result of increased staffing and compensation levels designed to maintain non-management employee wages at competitive levels in the Association's market area and the increased cost of the 1999 stock benefit programs. Occupancy and equipment expense increased $521,000 to $6.0 million for the year ended December 31, 1999, from $5.5 million for the 1998 period primarily as a result of increased depreciation expense, repairs and maintenance costs, and real estate taxes, offset in part by a decrease in lease expense. The increase in depreciation expense and the decrease in lease expense are related to the relocation of two branch offices from leased facilities to new buildings built by the Association during the latter part of 1998, as well as by the closing during 1999 of a leased branch office. In addition, miscellaneous expense (which includes but is not limited to such expense items as legal, shareholder relations, accounting, tax and regulatory services, stationery and supplies, postage, telephone, and other miscellaneous expenses) increased $295,000 for the year ended December 31, 1999 as compared to 1998.

PROVISION FOR INCOME TAXES
The provision for income taxes increased $236,000 to $2.3 million for the year ended December 31, 1999 from $2.1 million for 1998 due in part to higher taxable income during the year ended December 31, 1998. The increase was partially offset by the increased benefit from tax credits totaling $599,000 during the year ended December 31, 1999 resulting from the Association's investment in affordable housing partnerships, as compared to $320,000 for 1998.

RESULTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

GENERAL
Net income for the year ended December 31, 1998 decreased 6.8% to $5.0 million, or $0.48 diluted earnings per share, compared to $5.4 million, or $0.52 diluted earnings per share for 1997. Results for the year ended December 31, 1997 included a one-time $384,000 after tax gain on the sale of the stock of the Association's data service bureau which did not reoccur during 1998. However, during 1998, net interest income increased $1.4 million to $24.3 million from $22.9 million for 1997 as described below and is shown in the tables in "Average Balance Sheet" and "Rate Volume Analysis" on pp. 8-9. Other income and the provision for income taxes decreased $379,000 and $823,000, respectively, during 1998 while operating expense increased $1.9 million during this time period.

INTEREST INCOME
Interest income for the year ended December 31, 1998 totaled $54.5 million, an increase of $4.2 million, or 8.3%, from $50.3 million for 1997 reflecting, in part, the implementation of the Association's growth strategy to expand the loan and securities available for sale portfolios. The increase was due primarily to a $68.8 million increase in average interest-earning assets of to $722.7 million for the year ended December 31, 1998 from $653.8 million for 1997, partially offset by a decrease in the average yield on average interest-earning assets to 7.54% for the year ended December 31, 1998 from 7.70% for 1997. Interest income on loans increased $6.7 million, or 20.0%, to $40.2 million for the year ended December 31, 1998 compared to $33.5 million for 1997. Interest income from securities held to maturity and securities available for sale decreased by $3.2 million, or 21.5%, to $11.6 million for the year ended December 31, 1998 from $14.9 million for 1997. The decrease in income from securities held to maturity and securities available for sale was primarily caused by a $43.5 million decrease in the average balance (invested in loans above) to $167.4 million for the year ended December 31, 1998 from $210.9 million for 1997 as well as a decrease in the average yield to 6.95% for the year ended December 31, 1998 from 7.05% for 1997.

INTEREST EXPENSE
Interest expense increased $2.8 million, or 10.2%, to $30.2 million for the year ended December 31, 1998 from $27.4 million for 1997. Interest on deposits increased $1.5 million, or 6.2%, to $24.1 million for the year ended December 31, 1998 from $22.6 million for 1997. The increase was due primarily to the increase in the average balance of deposits of $40.6 million, or 7.5%, to $578.6 million during 1998 from $538.0 million during 1997 partially offset by a small decrease in the average cost of deposits to 4.17% from 4.21%. In order to increase its market share of total deposits during 1998 as well as to maintain its existing deposit customers, the Association placed an increased emphasis on competitively pricing its deposit products, including odd-term certificate of deposit products, as well as existing certificate of deposit products, as part of its asset liability strategy during 1998. Certificates of deposit typically have a higher interest rate cost to the Association than transaction accounts. Certificates of deposits and transaction accounts increased $10.1 million and $33.6 million, respectively, at December 31, 1998 as compared to December 31, 1997. Interest expense attributable to borrowed funds increased $1.3 million, or 27.7%, to $6.1 million for the year ended December 31, 1998 from $4.7 million for 1997, primarily due to an increase in the average balance of borrowed funds to $90.9 million during 1998 from $61.6 million during the 1997 period, partially offset by a decrease in the average cost of borrowed funds to 6.65% for the year ended December 31, 1998 from 7.70% for the 1997 period. During 1998, additional advances from the FHLB were used primarily to fund the purchase of securities which have higher yields than the interest cost of the FHLB advances.

PROVISION FOR LOAN LOSSES
The provision for loan losses was $622,000 for the year ended December 31, 1998 as compared to $264,000 for 1997. The increase in the provision for loan losses for 1998 was primarily attributable to management's assessment that the allowance for loan losses needed to be increased to protect against the inherent risk in the loan portfolio due to the $86.5 million increase in the loan portfolio during this period. Management reviews the adequacy of its allowances for loan losses monthly through asset classification review. The allowance for loan losses as a percentage of net loans receivable at December 31, 1998 and 1997 was 0.58% and 0.59%, respectively.

OTHER INCOME
Other income consists of servicing income and fee income, service charges, gain or loss on the sale or early maturity of securities available for sale, loans, and other assets. Other income decreased $379,000 or 8.4%, to $4.1 million for the year ended December 31, 1998 from $4.5 million for 1997. Net gain on sale of other assets of $617,000 in the year ended December 31, 1997 represented the one-time gain on the sale of stock of the Association's data service bureau. Fee income (which includes servicing income and other loan fees, and NOW account and other customer fees) was $3.6 million for both 1998 and 1997.

OPERATING EXPENSE
Total operating expense increased $1.9 million to $20.7 million for the year ended December 31, 1998 from $18.8 million for 1997. Employee compensation and benefits increased by $1.4 million to $10.3 million for the year ended December 31, 1998 from $8.9 million for 1997 primarily as a result of increased staffing and compensation levels and increased cost of the stock benefit programs, reflecting changes in the market value of Bankshares' common stock during 1998. Occupancy and equipment expense increased $437,000 to $5.5 million for the year ended December 31, 1998, from $5.1 million for 1997 primarily as a result of the relocation of two branch offices, the exercise of options to purchase two existing leaseholds, and increased depreciation expense. These events involved construction costs, as well as increased depreciation expense related to new hardware and software purchased for the Association's computer network.

PROVISION FOR INCOME TAXES
The provision for income taxes decreased $823,000 to $2.1 million for the year ended December 31, 1998 from $2.9 million for the 1997 period due in part to lower taxable income during the year ended December 31, 1998. The decrease also reflected the increased benefit from tax credits totaling $320,000 for the year ended December 31, 1998 resulting from the Association's investment in affordable housing partnerships as compared to $197,000 for 1997.

FINANCIAL CONDITION
DECEMBER 31, 1999 COMPARED TO DECEMBER 31, 1998

Total assets increased $49.0 million, or 6%, to $893.0 million at December 31, 1999 from $844.0 million at December 31, 1998. The increase in total assets was primarily due to a $70.2 million increase in the loan portfolio funded in part by a $71.8 million decrease in cash and cash equivalents. The 1999 business plan included the prudent deployment of the capital raised in the second step conversion, without an increase in high risk lending or investment activities. As part of this effort, the loan portfolio was increased by $70.2 million, or 13%, by emphasizing the origination of residential and commercial real estate loans secured by properties located in the Association's local market area through its loan origination network while still maintaining its conservative loan underwriting standards. The $70.2 million increase represented new loan originations and purchases totaling $228.2 million and $6.1 million, respectively, of which $151.0 million were one-to four-family residential loans, $15.0 million were multi-family residential loans, $26.1 million were commercial real estate loans, $1.9 million were commercial business loans, $37.4 million were land loans and $2.9 million were consumer loans. These originations and purchases were offset in part by sales, principal repayments, an increase in loans in process and other adjustments totaling $6.0 million, $133.2 million, $23.7 million and $1.2 million, respectively.

The securities portfolio, which includes securities both held to maturity and available for sale, had a net increase for the year of $35.9 million. Investment securities held to maturity decreased $13.8 million to $38.8 million at December 31, 1999 from $52.6 million at December 31, 1998. Securities available for sale increased by $49.6 million to $144.8 million at December 31, 1999 from $95.2 million at December 31, 1998. Purchases of new securities totaled $74.2 million, which included $29.4 million in U.S. Government and agency securities, $5.0 million in corporate debt, $10.0 million in mutual funds, and $29.8 million in mortgage-backed securities. Of these new purchases, $35.7 million were financed in leveraged transactions using FHLB advances. All of the securities purchased were classified as available for sale. The purchases were offset in part by $5.0 million in calls and $33.3 million in principal repayments, amortization and accretion. Included in the securities portfolio are Auto Bonds Receivables (the "Auto Bonds") which are asset-backed securities secured by automobile loan receivables During 1999, management determined that the decline in fair value on the Association's investment in the Auto Bonds was other than temporary resulting in a write down of $138,000 and a reclassification from held to maturity to available for sale. The Auto Bonds are reported at their fair value of $413,000 at December 31, 1999.

During July 1999, the Association formed a wholly-owned subsidiary, Palm River. This subsidiary entered into a development agreement (the "Agreement") with a local developer to construct and sell 17 single-family lots, 48 condominiums, 22 carriage homes and 116 patio homes on 117 acres of land in Indian River County, Florida. Palm River's investment in and advances to this real estate venture totaled $11.6 million at December 31, 1999.

Office properties and equipment increased by $795,000 to $24.9 million at December 31, 1999 primarily as a result of the opening of a new branch office in the Shoppes of Ibis. FHLB stock increased $2.3 million to $7.0 million at December 31, 1999.

The increase in total assets was funded primarily by a $19.5 million increase in deposits to $613.9 million at December 31, 1999 as compared to $594.4 million at December 31, 1998. For most of 1999, management's policy was to maintain existing deposit accounts when possible without matching competitor's rates on certificates of deposit. However, during the last quarter of 1999, management found it necessary to place an increased emphasis on competitively pricing its deposit products, including odd-term certificate of deposit products, as well as existing certificate of deposit products, in order to attract new deposits, and to maintain its existing deposit customers. Because certificates of deposit typically have a higher interest rate cost to the Association than core accounts, an increased emphasis was placed on obtaining a checking account as well as the certificate of deposit from new customers. As a result, core deposits (which include passbooks and NOW, demand, statement and money market accounts) increased $13.0 million, or 5.5%, and certificates of deposit increased $6.5 million, or 1.8%. This resulted in an increase in the actual rate paid on total deposits to 3.88% at December 31, 1999, from an average yield for 1999 of 3.71%. In addition, the Association used FHLB advances more extensively to fund its asset growth. Such advances increased $48.3 million primarily due to $65.0 million in new advances used to fund securities purchases and loan originations, offset in part by $10.0 million and $6.7 million in calls and normal repayments, respectively.

Shareholders' equity decreased to $115.7 million or $13.50 per share at December 31, 1999 from $133.3 million or $13.43 per share at December 31, 1998. This decrease was due primarily to the repurchase during 1999 of 1,267,444 of Bankshares' issued and outstanding common stock at a cost of approximately $15.9 million, in addition to the payment of dividends aggregating $0.44 per share. The decrease also reflected the cost of the open market purchases of common stock totaling $2.9 million which were used to fund grants in the 1995 and 1999 Recognition and Retention Plans, offset in part by net income for the year of $6.5 million.

LIQUIDITY AND CAPITAL RESOURCES

The Association adjusts its liquidity levels in order to meet funding needs of deposit outflows, payment of real estate taxes on mortgage loans, repayment of borrowings and loan commitments. The Association also adjusts liquidity as appropriate to meet its asset and liability management objectives. A major portion of the Association's liquidity consists of cash and cash equivalents, which are a product of its operating, investing and financing activities. The Association is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 4.0%. The Association's liquidity ratio averaged 12.2% during the month of December 31, 1999 and 14.7% for fiscal 1999.

The Association's primary sources of funds are deposits, amortization and prepayment of loans and MBS, maturities of investment securities and other short-term investments, FHLB advances, as well as earnings and funds provided from operations. While scheduled principal repayments on loans and MBS, and maturities of securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Association manages the pricing of its deposits to maintain a desired deposit balance. In addition, the Association invests funds in excess of its immediate needs in short-term interest-earning deposits and other assets, which provide liquidity to meet lending requirements. Short-term interest-bearing deposits with the FHLB of Atlanta amounted to $21.4 million at December 31, 1999. Other assets qualifying for liquidity outstanding at December 31, 1999 amounted to $51.1 million. For additional information about cash flows from operating, financing, and investing activities, see Consolidated Statements of Cash Flows included in the Consolidated Financial Statements which are part of this Annual Report.

Liquidity management is both a daily and long-term function of business management. If funds are required beyond the ability to generate them internally, borrowing agreements exist with the FHLB which provide an additional source of funds. FHLB advances totaled $140.2 million at December 31, 1999. At December 31, 1999, loan commitments totaled $5.3 million, the unfunded portion of consumer lines of credit totaled $7.8 million, and available commercial lines and letters of credit totaled $6.4 million. There were no commitments outstanding to purchase loans at that date. Commitments to purchase mortgage-backed securities totaled $1.1 million at December 31, 1999. Certificates of deposit scheduled to mature in less than one year totaled $257.9 million at December 31, 1999. Based on prior experience, management believes that a significant portion of such deposits will remain with the Association.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements of Bankshares and the accompanying notes presented in this Annual Report, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact is reflected in the increased cost of Bankshares' operations. Unlike most industrial companies, nearly all of the assets and liabilities of Bankshares are monetary. As a result, interest rates have a greater impact on Bankshares' performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

For fiscal years beginning after June 15, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges generally will be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect on Bankshares' financial statements but the effect will depend on the extent of Bankshares' derivative holdings, if any, when this standard applies.

Mortgage loans originated in mortgage banking are converted into securities on occasion. A new accounting standard effective in 1999 allows these securities to be classified as available for sale, held to maturity, or trading instead of the previous requirement to classify such assets as trading.

YEAR 2000 CONSIDERATIONS

Bankshares completed the change to January 1, 2000 on all of its systems with no material problems. Management and staff will continue to monitor its systems and to test date sensitive calculations throughout 2000.

FORWARD-LOOKING STATEMENTS

Certain information in this annual report may constitute forward-looking information, as that term is defined in the Private Securities Litigation Reform Act of 1995, that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, demand for loan and deposit products and the development of an interest rate environment that adversely affects the interest rate spread or other income from Bankshares' investments and operations.

ASSET/LIABILITY MANAGEMENT

Since substantially all of Bankshares' interest-earning assets and interest-bearing liabilities are held by the Association, Bankshares' interest rate risk exposure primarily lies at the Association level. As a result, all significant interest rate risk management procedures are performed by management of the Association. Bankshares' balance sheet consists of investments in interest-earning assets (primarily loans and securities) which are primarily funded by interest-bearing liabilities (deposits and borrowings.) Such financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk. All financial instruments are either classified as held to maturity or available for sale. As of December 31, 1999, Bankshares did not own any trading assets, nor did it have any hedging transactions in place such as interest rate swaps and caps. Based upon the nature of Bankshares' operations, it is not subject to foreign currency exchange or commodity price risk. Bankshares' loan portfolio is secured by assets located primarily in Palm Beach, Martin, St. Lucie, and Indian River counties in Florida and, therefore, is subject to risks associated with those local economies.

Bankshares is subject to interest rate risk to the extent that its interest-bearing liabilities with short and intermediate-term maturities reprice more rapidly, or on a different basis, than its interest-earning assets. Significant effort has been made to reduce the duration and average life of the interest-earning assets. Bankshares continues to emphasize adjustable-rate loans and to increase the amount of its consumer and commercial real estate and business loans which are generally shorter term in nature than its mortgage loans. In addition, the majority of all long-term, fixed-rate single-family residential mortgages are underwritten in accordance with Fannie Mae ("FNMA") guidelines, thereby allowing the flexibility to sell the assets into the secondary market when market conditions are favorable. With respect to its funding sources, management has attempted to reduce the impact of interest rate changes by emphasizing longer term certificates of deposit and the use of longer term advances from the FHLB.

Management measures Bankshares' interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of its cash flows from assets and liabilities in the event of a range of assumed changes in market interest rates. Bankshares' exposure to interest rate risk is reviewed on a quarterly basis by the Board of Directors and by the Asset/Liability Committee (the "ALCO") which is comprised of senior management of the Association. The ALCO establishes policies to monitor and coordinate Bankshares' sources, uses, and pricing of funds. Exposure to interest rate risk is measured with the use of interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates. If estimated changes to NPV and net interest income are not within the limits established by the Board of Directors, then the Board may direct management to adjust Bankshares' asset and liability mix to bring interest rate risk within Board approved limits.

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

The following table presents Bankshares' internal calculations of NPV at December 31, 1999.

-----------------------------------------------------------------------------------------------------------
       Change in Interest Rates                                                            NPV as % of
           in Basis Points          Estimated Net Market Value of Portfolio Equity     PV of Average Assets
            (Rate Shock)                  Amount     $ Change    % Change              NPV Ratio     Change
--------------------------------   ------------------------------------------------   ---------------------
                                              (Dollars in Thousands)                       (Basis Points)
                200                      $111,656    $(28,906)    (20.6)%              13.00%         (337)
                100                       125,361     (15,201)    (10.8)               14.60          (177)
               Static                     140,562          --        --                16.37            --
               (100)                      157,480      16,918      12.0                18.34           197
               (200)                      176,370      35,808      25.5                20.54           417

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. In the event of a change in interest rates, expected rates of prepayments on loans, decay rates of deposits and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of a significant interest rate increase.

In addition, the above table may not properly reflect the impact of general interest rate movements on Bankshares' net interest income because the repricing of certain categories of assets and liabilities are subject to competitive and other pressures beyond Bankshares' control.

For information regarding the contractual maturities of the loan, securities, deposit and borrowing portfolios, see the Notes to Consolidated Financial Statements which are part of this Annual Report.

INDEPENDENT AUDITORS' REPORT


Community Savings Bankshares, Inc.:

We have audited the accompanying consolidated statements of financial condition of Community Savings Bankshares, Inc. ("Bankshares") as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of Bankshares' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Bankshares as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.






                                                   Crowe, Chizek and Company LLP
Grand Rapids, Michigan
February 18, 2000

COMMUNITY SAVINGS BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
-----------------------------------------------------------------------------------------------------------------------
                                                                                                    December 31,
                                                                                               1999             1998
                                                                                           ------------    ------------
                                                                                                   (In Thousands)
ASSETS
Cash and amounts due from depository institutions                                          $     22,057    $     15,305
Interest-earning deposits                                                                        23,182         101,710
                                                                                           ------------    ------------
    Cash and cash equivalents                                                                    45,239         117,015

Securities available for sale                                                                   144,840          95,151
Securities held to maturity  (Approximate fair value - 1999, $41,271; 1998, $57,303)             38,802          52,619
Loans receivable, net of allowance for loan losses                                              608,369         538,204
Accrued interest receivable                                                                       3,788           2,782
Federal Home Loan Bank stock - at cost                                                            7,009           4,722
Premises and equipment, net                                                                      24,939          24,144
Real estate held for investment                                                                   1,872           1,872
Investment in and advances to real estate venture                                                11,633              --
Real estate owned, net                                                                              494             522
Other assets                                                                                      5,989           7,010
                                                                                           ------------    ------------

    Total assets                                                                           $    892,974    $    844,041
                                                                                           ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits:
    Demand deposits                                                                        $     39,429    $     31,769
    NOW and statement savings                                                                    76,073          82,628
    Savings deposits                                                                             34,466          32,919
    Money market deposits                                                                       100,299          89,895
    Certificates of deposit                                                                     363,676         357,189
                                                                                           ------------    ------------
       Total deposits                                                                           613,943         594,400

Mortgage-backed bond, net                                                                        14,508          15,430
Advances from Federal Home Loan Bank                                                            140,186          91,920
Advances by borrowers for taxes and insurance                                                     1,403           1,208
Other liabilities                                                                                 7,233           7,797
                                                                                           ------------    ------------

       Total liabilities                                                                        777,273         710,755
                                                                                           ------------    ------------


SHAREHOLDERS' EQUITY
Preferred stock ($1 par value per share), 10,000,000 authorized shares, no shares issued             --              --
Common stock ($1 par value per share), 60,000,000 authorized shares: 1999, 9,319,873;
  1998, 10,548,884 shares issued and outstanding                                                 10,571          10,549
Additional paid-in capital                                                                       93,744          93,268
Retained income - substantially restricted                                                       37,869          35,545
Common stock purchased by Employee Stock Ownership Plan                                          (4,722)         (5,407)
Common stock issued to Recognition and Retention Plans                                           (2,586)           (237)
Accumulated other comprehensive income                                                           (3,358)           (432)
Treasury stock, at cost: 1999, 1,251,267 shares                                                 (15,817)             --
                                                                                           ------------    ------------
       Total shareholders' equity                                                               115,701         133,286
                                                                                           ------------    ------------

Total liabilities and shareholders' equity                                                 $    892,974    $    844,041
                                                                                           ============    ============

  See notes to consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME

----------------------------------------------------------------------------------------------------------
                                                                    For the Years Ended December 31,
                                                                 1999             1998             1997
                                                              ----------       ----------       ----------
                                                              (Dollars In Thousands Except Per Share Data)
Interest income:
  Loans                                                       $   44,515       $   40,228       $   33,490
  Securities                                                      11,258           11,629           14,870
  Other interest and dividend income                               2,691            2,632            1,956
                                                              ----------       ----------       ----------
     Total interest income                                        58,464           54,489           50,316
                                                              ----------       ----------       ----------

Interest expense:
  Deposits                                                        21,987           24,082           22,648
  Advances from Federal Home Loan Bank and other                   7,548            6,077            4,742
                                                              ----------       ----------       ----------
     Total interest expense                                       29,535           30,159           27,390
                                                              ----------       ----------       ----------

Net interest income                                               28,929           24,330           22,926

Provision for loan losses                                            905              622              264
                                                              ----------       ----------       ----------

Net interest income after provision for loan losses               28,024           23,708           22,662
                                                              ----------       ----------       ----------

Other income:
 Servicing income and other fees                                     387              198              269
 NOW account and other customer fees                               3,446            3,441            3,339
 Net gain (loss) on sale and early maturities of securities           --              175               (8)
 Loss on impairment of securities                                   (138)              --               --
 Net (loss) gain on real estate owned                                (89)              18              112
 Gain on sale of other assets                                         --               --              617
 Miscellaneous                                                       232              233              115
                                                              ----------       ----------       ----------
   Total other income                                              3,838            4,065            4,444
                                                              ----------       ----------       ----------

Operating expense:
 Employee compensation and benefits                               11,853           10,307            8,892
 Occupancy and equipment                                           6,017            5,496            5,059
 Advertising and promotion                                           866              915              734
 Federal deposit insurance premium                                   342              342              270
 Miscellaneous                                                     3,907            3,612            3,865
                                                              ----------       ----------       ----------
   Total operating expense                                        22,985           20,672           18,820
                                                              ----------       ----------       ----------

Income before provision for income taxes                           8,877            7,101            8,286
                                                              ----------       ----------       ----------
Provision (benefit) for income taxes:
 Current                                                           2,668            2,872            3,042
 Deferred                                                           (325)            (765)            (112)
                                                              ----------       ----------       ----------
   Total provision for income taxes                                2,343            2,107            2,930
                                                              ----------       ----------       ----------

Net income                                                    $    6,534       $    4,994       $    5,356
                                                              ==========       ==========       ==========

Earnings per share - basic                                    $     0.67       $     0.49       $     0.53
                                                              ==========       ==========       ==========
Earnings per share - diluted                                  $     0.65       $     0.48       $     0.52
                                                              ==========       ==========       ==========
Weighted average common shares outstanding - basic             9,748,916       10,175,899       10,079,363
                                                              ==========       ==========       ==========
Weighted average common shares outstanding - diluted          10,123,717       10,448,327       10,334,647
                                                              ==========       ==========       ==========

  See notes to consolidated financial statements.


COMMUNITY SAVINGS BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                      ---------------------------------------------------------------------------------------------
                                                              Retained     Employee   Recognition Accumulated
                                                 Additional    Income-       Stock       and         Other
                                        Common    Paid-In  Substantially  Ownership   Retention  Comprehensive  Treasury
                                        Stock     Capital   Restricted      Plan        Plans       Income       Stock       Total
                                      ---------------------------------------------------------------------------------------------
                                                                            (In Thousands)
Balance - December 31, 1996           $   5,090   $ 29,920   $ 44,603    $  (1,818)   $  (608)   $  (1,068)   $     --    $  76,119
Net income for the year ended
   December 31, 1997                         --         --      5,356           --         --           --          --        5,356
Other comprehensive income:
Unrealized increase in market value
   of assets available for sale
   (net of income taxes)                     --         --         --           --         --          914          --          914
                                                                                                                          ---------
Comprehensive income                      6,270

Stock options exercised                       5         45         --           --         --           --          --           50
Shares committed to be released -
   Employee Stock Ownership Plan and
   Recognition and Retention Plan            --        313         --          394        185           --          --          892
Dividends declared                           --         --     (2,072)          --         --           --          --       (2,072)
                                      ---------   --------   --------    ---------    -------    ---------    --------    ---------

Balance - December 31, 1997               5,095     30,278     47,887       (1,424)      (423)        (154)         --       81,259
Net income for the year ended
   December 31, 1998                         --         --      4,994           --         --           --          --        4,994
Other comprehensive income:
Unrealized decrease in market value
   of assets available for sale
   (net of income taxes)                     --         --         --           --         --         (278)         --         (278)
                                                                                                                          ---------
Comprehensive income                      4,716

Stock options exercised                       9         92         --           --         --           --          --          101
Shares committed to be released -
   Employee Stock Ownership Plan and
   Recognition and Retention Plan            --        445         --          394        186           --          --        1,025
Merger of Mutual Holding Company
   pursuant to Reorganization                --         --        201           --         --           --          --          201
Exchange due to Reorganization           (5,104)   (30,815)   (14,863)          --         --           --          --      (50,782)
Issuance of common stock pursuant to
   Reorganization, net of costs of
   issuance of $1,672                    10,549     93,268         --           --         --           --          --      103,817
Purchase of common stock by Employee
   Stock Ownership Plan                      --         --         --       (4,377)        --           --          --       (4,377)
Dividends declared                           --         --     (2,674)          --         --           --          --       (2,674)
                                      ---------   --------   --------    ---------    -------    ---------    --------    ---------

BALANCE - DECEMBER 31, 1998              10,549     93,268     35,545       (5,407)      (237)        (432)         --      133,286
NET INCOME FOR THE YEAR ENDED
   DECEMBER 31, 1999                         --         --      6,534           --         --           --          --        6,534
OTHER COMPREHENSIVE INCOME:

UNREALIZED DECREASE IN MARKET VALUE
   OF ASSETS AVAILABLE FOR SALE
   (NET OF INCOME TAXES)                     --         --         --           --         --       (2,926)         --       (2,926)
                                                                                                                          ---------
COMPREHENSIVE INCOME                      3,608

STOCK OPTIONS EXERCISED                      22         99         --           --         --           --          88          209
SHARES COMMITTED TO BE RELEASED -
   EMPLOYEE STOCK OWNERSHIP PLAN AND
   RECOGNITION AND RETENTION PLANS           --        371         --          685        539           --          --        1,595
PURCHASE OF COMMON STOCK BY 1999 AND 1995
   RECOGNITION AND RETENTION PLANS           --         60        (95)          --     (2,888)          --          --       (2,923)
COST OF STOCK ISSUANCE                       --        (54)        --           --         --           --          --          (54)
PURCHASE OF TREASURY STOCK                   --         --         --           --         --           --     (15,905)     (15,905)
DIVIDENDS DECLARED                           --         --     (4,115)          --         --           --          --       (4,115)
                                      ---------   --------   --------    ---------    -------    ---------    --------    ---------
BALANCE - DECEMBER 31, 1999           $  10,571   $ 93,744   $ 37,869    $  (4,722)   $(2,586)   $  (3,358)   $(15,817)   $ 115,701
                                      =========   ========   ========    =========    =======    =========    ========    =========


See notes to consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------
                                                              For the Years Ended December 31,
                                                                1999        1998        1997
                                                              --------    --------    --------
                                                                        (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                   $  6,534    $  4,994    $  5,356
 Adjustments to reconcile net income to net cash
   provided by (used for) operating activities:
     Depreciation and amortization                               2,297       1,523       1,993
     ESOP and Recognition and Retention Plans
        compensation expense                                     1,595       1,025         892
     Accretion of discounts, amortization of premiums,
        and other deferred yield items                          (1,572)     (1,731)     (1,915)
     Provision for loan losses                                     905         622         264
     Impairment loss on securities                                 138          --          --
     (Increase) decrease in other assets                         1,469        (686)     (2,983)
     Increase (decrease)  in other liabilities                    (369)     (4,859)      1,107
                                                              --------    --------    --------
        NET CASH FROM OPERATING ACTIVITIES                      10,997         888       4,714
                                                              --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Net change in loans                                           (65,004)    (48,980)    (38,624)
 Principal payments, calls and maturities received
    on securities and FHLB stock                                35,091      88,983      35,555
 Purchases of:             Loans and participations             (6,066)    (38,354)    (24,455)
                           Securities available for
                              sale and FHLB stock              (76,167)    (26,544)    (46,711)
                           Office property and
                              equipment, net                    (2,628)     (7,236)     (5,172)
 Proceeds from sales of:   Securities available for sale            --          --       2,435
 Real estate held for investment                                    --      (1,872)         --
 Investment in real estate venture                             (11,633)         --          --
                                                              --------    --------    --------
      NET CASH FROM INVESTING ACTIVITIES                      (126,407)    (32,131)    (76,972)
                                                             ---------   ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in deposits                                       19,543      43,692      36,999
 Advances from FHLB                                             65,000      42,000      30,000
 Repayment of advances and calls from FHLB                     (16,734)     (7,421)     (7,425)
 Repayment of ESOP loan                                             --      (1,424)       (491)
 Sale of common stock-net of issuance costs                        (54)     53,236          --
 Purchase of common stock by Recognition
    and Retention Plans                                         (2,923)         --          --
 Purchase of treasury stock                                    (15,905)         --          --
 Purchase of ESOP shares                                            --      (4,377)         --
 Proceeds from exercise of stock options                           209         101          50
 Payments made on mortgage-backed bond                          (1,387)     (1,387)     (1,387)
 Dividends paid                                                 (4,115)     (2,116)     (1,976)
                                                             ---------   ---------   ---------
      NET CASH FROM FINANCING ACTIVITIES                        43,634     122,304      55,770
                                                             ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents           (71,776)     91,061     (16,488)
Cash and cash equivalents, beginning of period                 117,015      25,954      42,442
                                                             ---------   ---------   ---------
Cash and cash equivalents, end of period                     $  45,239   $ 117,015   $  25,954
                                                             =========   =========   =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for income taxes                               $   1,829   $   2,943   $   2,836
    Cash paid for interest on deposits and
        other borrowings                                     $  28,774   $  29,749   $  27,959

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
    Real estate acquired in settlement of loans              $     656   $     713   $     558
    Transfer of securities from held to maturity
        to available for sale                                $     413   $      --   $      --
    Write-down of securities held to maturity
        for impairment                                       $     138   $      --   $      --


See notes to consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997.

1.     SIGNIFICANT ACCOUNTING POLICIES

       On December 15, 1998, Community Savings Bankshares, Inc. ("Bankshares"), a Delaware corporation, became the holding company for Community Savings,
       F. A. (the "Association") as a result of the completion of the conversion and reorganization of the Association from the two-tier mutual holding company structure to the stock holding company structure and the related stock offering of Bankshares. In the course of this reorganization, ComFed, M. H. C. (the "Holding Company") and Community Savings Bankshares, Inc. (the "Mid-Tier Holding Company"), the Holding Company and mid-tier holding company, respectively, of the Association were merged with and into the Association. Such mergers were accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments.

       The Association is chartered and regulated by the Office of Thrift Supervision (the "OTS"). Bankshares' most significant asset is the common stock of the Association. Consequently, the majority of its net income is derived from the Association.

       The accounting and reporting policies of Bankshares, the Association, and the Association's wholly-owned subsidiaries ComFed, Inc. ("ComFed") and Palm River Development Co., Inc. ("Palm River") conform to generally accepted accounting principles and to general practices within the savings and loan industry. The following summarizes the more significant of these policies and practices:

       PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Bankshares, the Association, ComFed and Palm River. ComFed was formed for the purpose of operating an insurance agency, Community Insurance Agency. Palm River, incorporated in July 1999, is engaged in a real estate development joint venture in Indian River County. (See Note 7.) All significant intercompany balances and transactions have been eliminated.

       USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period, as well as the disclosures provided. Areas involving the use of significant estimates and assumptions in the accompanying financial statements include the allowance for loan losses, fair values of securities and other financial instruments, determination and carrying value of impaired loans, the fair value of the investment in and advances to the real estate venture, and the determination of depreciation of premises and equipment recognized in Bankshares' financial statements. Actual results could differ from those estimates. Estimates associated with the allowance for loan losses and the fair values of securities and other financial instruments are particularly susceptible to material change in the near term.

       INTEREST RATE RISK - The Association is engaged principally in providing first mortgage loans (adjustable-, fixed- and hybrid-rate) to individuals and commercial enterprises. At December 31, 1999 and 1998, the Association's assets that earned interest at adjustable interest rates were 45.0% and 50.4%, respectively, of total interest-earning assets. Those assets were funded primarily with short-term liabilities that have interest rates that vary with market rates over time.

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

       SECURITIES - Bankshares classifies securities into held-to-maturity and available-for-sale categories. Held-to-maturity securities are those which Bankshares has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those Bankshares may decide to sell if needed for liquidity, asset-liability management or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains and losses included as a separate component of shareholders' equity, net of tax, until realized or incurred. Securities are written down to fair value when a decline in fair value is determined not to be temporary.

       Realized gains and losses resulting from the sale of securities are computed by the specific identification method. Interest and dividend income, adjusted by amortization of purchase premium or discount, is included in earnings. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

       INVESTMENT IN REAL ESTATE VENTURE - The Association's wholly-owned subsidiary, Palm River, owns 100% of the River Club at Carlton real estate development and shares evenly in the profits and losses from the development with CRC Development Company. The Association accounts for Palm River's investment in the River Club at Carlton using the equity method. Further detail is provided in Note 7.

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

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       LIMITED PARTNERSHIP INVESTMENT IN QUALIFIED AFFORDABLE HOUSING PROJECT - The Association has an approximate 4% limited partner interest in three separate real estate partnerships that operate qualified affordable housing projects. The Association receives tax benefits from the partnerships in the form of tax deductions from operating losses and tax credits. The Association accounts for its investments in the partnerships on the effective yield method and is amortizing the cost over the estimated lives of the partnerships (15 years). The amortized cost of the investments at December 31, 1999 and 1998 was $3.9 million and $4.4 million, respectively, and is included in other assets. Amortization for the year ended December 31, 1999 and 1998 was $496,000 and $246,000, respectively, and is included in miscellaneous expense. In addition to the tax benefit related to the amortization, tax credits of $600,000 and $320,000 were recognized for the years ended December 31, 1999 and 1998, respectively, as a reduction of the provision for income taxes.

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

       RECOGNITION AND RETENTION PLANS ("1995 RRP", "1999 RRP" OR COLLECTIVELY "RRPS") - The RRPs are stock award plans for which the measurement of total compensation cost is based upon the fair value of the shares on the date of grant. RRP awards vest in five equal annual installments from the date of grant, subject to the continuous employment of the recipients as defined under the RRPs. Compensation expense for the RRPs is recognized on a pro rata basis over the vesting period of the awards. The unearned compensation value of the RRP awards is shown as a reduction of shareholders' equity.

       STOCK OPTION PLANS ("1995 SOP" AND "1999 SOP" OR "SOPS") - Expense for employee compensation under the SOPs would be recognized only if options are granted below the market price at the grant date which the existing SOPs do not allow. As shown in a separate note, pro forma disclosures of net income and earnings per share are provided as if the fair value method were used for stock-based compensation.

       FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - The Association, in the normal course of business, makes commitments to make loans which are not reflected in the financial statements. A summary of these commitments is disclosed in Note 12.

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

       SEGMENT INFORMATION - While Bankshares' chief decision makers monitor the revenue streams of various products, and services, operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of Bankshares' operations are considered by management to be aggregated in one reportable operating segment.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       IMPACT OF NEW ACCOUNTING ISSUES - For fiscal years beginning after June 15, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect on Bankshares' financial statements but the effect will depend on Bankshares' derivative holdings, if any, when this standard is applied in January 2001.

       Mortgage loans originated in mortgage banking are converted into securities on occasion. A new accounting standard effective in 1999 allows these securities to be classified as available for sale, held to maturity or trading, instead of the previous requirement to classify such assets as trading.

       RECLASSIFICATIONS - Certain items in the 1998 and 1997 financial statements and the notes thereto have been reclassified to conform with the 1999 presentation.

2.     SECURITIES AVAILABLE FOR SALE

       Securities available for sale at December 31, 1999 and 1998 are summarized as follows:

       ----------------------------------------------------------------------------------------------------
                                                                          Gross         Gross
                                                            Amortized   Unrealized    Unrealized    Fair
                                                              Cost        Gains         Losses      Value
                                                            ---------   ----------    ----------   --------
                                                                            (In Thousands)
       DECEMBER 31, 1999:
          EQUITY SECURITIES                                 $     32     $     18      $     --    $     50
          UNITED STATES GOVERNMENT AND AGENCY OBLIGATIONS     34,385           --          (906)     33,479
          MUTUAL FUNDS                                        51,000           --        (1,155)     49,845

          CORPORATE DEBT ISSUES:
            BEAR STEARNS CORPORATE BOND                        4,890           --          (437)      4,453
            AUTO BONDS RECEIVABLE CORP                           413           --            --         413
                                                            --------     --------      --------    --------
            TOTAL CORPORATE DEBT ISSUES                        5,303           --          (437)      4,866
                                                            --------     --------      --------    --------

          MORTGAGE-BACKED AND RELATED SECURITIES:
            GNMA II PASS-THROUGH CERTIFICATES                 46,172           --        (1,862)     44,310
            COLLATERALIZED MORTGAGE OBLIGATIONS               12,635            1          (346)     12,290
                                                            --------     --------      --------    --------
            TOTAL MORTGAGE-BACKED AND RELATED SECURITIES      58,807            1        (2,208)     56,600
                                                            --------     --------      --------    --------

            TOTAL SECURITIES AVAILABLE FOR SALE             $149,527     $     19      $ (4,706)   $144,840
                                                            ========     ========      ========    ========



       December 31, 1998:
          Equity securities                                 $      7     $     23      $     --    $     30
          United States Government and agency obligations      9,976           96            --      10,072
          Mutual funds                                        41,000           17          (630)     40,387

          Mortgage-backed and related securities:
            GNMA II pass-through certificates                 19,666          124            --      19,790
            Collateralized mortgage obligations               24,837          124           (89)     24,872
                                                            --------     --------      --------    --------
            Total mortgage-backed and related securities      44,503          248           (89)     44,662
                                                            --------     --------      --------    --------

            Total securities available for sale             $ 95,486     $    384      $   (719)   $ 95,151
                                                            ========     ========      ========    ========

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below sets forth the contractual maturity distribution of securities available for sale at December 31, 1999.

------------------------------------------------------------------------------
                                                        DECEMBER 31, 1999
                                                    AMORTIZED          FAIR
                                                      COST             VALUE
                                                    ---------       ----------
                                                            (In Thousands)

        Due in one year or less                     $     413       $      413
        Due after one year through five years          34,385           33,479
        Due after five years through ten years             --               --
        Due after ten years                             4,890            4,453
        Mortgage-backed and related securities         58,807           56,600
        Equity securities                              51,032           49,895
                                                    ---------       ----------
        Total                                       $ 149,527       $  144,840
                                                    =========       ==========

       Proceeds from the sale of securities available for sale were $0, $0, and $2,435,000, during the years ended December 31, 1999, 1998 and 1997, respectively. For the year ended December 31, 1997, sales resulted in gross losses of $8,000. There were no gross realized gains or losses during the years ended December 31, 1999 and 1998.

       Securities, with carrying values of approximately $7,940,000 and $10,797,000 at December 31, 1999 and 1998, were pledged as collateral for purposes required or permitted by law.

       During the quarter ended December 31, 1999, management determined that the decline in fair value on the Association's investment in Auto Bond Receivables was other than temporary resulting in a write down of $138,000 and a reclassification from held to maturity to available for sale.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.     SECURITIES HELD TO MATURITY

       Securities held to maturity at December 31, 1999 and 1998 are summarized as follows:

       ------------------------------------------------------------------------------------------------
                                                                         Gross       Gross
                                                           Amortized   Unrealized  Unrealized    Fair
                                                             Cost        Gains       Losses      Value
                                                            -------     -------      -------    -------
                                                                          (In Thousands)
       DECEMBER 31, 1999:
         UNITED STATES GOVERNMENT AND
            AGENCY OBLIGATIONS                              $14,564     $ 2,502      $    --    $17,066

         MORTGAGE-BACKED AND RELATED SECURITIES:
            UNITED STATES AGENCY PASS THROUGH
                CERTIFICATES                                  6,322          59          (84)     6,297
            AGENCY FOR INTERNATIONAL DEVELOPMENT
                PASS THROUGH CERTIFICATES                       141          --           --        141
            COLLATERALIZED MORTGAGE OBLIGATIONS              11,829           5         (253)    11,581
            CMO RESIDUAL INTEREST BONDS                           2          --           --          2
                                                            -------     -------      -------    -------
            TOTAL MORTGAGE-BACKED AND RELATED SECURITIES     18,294          64         (337)    18,021
                                                            -------     -------      -------    -------

         CORPORATE DEBT ISSUES:
            CHASE FEDERAL MORTGAGE-BACKED BOND                5,944         240           --      6,184
                                                            -------     -------      -------    -------

        TOTAL SECURITIES HELD TO MATURITY                   $38,802     $ 2,806      $  (337)   $41,271
                                                            =======     =======      =======    =======

       December 31, 1998:
         United States Government and agency
            obligations                                     $13,088     $ 4,547      $    --    $17,635

         Mortgage-backed and related securities:
            United States agency pass through
                certificates                                  9,018         118          (12)     9,124
            Agency for International Development
                pass through certificates                       188          --           --        188
            Collateralized mortgage obligations              23,186          56         (300)    22,942
            CMO residual interest bonds                           4          --           --          4
                                                            -------     -------      -------    -------
             Total mortgage-backed and related securities    32,396         174         (312)    32,258
                                                            -------     -------      -------    -------

         Corporate debt issues:
            Chase Federal mortgage-backed bond                6,420         275           --      6,695
            Auto Bond Receivables Corp.                         715          --           --        715
                                                            -------     -------      -------    -------
             Total corporate debt issues                      7,135         275           --      7,410
                                                            -------     -------      -------    -------

        Total securities held to maturity                   $52,619     $ 4,996      $  (312)   $57,303
                                                            =======     =======      =======    =======

The table below sets forth the contractual maturity distribution of the securities held to maturity at December 31, 1999.

-----------------------------------------------------------------------------
                                                         DECEMBER 31, 1999
                                                      CARRYING         FAIR
                                                       VALUE           VALUE
                                                      --------        -------
                                                           (In Thousands)

        Due in one year or less                       $    --         $    --
        Due after one year through five years          11,629          13,706
        Due after five years through ten years          8,880           9,544
        Mortgage-backed and related securities         18,293          18,021
                                                      -------         -------
        Total                                         $38,802         $41,271
                                                      =======         =======

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Securities held to maturity were called during the year ended December 31, 1998 which resulted in a gain of $175,000. There were no sales of securities held to maturity during the years ended December 31, 1999, 1998 and 1997. The fair value of securities held to maturity is based on quoted market prices.

       Mortgage-backed securities represent participating interest in pools of long-term first mortgage loans. Although mortgage-backed securities are initially issued with a stated maturity date, the underlying mortgage collateral may be prepaid by the mortgagee and, therefore, such certificates may not reach their maturity date.

       The Association also invests in mortgage-related securities such as collateralized mortgage obligations ("CMOs"), CMO residual interest bonds, and real estate mortgage investment conduits ("REMICs"). These securities are generally divided into tranches whereby principal repayments from the underlying mortgages are used sequentially to retire the securities according to the priority of the tranches. The Association invests primarily in senior sequential tranches of CMOs. Such tranches have stated maturities ranging from 6.5 years to 30 years; however, because of prepayments, the expected weighted average life of these securities is less than the stated maturities. At December 31, 1999, the Association had $11,829,000 in such mortgage-related securities, which were held for investment and had a fair value of $11,581,000. The fixed-rate CMOs have coupon rates ranging from 6.0% to 10.0%.

       FEDERAL HOME LOAN BANK STOCK - At December 31, 1999 and 1998, the Association held $7,009,000 and $4,722,000, respectively, of FHLB Stock, which approximates fair value. FHLB Stock is not readily marketable as it is not traded on a registered security exchange.

4.     LOANS RECEIVABLE

       Loans receivable consisted of the following:

       -----------------------------------------------------------------
                                              December 31,  December 31,
                                                  1999          1998
                                              ------------  ------------
                                                    (In Thousands)
       Real estate loans:
         Residential 1-4 family                $ 432,301     $ 421,766
         Residential construction                110,710        54,391
         Nonresidential construction                  --         6,292
         Land                                     40,399        14,624
         Multi-family                              5,845         8,392
         Commercial                               58,492        46,118
                                               ---------     ---------
           Total real estate loans               647,747       551,583
                                               ---------     ---------

       Non-real estate loans:
         Consumer                                 13,484        15,015
         Commercial business                       6,520         6,635
                                               ---------     ---------
           Total non-real estate loans            20,004        21,650
                                               ---------     ---------
           Total loans receivable                667,751       573,233

       Less:
         Undisbursed loan proceeds                56,948        33,202
         Unearned discount and premium and
            net deferred loan fees and costs      (1,489)       (1,333)
         Allowance for loan losses                 3,923         3,160
                                               ---------     ---------
       Total loans receivable, net             $ 608,369     $ 538,204
                                               =========     =========

       LOANS SERVICED FOR OTHERS - Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid balances of these loans at December 31, 1999, 1998 and 1997 were $11,277,000, $14,173,000, and $18,967,000, respectively.
       Custodial escrow balances maintained in connection with the foregoing loan servicing were $54,000, $53,000, and $47,000, respectively.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       LOANS HELD FOR SALE - The Association originates both adjustable- and fixed-rate loans. Adjustable- rate as well as fixed-rate loans with original maturities of 15 years or less are held in the Association's portfolio. Based on management's assessment of current portfolio mix and Board of Directors' established limits, fixed-rate loans with maturities greater than 15 years are either held in the portfolio or sold in the secondary market when originated, except those originated for special financing on low income housing. There were no loans held for sale included in loans receivable at December 31, 1999 and 1998.

       An analysis of the changes in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997, is as follows:

       -----------------------------------------------------------------------
                                              For the Years Ended December 31,
                                               1999         1998         1997
                                              ------       ------       ------
                                                        (In Thousands)

        Balance, beginning of period          $3,160       $2,662       $2,542
        Provision charged to income              905          622          264
        Losses charged to allowance            (146)        (376)        (144)
        Recoveries                                 4          252           --
                                              ------       ------       ------
        Balance, end of year                  $3,923       $3,160       $2,662
                                              ======       ======       ======

       IMPAIRED LOANS - An analysis of the recorded investment in impaired loans is as follows:

       -------------------------------------------------------------------------
                                          At or for the Years Ended December 31,
                                               1999         1998         1997
                                              ------       ------       ------
                                                        (In Thousands)

       Impaired loan balance                  $    5       $   25       $1,044
       Related allowance                          --           --          252
       Average impaired loan balance              71           13        1,057
       Interest income recognized                 --            1           91

       NON-PERFORMING LOANS AND REAL ESTATE OWNED - The following table sets forth information regarding non-accrual loans delinquent 90 days or more, and real estate acquired or deemed acquired by foreclosure at the dates indicated. When a loan is delinquent 90 days or more, all accrued interest on such loans is fully reserved and the loan ceases to accrue interest thereafter.

       -----------------------------------------------------------------------
                                                        At December 31,
                                               1999         1998         1997
                                              ------       -------      ------
                                                    (Dollars In Thousands)
       Non-performing loans:
          One- to four-family residential     $1,015       $ 1,537      $1,289
          Commercial and multi-family
             real estate                           5            52          --
          Consumer and commercial business
             loans                                12            67          55
          Land                                     7            12          35
                                              ------       -------      ------
       Total non-performing loans              1,039         1,668       1,379
       REO                                       494           522         592
       Other repossessed assets                   --            22          --
                                              ------       -------      ------
       Total non-performing assets, net
          of specific valuation allowances    $1,533       $ 2,212      $1,971
                                              ======       =======      ======

       Total non-performing loans to net
          loans receivable                      0.17%         0.31%       0.31%
       Total non-performing loans to
          total assets                          0.12          0.20        0.19
       Total non-performing assets to
          total assets                          0.17          0.26        0.27

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       LOANS TO OFFICERS AND DIRECTORS - The Association offers loans to its employees, including directors and executive officers, at prevailing market interest rates. For adjustable-rate loans, employees are offered a 50 basis point reduction from the margin. However, employees pay points based on current loan terms. These loans are made in the ordinary course of business and on substantially the same terms and collateral requirements as those of comparable transactions prevailing at the time. The total loans to such persons did not exceed 5% of shareholders' equity at December 31, 1999. At December 31, 1999 and 1998, the total amount of loans to directors, executive officers, and associates of such persons was $834,000 and $867,000, respectively. During 1999, principal advances and repayments on loans to officers and directors totaled $79,000 and $112,000, respectively,

5.     PLEDGED ASSETS

       In the normal course of doing business, the Association is required to comply with certain collateral requirements. The following tables set forth amounts of various asset components, as of December 31, 1999 and 1998, which were pledged as collateral.

       ----------------------------------------------------------------------------------
                                                               December 31,  December 31,
                                                                  1999           1998
                                                               ------------  ------------
                                                                     (In Thousands)
        Real estate loans (unpaid principal balance)            $133,047       $87,109
        FHLB stock and accrued dividends                           7,139         4,811
                                                                --------       -------
        Total pledged to the FHLB                               $140,186       $91,920
                                                                ========       =======

        Other pledged assets:
        Deposits of public funds - State of Florida
          Mortgage-backed and related securities                $  5,840       $ 8,697
        Line of credit - Federal Reserve Bank of Atlanta

          United States Government and agency obligations          1,800         1,800
        Treasury tax and loan deposits
          United States Government and agency obligations            300           300
        Mortgage-backed bond
          Unpaid principal balance of loans                       33,642        32,046
                                                                --------       -------
        Total of other pledged assets                           $ 41,582       $42,843
                                                                ========       =======

       FHLB ADVANCES - The Association has a security agreement with the FHLB which includes a blanket floating lien that requires the Association maintain as collateral for its advances, the Association's FHLB capital stock and first mortgage loans equal to 100% of the unpaid amount of FHLB advances outstanding.

6.     PREMISES AND EQUIPMENT

       Premises and equipment at December 31, 1999 and 1998 are summarized as follows:

       ----------------------------------------------------------------------------------
                                                               December 31,  December 31,
                                                                  1999           1998
                                                               ------------  ------------
                                                                     (In Thousands)
        Land                                                    $ 8,801         $6,419
        Buildings and improvements                               18,641         19,245
        Furniture and equipment                                  16,404         16,951
                                                                -------        -------
        Total                                                    43,846         42,615
        Less accumulated depreciation                           (18,907)       (18,471)
                                                                -------        -------
        Total office properties and equipment - net             $24,939        $24,144
                                                                =======        =======

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.     INVESTMENT IN AND ADVANCES TO REAL ESTATE VENTURE

       On July 12, 1999, the Association's wholly-owned subsidiary, Palm River, entered into a development agreement (the "Agreement") with CRC Development Company ("CRC") to construct and sell 17 single family lots, 48 condominiums, 22 carriage homes and 116 patio homes on 117 acres of land in Indian River County, Florida. The joint venture is known as the River Club at Carlton (the "River Club").

       The terms of the Agreement provide for Palm River to fund all construction and development costs, via advances from the Association to Palm River, including the costs of acquiring the land, and to receive interest on any outstanding funding. Such loans are included within "Investment in and Advances to Real Estate Venture" in the Consolidated Statements of Financial Condition. Profits from home and lot sales, after interest, are to be split evenly between CRC and Palm River. Cash flows are first allocated to Palm River to pay off any outstanding funding and interest, then split evenly between the parties. Since the substance of the Agreement is that of a joint venture, the Association accounts for it as such.

       The condensed financial information for the River Club is as follows:

       -------------------------------------------------------------------------
                                                               DECEMBER 31,
       Balance Sheet                                               1999
       -------------------------------------------------------------------------
                                                              (In Thousands)
       Assets:
          Cash                                                  $      59
          Land                                                     10,764
          Construction in progress                                    461
          Receivables from partners                                    22
                                                                ---------
       Total assets                                             $  11,306
                                                                =========

       Liabilities and partners' capital:
          Advances and interest due to Palm River               $  11,900
          Other liabilities                                            18
       Partners' capital:
          Palm River                                                 (311)
          CRC                                                        (301)
                                                                ---------
       Total liabilities and partners' capital                  $  11,306
                                                                =========

       -------------------------------------------------------------------------
                                                            FOR THE YEAR ENDED
       Summary of Operations                                DECEMBER 31, 1999
       -------------------------------------------------------------------------
                                                              (In Thousands)
       Income:
          Sales                                                 $      --
          Miscellaneous                                                --
                                                                ---------
          Total income                                                 --
                                                                ---------

       Expenses:
          Cost of sales                                               233
          General and administrative                                  389
                                                                ---------
          Total expenses                                              622
                                                                ---------
       Net loss                                                 $    (622)
                                                                =========

       -------------------------------------------------------------------------
       Statement of Changes in Partners' Capital
       -------------------------------------------------------------------------
                                                               (In Thousands)
                                                          PALM RIVER      CRC

       Balance - December 31, 1998                         $   --       $    --
       Cash contributed by CRC                                               10
       Net loss for the year ended December 31, 1999         (311)         (311)
                                                           ------       -------
       Balance - December 31, 1999                         $ (311)      $  (301)
                                                           ======       =======

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     DEPOSITS

       Individual deposits greater than $100,000 at December 31, 1999 and 1998 aggregated approximately $112,003,000, and $86,669,000, respectively. Deposits in excess of $100,000 are not insured.

       The total of related party deposits owned by directors, executive officers, and associates of such persons was $3,071,000 and $2,913,000 at December 31, 1999 and 1998, respectively.

       Scheduled maturities of certificate accounts at December 31, 1999 and 1998 were as follows:

       -------------------------------------------------------------------------
                                                            DECEMBER 31,
                                                      1999               1998
                                                   ----------         ---------
                                                            (In Thousands)

        Maturity:
        Less than 1 year                           $  257,928          $277,254
        1 year - 2 years                               70,015            37,790
        2 years - 3 years                              15,743            15,943
        3 years - 4 years                               9,856            14,790
        4 years - 5 years                               9,963            10,621
        Thereafter                                        171               791
                                                   ----------         ---------
        Total certificates of deposit              $  363,676         $ 357,189
                                                   ==========         =========

9.       ADVANCES FROM FEDERAL HOME LOAN BANK

       At December 31, 1999 and 1998, outstanding advances from the FHLB totaled $140,186,000 and $91,920,000, respectively.

       Scheduled maturities of FHLB advances at December 31, 1999 were as follows:

       -------------------------------------------------------------------------
            YEARS ENDING               AVERAGE INTEREST          AMOUNT
            DECEMBER 31,                     RATE               MATURING
       -------------------------------------------------------------------------
                                                         (Dollars in Thousands)

               2000                          4.96%             $ 25,400
               2001                          6.41                 8,500
               2002                          6.18                20,000
               2003                          6.69                 4,286
               2004                          5.76                35,000
               2008                          5.37                37,000
               2009                          5.06                10,000
                                                               --------
               TOTAL FHLB ADVANCES           5.59%             $140,186
                                             ====              ========

       Prepayment of certain remaining advances is permitted only upon the Association's termination of its FHLB membership, while others are subject to prepayment penalties under the provisions and conditions of the credit policy of the FHLB. The Association did not incur prepayment penalties for the years ended December 31, 1999, 1998 and 1997.

10.    MORTGAGE-BACKED BOND

       On September 30, 1983, the Association sold two of its branch offices to another financial institution with the approval of the Federal Home Loan Bank Board ("FHLBB"), the predecessor to the OTS. Under terms of the sale, the Association issued a 10.94%, 30-year term mortgage-backed bond (the "Bond") for approximately $41,601,000. The Bond issue has a stated interest rate which was less than the market rate (assumed to have been 17.53%) for similar debt at the effective date of the sale. Accordingly, the Association recorded a discount on the Bond which is being accreted on the interest method over the life of the Bond.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       The Bond bears an interest rate that is adjustable semi-annually, on April 1 and October 1, to reflect changes in the average of the United States 10-year and 30-year long-term bond rates. The Bond's interest rate on December 31, 1999 and 1998 was 5.27% and 4.28%, respectively. The unamortized discount at December 31, 1999 and 1998 was $4,491,000 and $4,955,000, respectively. Principal and interest payments are due quarterly. During the years ended December 31, 1999, 1998 and 1997, approximately $464,000, $484,000, and $490,000, respectively, of the discount was accreted.

       At December 31, 1999 and 1998, the Association held $14,316,000 and $13,088,000 (net of discounts of $7,484,000 and $8,712,000), respectively, of Salomon Brothers Certificates of Accrual on Treasury Securities ("CATS") which were purchased at the time of issuing the Bond. The accrual of interest on the CATS offsets the discount amortization of the Bond. The CATS are included in United States Government and agency obligations described in Note 3 to the consolidated financial statements.

       At December 31, 1999, the Bond was repayable as follows:

       -------------------------------------------------------------------------
               YEARS ENDING
                DECEMBER 31,                                     AMOUNT
       -------------------------------------------------------------------------
                                                             (In Thousands)

                   2000                                         $ 1,387
                   2001                                           1,387
                   2002                                           1,387
                   2003                                           1,387
                   2004                                           1,387
              2005 AND AFTER                                     12,064
                                                                -------
                  TOTAL                                          18,999

         LESS UNAMORTIZED DISCOUNT                                4,491
                                                                -------
         TOTAL MORTGAGE-BACKED BOND                             $14,508
                                                                =======

11.    INCOME TAXES

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

       The income tax provision consists of the following components for the years ended December 31, 1999, 1998 and 1997.

       -------------------------------------------------------------------------
                                           For the Years Ended December 31,
                                            1999         1998        1997
                                           ------       ------      ------
                                                  (In Thousands)

        Current - federal                  $2,250       $2,640      $2,745
        Current - state                       418          232         297
                                           ------       ------      ------
        Total current                       2,668        2,872       3,042

        Deferred - federal and state         (325)        (765)       (112)
                                           ------       ------      ------
        Total provision for income taxes   $2,343       $2,107      $2,930
                                           ======       ======      ======

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Bankshares' provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes for the following reasons:

       ---------------------------------------------------------------------------------------------------
                                                             For the Years Ended December 31,
                                                    1999                  1998                  1997
                                             -----------------     -----------------     -----------------
                                              Amount       %        Amount      %         Amount        %
                                             -------    ------     -------    ------     -------      ----
                                                                    (In Thousands)
       Tax at federal tax rate               $ 3,107      35.0%    $ 2,485      35.0%    $ 2,900      35.0%
          State income taxes, net of
               federal income tax benefits       257       2.9         123       1.7         281       3.3
          Low income housing credits            (600)     (6.8)       (320)     (4.5)         --        --
          Other                                 (333)     (3.8)       (110)     (1.5)       (168)     (2.0)
       Benefit of graduated tax rate             (88)     (0.9)        (71)     (1.0)        (83)     (1.0)
                                             -------    ------     -------    ------     -------      ----
       Total provision for income taxes      $ 2,343      26.4%    $ 2,107      29.7%    $ 2,930      35.3%
                                             =======    ======     =======    ======     =======      ====

       The tax effect of temporary differences that gave rise to deferred tax assets and deferred tax liabilities are presented below:

       ---------------------------------------------------------------------------------------
                                                              For the Years Ended December 31,
                                                                 1999       1998       1997
                                                               -------    -------    -------
                                                                         (In Thousands)
       Deferred tax liabilities:
        Depreciation                                           $   995    $   631    $   582
        Loan fee income                                             23         22        170
        FHLB stock dividends                                       424        458        457
        Deferred loan costs                                        881        711        467
        Unamortized discount on mortgage-backed bond             1,690      1,865      2,112
        Book over tax on investments in partnerships                --         55      1,003
        Other                                                       61         13         --
                                                               -------    -------    -------
       Gross deferred tax liabilities                            4,074      3,755      4,791
                                                               -------    -------    -------

       Deferred tax assets:
        Excess of book bad debt reserve over tax reserve         1,337        978      1,043
        Retirement plans                                           479        360        586
        Unrealized loss on decrease in fair value
         of securities available for sale                        1,329        126         33
        Deferred loss on loans held for sale                        36         39         43
        Deferred compensation                                      129        140        130
        Investment in partnerships                                 137         --         --
        Other                                                      136         93         19
                                                               -------    -------    -------
       Gross deferred tax assets                                 3,583      1,736      1,854
                                                               -------    -------    -------
       Valuation allowance on unrealized loss on decrease in
        fair value of securities available for sale               (428)      (222)       (99)
                                                               -------    -------    -------
       Gross deferred tax assets - net of valuation allowance    3,155      1,514      1,755
                                                               -------    -------    -------
       Net deferred tax liability                              $   919    $ 2,241    $ 3,036
                                                               =======    =======    =======

       Under the Internal Revenue Code, the Association may, for tax purposes, deduct a provision for bad debts in excess of such provisions recorded in the financial statements. Retained earnings at December 31, 1999 includes approximately $11,388,000, consisting of bad debt deductions accumulated prior to 1988, on which no provision for federal income taxes has been made. The related amount of unrecognized deferred tax liability was approximately $4,285,000.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.    COMMITMENTS AND CONTINGENCIES

       LOAN COMMITMENTS - In the normal course of business, the Association makes commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The interest rates on both fixed- and variable-rate loans are based on the market rates in effect on the date of closing.

       Commitments generally have fixed expiration dates of 30 to 60 days and other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Association upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies, but may include single-family homes, marketable securities and income-producing residential and commercial properties. Credit losses may occur when one of the parties fails to perform in accordance with the terms of the contract. The Association's exposure to credit risk is represented by the contractual amount of the commitments to extend credit. Commitments to extend credit for real estate loans, excluding undisbursed portions of loans in process, were approximately $5,053,000 and $14,086,000 at December 31, 1999 and December 31, 1998,
       respectively. Commitments to originate non-mortgage loans were approximately $250,000 and $840,000 at December 31, 1999 and 1998, respectively.

       At December 31, 1999, the $5,053,000 of real estate loan commitments were comprised of approximately $1,945,000 of fixed-rate commitments and $3,108,000 of variable-rate commitments. These commitments are at prevailing market rates and terms. Interest rates on fixed-rate loan commitments were from 7.00% to 8.75%. No value is placed on the commitments as the borrower is required to close at the market rates in effect on the date of closing. No fees are received in connection with such commitments.

       Unused consumer lines of credit totaled $7,788,000 and $6,703,000 at December 31, 1999 and 1998, respectively. Commercial lines and letters of credit and other loan commitments totaled $6,381,000 at December 31, 1999. There were no commitments to sell or purchase loans at December 31, 1999 and 1998. Commitments to purchase mortgage-backed securities totaled $1,063,000 at December 31, 1999. There were no commitments to purchase securities at December 31, 1998.

       LEASE COMMITMENTS - The Association leases various properties for original periods ranging from 2 to 25 years. Rent expense for the years ended December 31, 1999, 1998 and 1997 was approximately $498,000, $633,000, and $626,000, respectively. At December 31, 1999, future minimum lease payments under these operating leases were as follows:

       -------------------------------------------------------------------------
               YEARS ENDING
                DECEMBER 31,                                     AMOUNT
       -------------------------------------------------------------------------
                                                             (In Thousands)

                   2000                                         $   446
                   2001                                             321
                   2002                                             145
                   2003                                             145
                   2004                                              73
                                                                -------
                   TOTAL                                        $ 1,130
                                                                =======

       LINE OF CREDIT - The Association has a $1,800,000 available line of credit with the Federal Reserve Bank of Atlanta which is secured by United States Government and agency obligations (see Note 5). At December 31, 1999 and 1998, the Association had no outstanding advances.

       CASH RESTRICTIONS - The Association maintained a $625,000 required two-week average balance in a clearing account held at the Federal Reserve Bank of Atlanta at both December 31, 1999 and 1998.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       13. BENEFIT PLANS

       PENSION PLAN - The Association has a noncontributory, qualified pension plan covering substantially all employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Association and compensation rates during those years. Currently, the Association's policy is to fund the qualified retirement plan in an amount that is determined in accordance with the minimum funding standards of the Employee Retirement Income Security Act, but falls below the maximum tax deductible contribution. Plan assets consist primarily of corporate and government agency bonds, mutual funds, common stock, and managed funds.

       Information about the pension plan was as follows:

       -------------------------------------------------------------------------
                                                  December 31,      December 31,
                                                      1999              1998
                                                  -----------       -----------
                                                          (In Thousands)
          Change in benefit obligation:
               Beginning benefit obligation         $ 8,889           $  7,077
               Service cost                             725                609
               Interest cost                            598                494
               Actuarial gain                           165                864
               Benefits paid                           (280)               (155)
                                                    -------           ---------
               Ending benefit obligation             10,097               8,889
                                                    -------           ---------

          Change in plan assets, at fair value:
               Beginning plan assets                 10,791               9,644
               Actual return                            588                 578
               Employer contribution                    179                 724
               Benefits paid                           (280)               (155)
                                                    -------            --------
               Ending plan assets                    11,278              10,791
                                                    -------            --------

          Funded status                               1,181               1,902
          Unrecognized net actuarial gain            (1,741)             (2,251)
          Unrecognized prior service cost                21                  25
                                                    -------            --------
          Accrued benefit cost                      $  (539)           $   (324)
                                                    =======            ========

       The components of pension expense and related actuarial assumptions were as follows:

       ---------------------------------------------------------------------------------------
                                                              For the Years Ended December 31,
                                                                 1999       1998       1997
                                                                -----       ----      -----
                                                                   (Dollars In Thousands)
          Service cost                                          $ 725       $609      $ 550
          Interest cost                                           598        494        447
          Expected return on plan assets                         (807)      (818)      (626)
          Amortization of prior service cost                      (69)       (68)       (68)
          Recognized net actuarial gain                           (52)      (132)       (52)
                                                                -----       ----      -----
              Net                                               $ 395       $ 85      $ 251
                                                                =====       ====      =====

          Discount rate on benefit obligation                    6.75%      7.00%      6.75%
          Long-term expected rate of return on plan assets       7.50%      8.50%      8.50%
          Rate of compensation increase                          5.00%      5.00%      5.00%


       For the years ended December 31, 1999, 1998, and 1997, pension expense amounts were based upon actuarial computations.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SUPPLEMENTAL RETIREMENT INCOME PLAN ("SERP") - During 1989, the Association's Board of Directors established a supplemental nonqualified unfunded defined benefit plan for certain officers. For the years ended December 31, 1999, 1998 and 1997, the net periodic expense for the officers' plan totaled $114,000, $76,000, and $54,000, respectively.

       Information about the SERP was as follows:

       -------------------------------------------------------------------------
                                                     December 31,   December 31,
                                                        1999            1998
                                                     ------------   ------------
                                                           (In Thousands)
          Change in benefit obligation:
               Beginning benefit obligation            $  683          $  479
               Service cost                                72              51
               Interest cost                               46              33
               Actuarial (loss) gain                      (65)            136
               Benefits paid                              (16)            (16)
                                                       ------          ------
               Ending benefit obligation               $  720          $  683
                                                       ======          ======

       The actuarial assumptions were as follows:

       ---------------------------------------------------------------
                                            Years Ended December 31,
                                       -------------------------------
                                       1999         1998          1997
                                       ----         ----          ----
            Discount rate              7.25%        6.75%         7.00%
            Salary scale               5.00%        5.00%         5.00%

       Bankshares and the Association do not provide any other material postretirement or postemployment benefits.

       EMPLOYEE STOCK OWNERSHIP PLAN - As of December 31, 1999, the ESOP has outstanding loan balances of $637,000 (Loan I) and $4,085,000 (Loan II) related to the purchases of 389,248 shares and 437,652 shares of common stock, respectively, in the open market. Collateral for the loans is the common stock purchased by the ESOP. Payment of the loans is principally from the Association's contributions to the ESOP over a period of up to seven years and 15 years, respectively. Interest on ESOP Loan I is a fixed interest rate of 8.50% for the term of loan. Interest on ESOP Loan II is a fixed rate of 7.75% for the term of the loan. Contributions of principal and interest for the years ended December 31, 1999, 1998 and 1997 totaled $1,092,000, $510,000, and $525,000, respectively.

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

       Information related to the ESOP was as follows:

       ------------------------------------------------------------------------
                                               For the Years Ended December 31,
                                                1999        1998        1997
                                             ---------    --------    --------
       Number of shares allocated               84,784      55,610      55,610
       Average fair value per share          $   12.45    $  15.08    $  12.71
                                             ---------    --------    --------
       Compensation expense                  1,056,000    $839,000    $707,000
                                             =========    ========    ========

       Number of shares distributed             14,386      11,216       4,034
                                             =========    ========    ========

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Shares held by the ESOP were as follows:

       -------------------------------------------------------------------------
                                                December 31,        December 31,
                                                   1999                 1998
                                                ------------        ------------

          Allocated to participants                297,403              227,005
          Unallocated                              498,549              583,333
                                                ----------           ----------
          Total ESOP shares                        795,952              810,338
                                                ==========           ==========
          Fair  value of unallocated shares     $6,262,000           $6,271,000
                                                ==========           ==========

       RECOGNITION AND RETENTION PLANS - Bankshares has two RRPs for the benefit of the Association's directors, officers, and other key employees. Under these plans, the fair value of the shares on the date of award is being recognized as compensation expense over the vesting period. The vesting period for both plans is five years.

       1995 RRP - In January 1995, the shareholders of the Association approved the 1995 RRP for certain officers and non-employee directors of the Association. Concurrent with such approval, such officers and directors were awarded 181,756 shares of common stock, which vest over a five year period beginning in January 1996. To fund the 1995 RRP, 181,756 shares were issued from authorized but unissued shares of common stock in July 1995. Certain of these shares were forfeited. 2,044 of the forfeited shares were granted to an officer in January 1996. These shares began vesting January 1997. In May 1999, the remaining 8,525 forfeited shares as well as 12,868 shares purchased in the open market were awarded to certain officers, key employees and non-employee directors of the Association. These shares vest over a five year period beginning in May 2000.

       1999 RRP - In June 1999, the shareholders of Bankshares approved the 1999 RRP for certain officers, key employees and non-employee directors of the Association. Concurrent with such approval, such officers, key employees and directors were awarded 218,826 shares of common stock, which vest over a five year period beginning in June 2000. To fund the 1999 RRP, 218,826 shares of Bankshares' common stock were purchased in the open market.

       Unamortized deferred compensation of $2,586,000 at December 31, 1999 is reflected as a reduction of shareholders' equity for the RRPs. Compensation expense related to the RRPs was $539,000, $186,000, and $185,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

       STOCK OPTION PLANS - Bankshares has two stock option plans for the benefit of the Association's directors, officers, and other key employees. Under these plans, the option exercise price cannot be less than the fair value of the underlying common stock as of the date of the option grant and the maximum option term cannot exceed ten years.

       1995 SOP - The number of shares of Bankshares' common stock reserved for issuance under the 1995 SOP was equal to 486,561 shares or 10% of the total number of common shares issued to persons other than the Mid-Tier Holding Company, pursuant to the Association's conversion to the stock form of ownership in 1994. The stock options granted to the directors, officers, and employees in 1995 vest in five equal annual installments. The first installment became exercisable on January 18, 1996. An additional grant of options was made to directors, officers and employees on May 19, 1999. These grants will vest over five years. The first installment is exercisable on May 19, 2000.

       1999 SOP - The number of shares of Bankshares' common stock reserved for issuance under the 1999 SOP was equal to 547,065 shares which was equal to 10% of the shares of common stock sold by Bankshares in the Reorganization. The stock options granted to the directors, officers, and employees vest in five equal annual installments. The first installment becomes exercisable on June 18, 2000.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Below is a summary of options transactions:

       -----------------------------------------------------------------------
                                                           Option Price
                                                    --------------------------
                                     Number  of        Average      Aggregate
                                       Options      Exercise Price   Exercise
                                     Outstanding      Per Share       Price
                                     -----------    -------------- -----------
       Options Outstanding:
       Balance - December 31, 1997      438,228                    $ 2,444,000
             Granted                         --
             Exercised                  (18,482)       $ 5.441        (101,000)
             Canceled                        --             --              --
                                       --------                    -----------
       Balance - December 31, 1998      419,746                      2,343,000
             Granted                    582,578         12.200       7,107,000
             Exercised                  (38,433)         5.441        (209,000)
             Canceled                   (10,631)        12.188        (130,000)
                                       --------                    -----------
       Balance - December 31, 1999      953,260                    $ 9,111,000
                                       ========                    ===========


       Options exercisable at December 31, 1999, 1998, and 1997, totaled 288,330, 234,396, and 163,271, respectively. Bankshares adopted the disclosure-only option under SFAS No. 123, "Accounting for Stock-based Compensation" as of January 1, 1997. The fair value of options granted under the stock option plans during the years ended December 31, 1999 and 1997 was estimated using the Binary Option Pricing Model with the following assumptions used:

                       Number of    Exercise     Fair Value       Risk Free        Expected      Expected     Dividend
         Grant date     Options       Price      of Options     Interest Rate    Life (Years)   Volatility      Yield
         ----------    ---------    -------      ----------     -------------    ------------   ----------    --------
          01/18/97      15,333       $   9.30       $2.57           6.37%             5           15.36%        2.67%
          05/19/99      35,513       $ 12.375       $2.20           5.66%             5           18.10%        3.57%
          06/18/99     547,065       $ 12.188       $2.03           5.76%             5           16.46%        3.57%

       Had compensation cost for the stock options been determined based on the fair value at the grant date for awards under those plans consistent with the method of SFAS No. 123, Bankshares' net income and earnings per shares for the years ended December 31, 1999 and 1998 would have been reduced to the pro forma amounts indicated below:

       --------------------------------------------------------------------
                                           For the Years Ended December 31,
                                             1999                  1998
                                          ----------           -----------
       Net income
             As reported                  $6,534,000           $ 4,994,000
             Pro forma                    $6,381,000           $ 4,989,000
       Earnings per share
             As reported - basic          $     0.67           $      0.49
             Pro forma - basic            $     0.65           $      0.49
             As reported - diluted        $     0.65           $      0.48
             Pro forma - diluted          $     0.63           $      0.48

14.    REGULATORY RESTRICTIONS ON RETAINED INCOME AND REGULATORY CAPITAL
       REQUIREMENT

       The Association is subject to various regulatory capital requirements administered by the OTS. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on Bankshares' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk-weighting and other factors.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of tangible capital of not less that 1.5% of adjusted total assets, total capital to risk-weighted assets of not less that 8.0%, Tier I capital equal to adjusted total assets of 3.0%, and Tier I capital to risk-weighted assets of 4.0% (as defined in the regulations). Management believes, as of December 31, 1999, that the Association meets all capital adequacy requirements to which it is subject.

       As of December 31, 1999, the most recent notification from the OTS categorized the Association as "Well Capitalized" under the framework for prompt corrective action. To be considered well capitalized under Prompt Corrective Action Provisions, the Association must maintain total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Association's categorization.

       The Association is required to report capital ratios unconsolidated with Bankshares. The Association's actual capital amounts and ratios are presented in the following tables:

       -----------------------------------------------------------------------------------------------------------------------
                                                                                                            To be Considered
                                                                                          For               Well Capitalized
                                                                                    Capital Adequacy     for Prompt Corrective
                                                                   Actual               Purposes            Action Provisions
                                                              ----------------------------------------------------------------
                                                              Ratio      Amount     Ratio     Amount       Ratio      Amount
                                                              -----      ------     -----     ------       -----      ------
                                                                                    (Dollars in Thousands)
       AS OF DECEMBER 31, 1999:
       TOTAL RISK-BASED CAPITAL (TO RISK-WEIGHTED ASSETS)     17.84%    $ 84,710      8.0%    $37,989       10.0%     $47,486
       CORE (TIER 1) CAPITAL (TO ADJUSTED TANGIBLE ASSETS)     9.20       80,787      4.0      35,140        5.0       43,925
       CORE (TIER 1) CAPITAL (TO RISK-WEIGHTED ASSETS)        17.01       80,787      4.0      18,994        6.0       28,491

       As of December 31, 1999, adjusted tangible assets and risk-weighted assets were $878,501,000 and $474,857,000, respectively.

       As of December 31, 1998:
       Total Risk-Based Capital ( to Risk-weighted Assets)    25.0%     $111,398      8.0%    $35,647       10.0%     $44,559
       Core (Tier 1) Capital (to Adjusted Tangible Assets)    12.8       108,238      3.0      25,352        5.0       42,253
       Core (Tier 1) Capital (to Risk-weighted Assets)        24.3       108,238      N/A         N/A        6.0       26,736

       As of December 31, 1998, adjusted tangible assets and risk-weighted assets were $845,054,000 and $445,592,000, respectively.

       At the close of the conversion and reorganization of the Association in December 1998, a liquidation account in the amount of $50,800,000 was established. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Association after December 15, 1998. The liquidation account is to be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. The balance of the liquidation account was $25,322,000 at December 31, 1999. Subsequent increases of such deposits will not restore an eligible depositor's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Association may not pay dividends that would reduce shareholder's equity below the required liquidation account balance.

15.    FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at December 31, 1999 and 1998:

       CASH AND CASH EQUIVALENTS - The carrying amounts reported in the Statement of Financial Condition for cash and cash equivalents approximates their fair value.

       SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE - Fair value is determined by reference to quoted market prices or by use of broker price estimates.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       LOANS RECEIVABLE, NET - The fair value of loans was estimated by using a method which approximates the effect of discounting the estimated future cash flows over the expected repayment periods using rates which consider credit risk and other relevant factors.

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

       COMMITMENTS TO EXTEND CREDIT - At December 31, 1999 and 1998, the fair value of commitments to extend credit was considered insignificant due to the short-term nature of the commitments.

       The estimated fair values of the financial instruments were as follows:

       --------------------------------------------------------------------------------------
                                          December 31, 1999             December 31, 1998
                                     ---------------------------   --------------------------
                                     Carrying Value   Fair Value   Carrying Value  Fair Value
                                     --------------   ----------   --------------  ----------
                                                           (In Thousands)
       Financial assets:
       Cash and cash equivalents        $ 45,239      $ 45,239      $ 117,015      $117,015
       Securities held to maturity        38,802        41,271         52,619        57,303
       Securities available for sale     144,840       144,840         95,151        95,151
       Loans receivable, net             608,369       600,315        538,204       552,735
       FHLB stock                          7,009         7,009          4,722         4,722
       Accrued interest receivable         3,788         3,788          2,782         2,782

       Financial liabilities:
       Deposits                         $613,943      $617,889      $ 594,400      $592,085
       Advances from FHLB                140,186       136,653         91,920        90,157
       Mortgage-backed bond               14,508        14,661         15,430        15,446
       Accrued interest payable              612           612            403           403

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

       The following are condensed statements of financial condition as of December 31, 1999 and 1998, and condensed statements of operations and cash flows for the years ended December 31, 1999, 1998 and 1997. Since the reorganization of Bankshares and the Association was accounted for in a manner similar to a pooling of interests, these statements have been presented as if Bankshares was in existence for all periods covered by the consolidated financial statements.

       STATEMENTS OF FINANCIAL CONDITION
       ------------------------------------------------------------------------
                                                           At December 31,
                                                        1999              1998
                                                     ---------         --------
                                                            (In Thousands)
       Assets:
            Cash and cash equivalents                $     101         $    212
            Investment in the Association               89,162          107,808
            Loans to the Association                    15,640           21,000
            Loans to the ESOP                            4,722            5,407
            Real estate loans                            6,000               --
            Other assets                                 1,101               64
                                                     ---------         --------
       Total assets                                  $ 116,726         $134,491
                                                     =========         ========

       Liabilities                                   $   1,025         $  1,205
       Shareholders' equity                            115,701          133,286
                                                     ---------         --------
       Total liabilities and shareholders' equity    $ 116,726         $134,491
                                                     =========         ========

       STATEMENTS OF OPERATIONS
       ---------------------------------------------------------------------------------------
                                                             For the Years Ended December 31,
                                                             1999          1998          1997
                                                           -------       -------       -------
                                                                     (In Thousands)
       Income                                              $ 1,630       $    90       $    --
       Expenses                                                519             5            41
                                                           -------       -------       -------
       Income (loss) before income taxes and
           equity in earnings of the Association             1,111            85           (41)
       Income tax expense (provision) benefit                 (418)          (32)           15
                                                           -------       -------       -------
       Income (loss) before equity in earnings
           of the Association                                  693            53           (26)
       Equity in earnings of the Association                 5,841         4,941         5,382
                                                           -------       -------       -------
       Net income                                            6,534         4,994         5,356
                                                           -------       -------       -------
       Other comprehensive income, net of tax:
           Change in unrealized gain (loss) in market
                value of securities available for sale      (2,926)         (278)          914
                                                           -------       -------       -------
       Comprehensive income, net of income taxes           $ 3,608       $ 4,716       $ 6,270
                                                           =======       =======       =======

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       STATEMENTS OF CASH FLOWS
       ----------------------------------------------------------------------------------------------
                                                                     For the Years Ended December 31,
                                                                       1999        1998        1997
                                                                     --------    --------    --------
                                                                              (In Thousands)
       Cash flows from operating activities:
        Net income                                                   $  6,534    $  4,994    $  5,356
        Adjustments to reconcile net income to net cash used
             for operating activities:
             Equity in undistributed earnings of the Association       (2,541)     (4,941)     (5,382)
             Other                                                       (243)        819         (15)
                                                                     --------    --------    --------
       Net cash from operating activities                               3,750         872         (41)
                                                                     --------    --------    --------
       Cash flows from investing activities:
             Loans to subsidiaries                                      6,045     (26,407)         --
             Real estate loans                                         (6,000)         --          --
             Dividends received from the Association                   15,905          --      13,260
             Investment in Association through proceeds from
                 stock sale                                                --     (32,340)         --
                                                                     --------    --------    --------
       Net cash from investing activities                              15,950     (58,747)     13,260
                                                                     --------    --------    --------
       Cash flows from financing activities:
             Proceeds from sale of stock, net of issuance costs            --      53,236          --
             Dividends paid                                            (4,115)     (2,116)     (1,976)
             Purchase of treasury stock                               (15,905)         --          --
             Purchase of ESOP shares                                       --      (4,377)         --
             Proceeds from exercise of stock options                      209         101          --
                                                                     --------    --------    --------
       Net cash from financing activities                             (19,811)     46,844      (1,976)
                                                                     --------    --------    --------
       (Decrease) increase in cash and cash equivalents                  (111)    (11,031)     11,243
       Cash and cash equivalents, beginning of period                     212      11,243          --
                                                                     --------    --------    --------
       Cash and cash equivalents, end of period                      $    101    $    212    $ 11,243
                                                                     ========    ========    ========

OTS regulations place certain restrictions on the amount of dividends an association can pay to its holding company. Under the most restrictive of these dividends limitations, $7,118,000 was available at December 31, 1999 to the Association for payment of dividends to Bankshares during 2000 without prior regulatory approval.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    EARNINGS PER SHARE

       A reconciliation of the numerators and denominators of basic and diluted earnings per share for the years ended December 31, 1999, 1998 and 1997, was as follows:

       ------------------------------------------------------------------------------------------------------------
                                                                             For the Years Ended December 31,
                                                                         1999              1998             1997
                                                                     ------------      -----------      -----------
                                                                      (Dollars In Thousands except per share data)
       Basic earnings per share
           Net income available to common shareholders               $      6,534      $     4,994      $     5,356
           Weighted average common shares outstanding                   9,748,916       10,175,899       10,079,363
                                                                     ------------      -----------      -----------
           Basic earnings per share                                  $       0.67      $      0.49      $      0.53
                                                                     ============      ===========      ===========

       Diluted earnings per share
           Net income available to common shareholders               $      6,534      $     4,994      $     5,356
                                                                     ------------      -----------      -----------
           Weighted average common shares outstanding                   9,748,916       10,175,899       10,079,363
             Add:  dilutive effects of assumed exercise of stock
            Stock options                                                 216,482          271,205          255,284
            RRP shares                                                    158,319            1,223               --
                                                                     ------------      -----------      -----------
             Weighted average common and dilutive potential
                         common shares outstanding                     10,123,717       10,448,327       10,334,647
                                                                     ------------      -----------      -----------
           Diluted earnings per share                                $       0.65      $      0.48      $      0.52
                                                                     ============      ===========      ===========

       RRP shares were not considered in the computation of diluted earnings per share for the year ended December 31, 1997, as they were antidilutive.

18.    OTHER COMPREHENSIVE INCOME

       Other comprehensive income components and related taxes were as follows:

       -------------------------------------------------------------------------------------------------------
                                                                           For the Years Ended December 31,
                                                                       1999             1998             1997
                                                                     -------           ------           ------
                                                                                  (In Thousands)
       Unrealized holding gains and losses on available-for-sale
            securities                                               $(4,691)          $ (621)          $1,473
       Less reclassification adjustments for gains and losses
            later recognized in income                                    --              175               (8)
                                                                     -------           ------           ------
       Net unrealized gains and losses                                (4,691)            (446)           1,465
       Tax effect                                                      1,765              168             (551)
                                                                     -------           ------           ------

       Other comprehensive income                                    $(2,926)          $ (278)          $  914
                                                                     =======           ======           ======

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.    QUARTERLY FINANCIAL DATA (UNAUDITED)
       -----------------------------------------------------------------------------------------
                                                                 Quarter Ended
                                           March 31,     June 30,    September 30,  December 31,
                                           ---------     --------    -------------  ------------
                                                            (Dollars in Thousands)
       Year Ended December 31, 1999:
            Interest Income                $14,002       $14,484       $14,742       $15,236
            Interest Expense                 7,146         7,096         7,311         7,982
                                           -------       -------       -------       -------
                 Net Interest Income         6,856         7,388         7,431         7,254

            Provision for Loan Losses          322           195           193           195
            Other Income                       978           994         1,045           821
            Operating Expense                5,601         5,702         5,926         5,756
            Provision for Income Taxes         526           760           679           378
                                           -------       -------       -------       -------
            Net Income                     $ 1,385       $ 1,725       $ 1,678       $ 1,746
                                           =======       =======       =======       =======

            Basic Earnings Per Share       $  0.14       $  0.17       $  0.17       $  0.19
                                           =======       =======       =======       =======
            Diluted Earnings Per Share     $  0.14       $  0.17       $  0.16       $  0.18
                                           =======       =======       =======       =======

       -----------------------------------------------------------------------------------------
                                                                 Quarter Ended
                                           March 31,     June 30,    September 30,  December 31,
                                           ---------     --------    -------------  ------------

       Year ended December 31, 1998
            Interest income                $13,358       $13,469       $13,763       $13,899
            Interest expense                 7,299         7,356         7,741         7,763
                                           -------       -------       -------       -------
                 Net interest income         6,059         6,113         6,022         6,136

            Provision for loan losses          117            96           223           186
            Other income                       947           928           966         1,224
            Operating expense                4,976         4,989         5,126         5,581
            Provision for income taxes         681           677           401           348
                                           -------       -------       -------       -------
            Net income                     $ 1,232       $ 1,279       $ 1,238       $ 1,245
                                           =======       =======       =======       =======

            Basic earnings per share       $  0.12       $  0.13       $  0.12       $  0.12
                                           =======       =======       =======       =======
            Diluted earnings per share     $  0.12       $  0.12       $  0.12       $  0.12
                                           =======       =======       =======       =======

                            COMMUNITY SAVINGS, F. A.
                               CORPORATE DIRECTORY


BOARD OF DIRECTORS
--------------------------------------------------------------------------------
Frederick A. Teed, Chairman of the Board
Forest C. Beaty, Jr., Director
Robert F. Cromwell, Director and Chairman Emeritus of the Board
Karl D. Griffin, Director and Secretary Emeritus of the Board
James B. Pittard, Jr., President and Chief Executive Officer
Harold I. Stevenson, CPA, Director

ADMINISTRATIVE DIVISION
--------------------------------------------------------------------------------
James B. Pittard, Jr., President and Chief Executive Officer
Judith M. Hogan, Compliance Officer
Joe L. Knorr, Internal Auditor
Deborah M. Rousseau, Corporate Secretary

FINANCE DIVISION
--------------------------------------------------------------------------------
Larry J. Baker, CPA, Chief Financial Officer, Division Director
Donna L. Sheppard, CPA, Controller
Bruce C. Tissot, Staff Accountant

HUMAN RESOURCES, MARKETING & TRAINING DIVISION
--------------------------------------------------------------------------------
Feriel G. Hughes, Division Director
Cynthia J. Cullen, Training Manager
Jane H. Ryder, Personnel Manager
Juanita Swinton. Marketing Manager

LOAN DIVISION
--------------------------------------------------------------------------------
Cecil F. Howard, Jr., Division Director
J. Cary Allen, Jr., Commercial Lending Manager
Jamonica Gay Barnes, Commercial Loan Officer
Priscilla Clancy, Commercial Loan Officer
Thomas Eby, Lending Sales Manager
Charles J. Gifford, New Loan Operations Manager
Mildred C. Lodge, Consumer/Residential Loan Officer
Johnny L. Morris, Lending Sales Manager
Lisa M. Rhodes, Loan Servicing Manager

OPERATIONS DIVISION
--------------------------------------------------------------------------------
Mary L. Kaminske, Division Director
Theresa J. Brooks, Regional Branch Manager
Douglas S. Clive, Corporate Security Officer
Elizabeth A. DeLosh, Branch Operations Manager
Rizwana Khalid, Deposit Products Manager
Cindy L. Sheppard, Information Systems Manager
Eileen St. Denis, Regional Branch Manager

PROPERTIES & INSURANCE DIVISION
--------------------------------------------------------------------------------
Michael E. Reinhardt, Division Director
Larry F. Koerner, Facilities Manager

                                Community Savings

                             21 CONVENIENT LOCATIONS

--------------------------------------------------------------------------------
This is a map of Florida showing the branches of Community Savings, FA and the counties where they are located
--------------------------------------------------------------------------------

                                  HOME OFFICE
                                North Palm Beach
                                  561-881-4800
                                  800-432-1911


                                PALM BEACH COUNTY

                     Bluffs (Jupiter), 3950 U.S. Highway One
                  Maplewood (Jupiter), 1570 W. Indiantown Road
                  Toney Penna (Jupiter), 520 Toney Penna Drive
                     North Palm Beach, 660 U. S. Highway One
                 Shoppes on the Green( PGA), 7102 Fairway Drive
                    Palm Beach Gardens, 9600 N. Alternate A1A
                          Riviera Beach, 2600 Broadway
                   Singer Island, 1100 E. Blue Heron Boulevard
                       Tequesta, 101 N. U. S. Highway One
                  Gallery Square (Tequesta), 389 Tequesta Drive
            Village Commons (West Palm Beach), 971 Village Boulevard
                        Lake Worth, 5702 Lake Worth Road
                Ibis (West Palm Beach), 10100 Northlake Boulevard

                                  MARTIN COUNTY

                      Hobe Sound, 11400 SE Federal Highway
                  Jensen Beach, 1170 NE Jensen Beach Boulevard
              Martin Downs (Palm City), 3102 Martin Downs Boulevard
                      Port Salerno, 5545 SE Federal Highway

                                ST. LUCIE COUNTY

                        Fort Pierce, 1050 Virginia Avenue
                 Port St. Lucie, 147 SW Port St. Lucie Boulevard
                  St. Lucie West, 1549 St. Lucie West Boulevard

                               INDIAN RIVER COUNTY
                      Vero Beach, 6030 20th Street (SR 60)

--------------------------------------------------------------------------------
                                CMSV NASDAQ LOGO
--------------------------------------------------------------------------------


              WE WOULD LIKE TO THANK OUR CUSTOMERS AND SHAREHOLDERS
                   FOR THEIR CONTINUED SUPPORT, CONFIDENCE AND
                                   FRIENDSHIP.

--------------------------------------------------------------------------------
                                      Logo
--------------------------------------------------------------------------------


                                Community Savings
                                Bankshares, Inc.
    P. O. Box 14547, 660 U. S. Highway One, North Palm Beach, Florida 33408
                            www.communitysavings.com

                       Community Savings Bankshares, Inc.
                                 P. O. Box 14547
                              660 U.S. Highway One
                         North Palm Beach, Florida 33408
                            www.communitysavings.com