Form 10-K, Exhibit 13
period 2000-12-31
COMMUNITY SAVINGS BANKSHARES INC /DE/
filed 2001-03-26
CIK 1068725

COMMUNITY SAVINGS
    BANKSHARES, INC. LOGO

                                    45 YEARS
                                      LOGO

                                                                            2000
                                                                   ANNUAL REPORT

                               BOARD OF DIRECTORS

--------------------------------------------------------------------------------


             This is a photo of the Board of Directors of Bankshares


--------------------------------------------------------------------------------

  LEFT TO RIGHT: HAROLD I. STEVENSON, J. SHELDON CLARK, JAMES B. PITTARD, JR.,
          FREDERICK A. TEED, RONALD P. JAWORSKI, AND ROBERT F. CROMWELL


                               CORPORATE OFFICERS

--------------------------------------------------------------------------------


             This is a photo of the Corporate Officers of Bankshares


--------------------------------------------------------------------------------

         LEFT TO RIGHT BACK ROW: MICHAEL E. REINHARDT, BRUCE C. TISSOT,
   CECIL F. HOWARD, JR., LARRY J. BAKER, JOE L. KNORR, JAMES B. PITTARD, JR.,
      FRONT ROW: DEBORAH M. ROUSSEAU, CINDY L. SHEPPARD, FERIEL G. HUGHES,
                      DONNA L. SHEPPARD AND TRINA L. MILES


BOARD OF DIRECTORS

FREDERICK A. TEED
Chairman
J. SHELDON CLARK
Director
ROBERT F. CROMWELL
Director and Chairman Emeritus
RONALD P. JAWORSKI
Director
JAMES B. PITTARD, JR.
Director
HAROLD I. STEVENSON
Director


CORPORATE OFFICERS

JAMES B. PITTARD, JR.
President and Chief Executive Officer
LARRY J. BAKER, CPA
Chief Financial Officer and Treasurer
CECIL F. HOWARD, JR.
Senior Vice President
FERIEL G. HUGHES
Senior Vice President
MICHAEL E. REINHARDT
Senior Vice President
CINDY L. SHEPPARD
Senior Vice President


JOE L. KNORR
Vice President
TRINA L. MILES
Assistant Secretary
DEBORAH M. ROUSSEAU
Vice President and Secretary
DONNA L. SHEPPARD, CPA
Vice President
BRUCE C. TISSOT
Vice President

--------------------------------------------------------------------------------


                    This is a photo of James B. Pittard, Jr.

                     President and Chief Executive Officer
                     of Community Savings Bankshares, Inc.


--------------------------------------------------------------------------------


PRESIDENT'S MESSAGE TO SHAREHOLDERS

Dear Shareholders,

For 45 years we have been committed to serving the financial needs of our communities. The many people who have worked at Community Savings over the years, some of whom you may recognize on our front cover, have been dedicated to providing the highest quality service to our customers and shareholders. Our employees, both past and present, have made our financial success possible.

"DILUTED EARNINGS PER SHARE INCREASED 14% DURING 2000."

A goal for this year was to continue to improve shareholder value through our stock repurchase programs. Primarily as a result of our repurchase of 916,128 of our shares during 2000, diluted earnings per share increased to $0.74 from $0.65 in 1999. Book value per share increased as well, to $14.11 as compared to $13.50 last year. The Board of Directors again declared dividends of $0.44 per share during 2000.

"THE 14% INCREASE IN THE NET LOAN PORTFOLIO REPRESENTED THE FIFTH CONSECUTIVE YEAR OF DOUBLE DIGIT GROWTH."

A continuing goal for us is to grow the loan portfolio. Our loan origination staff aggressively seeks out new residential and commercial real estate lending opportunities. Originations and purchases of $203.7 million and $37.7 million allowed the loan portfolio to grow to $691.3 million in 2000. We have funded the growth in the loan portfolio by using deposits (primarily odd-term certificates of deposits), Federal Home Loan Bank advances, a reduction in our securities portfolio, as well as loan repayments.

"2000 WAS A CHALLENGING YEAR FOR NET INCOME."

We needed to increase our deposit portfolio during 2000 to fund the new loan growth. While we continued to encourage customers to open lower costing checking, NOW, passbook or statement accounts, the majority of the growth came from certificates of deposit, primarily with odd terms of less than two years. In the rising interest rate environment we experienced during much of 2000, the cost of average interest-bearing liabilities rose to 4.66% from 4.13% in 1999. Even though the rate earned on average interest-earning assets increased as well to 7.61% for 2000 from 7.32% for 1999, the net interest rate spread decreased by 24 basis points as our liabilities repriced more quickly than did our assets. This resulted in a $771,000 decrease in net interest income for 2000 as compared to 1999.

"THE BOARD OF DIRECTORS TERMINATED THE ASSOCIATION'S DEFINED BENEFIT PLAN AND REPLACED IT WITH A 401K PLAN."

During March 2000, the Board of Directors approved the termination of the defined benefit plan. In connection with the termination of the plan, vested plan benefits were paid to the plan participants in the fourth quarter of 2000. According to the participant's choice, the plan benefits were rolled over to the

Association's new 401(k) plan, existing or new IRAs, or distributed as a cash payment. The termination of the defined benefit plan resulted in a net gain after settlement expenses of $289,000.

"WE CONCENTRATED ON COST SAVINGS DURING 2000."

Operating expense had a $452,000 net decrease in 2000. Our continued efforts to find more efficient, less expensive ways to do business contributed to decreases in operating expenses such as occupancy and equipment costs, advertising and marketing expense, and other miscellaneous expenses. These decreases from our cost-saving efforts, as well as decreases in FDIC premiums and in the amortization of the tax credit partnerships, were partly offset by increased compensation costs.

"WE IMPROVED THE EFFICIENCY OF OUR BRANCH NETWORK IN 2000."

We opened a new branch in June 2000 in the Andros Isle subdivision in suburban West Palm Beach. We also began construction of a new building in Martin Downs in June 2000. This building will replace a nearby leased office as well as provide some commercial rental income. We anticipate that this new larger facility will open in mid-summer of 2001. Also under construction is a new drive- in facility adjacent to our Tequesta office. This drive-in facility will replace the one at the Gallery Square office. That branch office was closed in October 2000 after the Board of Directors reviewed the high costs associated with maintaining two branch offices within a radius of less than one mile.

"WE ADDED NEW DIRECTORS WITH EXPERIENCE IN OUR MARKET AREAS."

We were pleased to welcome two new directors to the Boards of Bankshares and the Association this year, J. Sheldon Clark and Ronald P. Jaworski. Mr. Clark and Mr. Jaworski bring extensive knowledge of Martin and Indian River counties in Florida. At the same time, we were saddened to lose the experience of our long-time director and friend, Forest Beaty, who passed away during 2000. In addition, Karl Griffin, one of our founding directors, retired in January 2001.

"OUR GOALS FOR 2001 ARE CHALLENGING."

Increasing the loan portfolio through aggressive solicitation of new loan business will be very important in 2001. The current declining interest rate environment will provide challenges as borrowers seek to refinance higher-rate loans with new lower-rate loans. The Association is preparing a program to maintain our loan customers at competitive rates. We plan to fund the asset growth with deposits, loan repayments, and FHLB advances, as needed.

We will continue to develop suitable locations for new branch offices. During 2001, we plan to complete the purchase and construction of a new office in downtown Vero Beach, as well as open the new branch facility at Martin Downs. Also in 2001, we will begin construction of a new branch office on land owned by the Association in the Abacoa subdivision of Jupiter.

Our plan is to continue to grow our core earnings through asset growth and by improving our operating efficiency. We again have a strategic planning committee focusing on identifying cost reduction and enhanced fee income strategies, while exploring new business opportunities during 2001. We will also concentrate on reviewing and redesigning our product line to better suit the changing needs of our customers. In particular, we plan to focus on developing and promoting our core deposit account products.

Our expectations for the future are high. We have many loyal customers and we are fortunate to have the experienced, dedicated employees to carry out our goals. We thank you, our shareholders, for participating in our success.

Sincerely,

James B. Pittard, Jr.
President and Chief Executive Officer of
Community Savings Bankshares, Inc.

                               Customer First Logo

                                CORPORATE PROFILE

Community Savings Bankshares, Inc. ("Bankshares"), is a Delaware-chartered stock holding company, organized in August 1998, which became the holding company for Community Savings, F. A. ("the Association" or "Community Savings") on December 15, 1998. Bankshares' primary asset consists of its investment in its wholly owned subsidiary, the Association, a stock savings and loan association headquartered in North Palm Beach, Florida. The Association's 21 full-service banking offices are well positioned in one of America's fastest-growing markets, known for its affluent population and its high quality of life. The mission statement of the Association reflects our dedication to our shareholders and customers.


                                MISSION STATEMENT

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

TABLE OF CONTENTS

Community Savings Bankshares, Inc.
Corporate Directory...........................................Inside Front Cover

President's Message...........................................Inside Front Cover

Corporate Information..........................................................2

Financial Highlights...........................................................3

Management's Discussion and Analysis...........................................4

Independent Auditors' Report..................................................14

     Consolidated Statements of Financial
     Condition................................................................15

     Consolidated Statements of Income........................................16

     Consolidated Statements of Changes in
     Shareholders' Equity.....................................................17

     Consolidated Statements of Cash Flows....................................18

     Notes to Consolidated Financial
     Statements...............................................................19

Community Savings, F. A.
Corporate Directory...........................................................42

Locations.....................................................................43

Special Acknowledgments........................................Inside Back Cover

--------------------------------------------------------------------------------
                                                           CORPORATE INFORMATION

CORPORATE HEADQUARTERS
660 U. S. Highway One
P. O. Box 14547
North Palm Beach, FL 33408
www.communitysavings.com
(561) 881-2212  (800) 879-0112 (Florida)

ANNUAL MEETING OF SHAREHOLDERS
April 25, 2000, 1:30 p.m.
Embassy Suites PGA, 4350 PGA Boulevard
Palm Beach Gardens, FL 33410

FORM 10-K
A copy of Bankshares' Annual Report on Form 10-K, as filed with the Securities and Exchange Commission is available without charge.

STOCK LISTING
The common stock of Community Savings Bankshares, Inc. is traded on The Nasdaq Stock Market under the symbol CMSV.

DIVIDEND SERVICES
Dividend Reinvestment and Optional Cash Investment Plan provides shareholders a regular way of investing cash dividends in additional shares and investing optional cash payments without payment of brokerage commissions.

SHAREHOLDER ACCOUNT ASSISTANCE
Shareholders who wish to change the name, address or ownership of stock or report lost certificates should contact Mellon Investor Services LLC.

AUDITOR
CROWE, CHIZEK AND COMPANY LLP
300 Riverfront Plaza Bldg., 55 Campau Ave. NW
Grand Rapids, MI 49503
www.crowechizek.com

SPECIAL COUNSEL
ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
734 15th Street, NW, 12th Floor
Washington, DC 20005
www.emth.com

GENERAL COUNSEL
HURD, HORVATH & DINKIN P. A.
8295 N. Military Trail, Suite A
Palm Beach Gardens, FL 33410

REGISTRAR & TRANSFER AGENT
MELLON INVESTOR SERVICES LLC
85 Challenger Road
Ridgefield Park, NJ 07660
(800) 526-0801
www.mellon-investor.com

SHAREHOLDER RELATIONS
Deborah M. Rousseau, Corporate Secretary
Trina L. Miles, Assistant Corporate Secretary

INVESTOR RELATIONS
James B. Pittard, Jr., Chief Executive Officer
Larry J. Baker, CPA, Chief Financial Officer
Donna L. Sheppard, CPA, Controller

--------------------------------------------------------------------------------

As of December 31, 2000, there were 8,542,363 shares of Common Stock outstanding and 1,571 shareholders of record, not including the number of persons or entities whose stock is held in nominee or "street" name through various brokerage firms or banks. The following table sets forth quarter ending book value, high, low, and closing trade prices, and dividend per share information.

                            Book                 Stock Prices           Dividend
Quarter Ended               Value (1)    High        Low      Close    Per Share
                            ----------------------------------------------------

December 31, 2000           $ 14.11    $ 12.88    $ 12.13    $ 12.81    $ 0.11
September 30, 2000          $ 13.86    $ 12.63    $ 11.00    $ 12.38    $ 0.11
June 30, 2000               $ 13.57    $ 11.44    $ 10.00    $ 11.38    $ 0.11
March 31, 2000              $ 13.43    $ 12.81    $  9.88    $ 10.13    $ 0.11
December 31, 1999           $ 13.50    $ 13.44    $ 11.44    $ 12.56    $ 0.11
September 30, 1999          $ 13.41    $ 13.50    $ 11.63    $ 12.00    $ 0.11
June 30, 1999               $ 13.38    $ 13.13    $ 11.81    $ 12.63    $ 0.11
March 31, 1999              $ 13.42    $ 13.13    $ 10.69    $ 12.50    $ 0.11

(1) Based on shares outstanding or allocated (excludes unallocated ESOP shares).

                                                            FINANCIAL HIGHLIGHTS

The common stock of Community Savings Bankshares, Inc. trades on The Nasdaq
Stock Market under the symbol "CMSV".

                                                     12/31/00    12/31/99    12/31/98    12/31/97    12/31/96
FOR THE YEAR ENDED (In Thousands)
-------------------------------------------------------------------------------------------------------------
Interest income                                      $ 65,660    $ 58,464    $ 54,489    $ 50,316    $ 45,580
Interest expense                                       37,502      29,535      30,159      27,390      23,888
Net interest income                                    28,158      28,929      24,330      22,926      21,692
Net income                                              6,412       6,534       4,994       5,356       4,024

AVERAGE FOR THE YEAR ENDED (In Thousands)
-------------------------------------------------------------------------------------------------------------
Total assets                                         $933,012    $858,785    $772,248    $693,175    $631,038
Loans receivable, net                                 648,315     577,603     510,491     411,098     359,414
Cash and cash equivalents                              35,320      49,794      44,819      42,029      47,532
Securities held to maturity and available for sale    179,674     171,212     167,357     210,870     195,765
Deposits                                              646,154     591,849     578,574     537,965     494,034
Borrowed funds                                        159,375     123,689      90,928      61,551      46,076
Shareholders' equity                                  114,874     130,119      86,980      78,822      75,323

AT YEAR END (In Thousands)
-------------------------------------------------------------------------------------------------------------
Total assets                                         $962,705    $892,974    $844,041    $720,133    $655,209
Loans receivable, net                                 691,294     608,369     538,204     451,709     389,040
Cash and cash equivalents                              45,118      45,239     117,015      25,954      42,442
Securities held to maturity                            34,025      38,802      52,619      67,801      75,544
Securities available for sale                         131,418     144,840      95,151     142,269     123,152
Real estate owned                                         170         494         522         592       1,455
Deposits                                              681,069     613,943     594,400     550,708     513,709
Borrowed funds                                        160,296     154,694     107,350      75,098      53,908
Shareholders' equity                                  112,463     115,701     133,286      81,259      76,119

KEY FINANCIAL DATA
-------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS:
  Return on average assets                               0.69%       0.76%       0.65%       0.77%       0.64%
  Return on average equity                               5.58        5.02        5.74        6.80        5.34
  Net interest rate spread                               2.95        3.19        3.04        3.13        3.24
  Net interest margin                                    3.26        3.62        3.37        3.51        3.64
  Non-interest income to average assets                  0.46        0.45        0.53        0.64        0.58
  Non-interest expense to average assets                 2.42        2.68        2.68        2.72        3.18
  Dividend payout ratio                                 58.70       62.98       53.54       38.69       39.57
Asset Quality Ratios, at period end:
  Non-performing loans to net loans receivable           0.48        0.17        0.31        0.31        0.42
  Non-performing assets to total assets                  0.36        0.17        0.26        0.27        0.47
  Allowance for loan losses
     to non-performing loans                           116.86      377.57      189.45      193.04      155.86
  Allowance for loan losses to loans receivable          0.56        0.64        0.58        0.59        0.65
Capital Ratios:
  Shareholders' equity to total assets,
     at period end                                      11.68       12.96       15.79       11.28       11.62
  Average equity to average assets                      12.31       15.15       11.26       11.37       11.94
Other Data:
  Number of offices                                        21          21          21          21          18

MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

In the following discussion, references to "Bankshares" refer to Community Savings Bankshares, Inc. together with its subsidiary, Community Savings, F. A. (the "Association").

COMMUNITY SAVINGS BANKSHARES, INC.

Bankshares is a Delaware-chartered stock holding company organized in August 1998. Bankshares' significant assets include cash and its investment in its wholly owned subsidiary, the Association. On December 15, 1998, Bankshares completed its reorganization and stock offering in connection with the conversion and reorganization of ComFed, M. H. C. (the "Holding Company"), a mutual holding company, and its mid-tier holding company ("Mid-Tier"). Bankshares sold 5,470,65l shares of common stock at $10.00 per share in a subscription and community offering (the "Offering") resulting in net proceeds of approximately $53.0 million. Bankshares also issued 5,078,233 shares of common stock to existing minority shareholders of Mid-Tier (the "Exchange") at an exchange ratio of 2.0445 shares for each share of the Mid-Tier common stock. At December 31, 2000, there were 8,542,363 shares of common stock outstanding.

COMMUNITY SAVINGS, F. A.

The Association, founded in 1955, is a federally-chartered stock savings and loan association headquartered in North Palm Beach, Florida. The Association's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF "). The Association has been a member of the Federal Home Loan Bank of Atlanta ("FHLB") since 1955. The Association is regulated by the Office of Thrift Supervision ("OTS").

On December 15, 1998, Bankshares became the holding company for the Association as a result of the completion of the conversion and reorganization of the Association from the two-tier mutual holding company structure to the stock holding company structure and the related stock offering of Bankshares (the "Reorganization"). In the course of the Reorganization, the Holding Company and Mid-Tier were merged with and into the Association. The Reorganization, including the mergers, was accounted for in a manner similar to a pooling of interests and did not result in any significant accounting adjustments. Net proceeds from the Reorganization approximated $53.0 million which were initially invested in interest-earning deposits at December 31, 1998, and which were used primarily to fund loan originations, securities purchases, and repurchases of Bankshares' common stock in the open market. This use of funds reflected the implementation of the Association's business plan to prudently deploy the capital raised in the Reorganization without an increase in high- risk lending or investment activities.

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

The Association's profitability is highly dependent on its net interest income. The components that determine net interest income are the amount of interest-earning assets and interest-bearing liabilities, non-interest-bearing liabilities, and capital, together with the yields earned or rates paid on such instruments. The Association manages interest rate risk exposure by matching, to a degree, asset and liability maturities and rates. This is accomplished while considering the credit risk of certain assets. The Association maintains asset quality by utilizing comprehensive loan underwriting standards and collection efforts as well as by primarily originating or purchasing secured or guaranteed assets.

The Association has two wholly owned subsidiaries. ComFed, Inc. ("ComFed"), formed in 1971, operates as Community Insurance Agency. Palm River Development Co., Inc. ("Palm River"), incorporated in 1999, is engaged in a real estate venture in Indian River County, Florida.

RESULTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

GENERAL

Net income for the year ended December 31, 2000 decreased 2% to $6.4 million, compared to $6.5 million for 1999. The decrease was primarily the result of a $771,000 decrease in net interest income, partially offset by a one-time $289,000 net gain resulting from the termination of the Association's defined benefit plan during 2000. Diluted earnings per share increased 14% to $0.74 for the year ended December 31, 2000 from $0.65 for the same period in 1999, primarily due to a decrease in the number of common shares outstanding resulting from the continued implementation of Bankshares' stock repurchase programs.

INTEREST INCOME

Interest income for the year ended December 31, 2000 totaled $65.7 million, an increase of $7.2 million, or 12%, from $58.5 million for 1999 reflecting, in part, the implementation of the Association's growth strategy of expanding the loan portfolio, combined with the higher-interest environment which existed for much of 2000. The increase in interest income was due primarily to a $64.7 million increase in average interest-earning assets to $863.3 million for the year ended December 31, 2000 from $798.6 million for 1999, as well as an increase in the average yield on average interest-earning assets to 7.61% for the year ended December 31, 2000 from 7.32% for 1999. Interest income on loans increased $6.1 million, or 14%, to $50.6 million for the year ended December 31, 2000 compared to $44.5 million for 1999. Interest income from securities held to maturity and securities available for sale increased by $1.3 million, or 12%, to $12.6 million for the year ended December 31, 2000 from $11.3 million for 1999. The increase in income from securities held to maturity and securities available for sale was caused by an $8.5 million increase in the average aggregate balance to $179.7 million for the year ended December 31, 2000 from $171.2 million for 1999 as well as an increase in the average yield to 7.00% for the year ended December 31, 2000 from 6.58% for 1999. For further details on the increase in interest income, see the charts in "Average Balance Sheet" and "Rate Volume Analysis" on pages 6-7.

Management's strategy for 2001 is to continue to grow the Association's loan portfolio with continued emphasis on both permanent and construction one- to four-family residential loans and higher yielding commercial real estate and business loans. Such growth, in the current falling interest-rate environment, may have a negative effect on interest income. In addition, interest rate spreads may tighten due to the current interest rate environment and the cost of funding sources.

INTEREST EXPENSE

Interest expense increased $8.0 million, or 27%, to $37.5 million for the year ended December 31, 2000 from $29.5 million for 1999. Interest on deposits increased $5.3 million, or 24%, to $27.3 million for the year ended December 31, 2000 from $22.0 million for 1999. The increase was due primarily to an increase in the average cost of deposits to 4.22% from 3.71%, which reflected a higher-interest rate environment existing in the Association's market area for much of 2000. Additionally, interest expense increased due to a $54.3 million, or 9%, increase in the average balance of deposits to $646.2 million in 2000. During the year ended December 31, 1999, management used the funds raised in the Offering to fund loan growth and concurrently implemented a policy to maintain existing deposit accounts when possible without matching competitor's rates on certificates of deposits. However, during 2000, management placed an increased emphasis on competitively pricing its deposit products, including odd-term certificate of deposit products, as well as existing certificate of deposit products, in order to both attract new deposits as well as to maintain its existing deposit customers. Because certificates of deposit typically have a higher interest rate cost to the Association than transaction accounts, an increased emphasis was placed on obtaining a checking or NOW account as well as the certificate of deposit from new customers. Such strategy was implemented as part of the Association's asset-liability policy. As a result, certificates of deposits and demand, NOW and statement savings accounts increased $67.9 million and $8.3 million, respectively, at December 31, 2000 as compared to December 31, 1999. Interest expense attributable to borrowed funds increased $2.7 million, or 35%, to $10.2 million for the year ended December 31, 2000 from $7.5 million for 1999, primarily due to a $35.7 million, or 29%, increase in the average balance of borrowed funds to $159.4 million during 2000 from $123.7 million during the 1999 period, as well as an increase in the average cost of borrowed funds to 6.41% for the year ended December 31, 2000 from 6.10% for the 1999 period. During 2000, additional FHLB advances totaling $70.0 million primarily funded loan growth. Included in the $70.0 million, was an advance totaling $2.0 million used in a leveraged transaction to fund the purchase of a security with a higher interest yield than the rate paid on the advance. For further details on interest expense, see the tables in "Average Balance Sheet" and "Rate Volume Analysis" on pages 6-7.

The Association is operating in a falling interest-rate environment beginning in 2001. In such an environment, interest rate spreads tend to increase as rates paid on certificates of deposits begin to decline more rapidly than yields earned on interest-earning assets. Assuming rates stabilize or fall further from their current levels, management expects the interest rate spread to increase as existing odd-term certificates of deposits reach their maturity dates and begin to reprice during the second quarter of 2001. Although part of the Association's loan portfolio adjusts immediately with changes in the Prime Rate, the majority of the Association's loan portfolio are one-year adjustable loans which will not immediately reprice. Because management anticipates an increase in borrowers who want to refinance higher-rate loans in the declining interest rate market, a program is being developed to maintain existing loan customers by offering competitive refinance rates. The Association will continue to match new asset growth with the least expensive funding sources available. Other strategies being considered include emphasizing lower-costing transaction accounts or FHLB advances.

AVERAGE BALANCE SHEET

The following tables set forth certain additional information relating to Bankshares' average balance sheet and reflect the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. The use of monthly average balances instead of daily average balances has not caused any material difference in the information presented. This information, when considered with the prior comments and the following Rate Volume Analysis table, helps explain the decrease in net interest income.

------------------------------------------------------------------------------------------------------------------------------------
                                                                    For the Years Ended December 31,
                                                    2000                            1999                            1998
                                       ---------------------------------------------------------------------------------------------
                                                             Average                         Average                         Average
                                        Average              Yield/     Average              Yield/     Average              Yield/
                                        Balance   Interest    Cost      Balance   Interest    Cost      Balance   Interest    Cost
------------------------------------------------------------------------------------------------------------------------------------
                                                                        (Dollars In Thousands)
                                       ---------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
    Real estate loans                  $627,605   $ 48,623     7.75%   $557,419   $ 42,759     7.67%   $489,915   $ 38,342     7.83%
    Consumer and commercial business     20,710      1,942     9.38      20,184      1,756     8.70      20,576      1,886     9.17
    Securities held to maturity and
      available for sale                179,674     12,576     7.00     171,212     11,258     6.58     167,357     11,629     6.95
    Other investments (1)                35,320      2,519     7.13      49,794      2,691     5.40      44,819      2,632     5.87
                                       --------   --------             --------   --------             --------   --------
  Total interest-earning assets         863,309     65,660     7.61     798,609     58,464     7.32     722,667     54,489     7.54
                                                  --------   ------               --------   ------               --------   ------
Non-interest-earning assets              69,703                          60,176                          49,581
                                       --------                        --------                        --------
      Total assets                     $933,012                        $858,785                        $772,248
                                       ========                        ========                        ========

INTEREST-BEARING LIABILITIES:
    Deposits                           $646,154     27,279     4.22    $591,849     21,987     3.71    $578,574     24,111     4.17
    Borrowed funds                      159,375     10,223     6.41     123,689      7,548     6.10      90,928      6,048     6.65
                                       --------   --------             --------   --------             --------   --------
  Total interest-bearing liabilities    805,529     37,502     4.66     715,538     29,535     4.13     669,502     30,159     4.50
                                                  --------   ------               --------   ------               --------   ------
Non-interest-bearing liabilities         12,609                          13,128                          15,766
                                       --------                        --------                        --------
      Total liabilities                 818,138                         728,666                         685,268
Shareholders' equity                    114,874                         130,119                          86,980
                                       --------                        --------                        --------
Total liabilities and shareholders'
  equity                               $933,012                        $858,785                        $772,248
                                       ========                        ========                        ========
Net interest income                               $ 28,158                        $ 28,929                        $ 24,330
                                                  ========                        ========                        ========
Net interest rate spread (2)                                   2.95%                           3.19%                           3.04%
                                                             ======                          ======                          ======
Net yield on interest-earning
  assets (3)                                                   3.26%                           3.62%                           3.37%
                                                             ======                          ======                          ======
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                                107.17%                         111.61%                         107.94%
                                                             ======                          ======                          ======
------------------------------------------------------------------------------------------------------------------------------------

(1)  Includes interest-earning deposits and FHLB stock.
(2) Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

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

-----------------------------------------------------------------------------------------------------------------------------------
                                                            Year Ended December 31,                     Year Ended December 31,
                                                                 2000 vs. 1999                               1999 vs. 1998
                                                     Increase/(Decrease)        Total            Increase/(Decrease)        Total
                                                           Due to     Rate/    Increase                Due to     Rate/    Increase
                                               Volume       Rate     Volume   (Decrease)   Volume       Rate     Volume   (Decrease)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                  (In Thousands)
                                               ------------------------------------------------------------------------------------
INTEREST INCOME:
  Real estate loans                            $ 5,383    $   446    $    35    $ 5,864    $ 5,287    $  (784)   $   (86)   $ 4,417
  Consumer and commercial business loans            46        137          3        186        (37)       (97)         4       (130)
  Securities held to maturity and available
    for sale                                       497        810         11      1,318        231       (535)       (67)
  Other investments (1)                           (782)       861       (251)      (172)       292       (211)       (22)        59
                                               -------    -------    -------    -------    -------    -------    -------    -------
  Total interest-earning assets                  5,144      2,254       (202)     7,196      5,773     (1,627)      (171)     3,975
                                               -------    -------    -------    -------    -------    -------    -------    -------
INTEREST EXPENSE:
  Deposits                                       2,015      3,018        259      5,292        525     (2,661)        12     (2,124)
  Borrowed funds                                 2,177        383        115      2,675      2,208       (500)      (208)     1,500
                                               -------    -------    -------    -------    -------    -------    -------    -------
  Total interest-bearing liabilities             4,192      3,401        374      7,967      2,733     (3,161)      (196)      (624)
                                               -------    -------    -------    -------    -------    -------    -------    -------
Net change in net interest income              $   952    $(1,147)   $  (576)   $  (771)   $ 3,040    $ 1,534    $    25    $ 4,599
                                               =======    =======    =======    =======    =======    =======    =======    =======
                                               ------------------------------------------------------------------------------------

(1)  Includes interest-earning deposits and FHLB stock.

PROVISION FOR LOAN LOSSES

The Association maintains an allowance for loan losses based upon a periodic evaluation of known and inherent risks in the loan portfolio, its past loan loss experience, adverse situations that may affect borrowers' ability to repay loans, the estimated value of the underlying loan collateral, the nature and volume of its loan activities, and current economic conditions. Loan loss provisions are based upon management's estimate of the fair value of the collateral and the actual loss experience, as well as guidelines applied by the OTS and the FDIC. The provision for loan losses was $376,000 for the year ended December 31, 2000 as compared to $905,000 for 1999. Management reviews the adequacy of its allowances for loan losses monthly through asset classification review. The decline in the provision recognized in 2000, as well as the resulting decrease in the allowance for loan losses as a percentage of loans receivable to 0.56% at December 31, 2000 from 0.64% at December 31, 1999, was based on an analysis that the majority of the 2000 loan growth occurred in residential one- to-four family loans. Such loans carry a lower credit risk than commercial loans. Although Management believes that adequate general loan loss allowances have been established as of December 31, 2000, actual losses depend on future events and, as such, further additions to the allowance for loan losses may become necessary in the future.

OTHER INCOME

Other income consists of servicing income and fee income, service charges, gain or loss on the sale or early maturity of securities available for sale, loans, and other assets. Other income increased $426,000 or 11%, to $4.3 million for the year ended December 31, 2000 from $3.8 million for 1999. Included in other income during the year ended December 31, 2000 was a one-time $289,000 net gain resulting from the termination of the Association's defined benefit plan. Additional increases in other income included a $75,000 gain on the sale of a security classified as available for sale and a $125,000 increase in miscellaneous other income primarily as a result of increases in rental income and management fees combined with a decrease in the loss on real estate owned during 2000. These increases were partially offset by a $150,000 decrease in servicing income and other fees as well as a $57,000 increase in the loss recognized on the real estate venture.

OPERATING EXPENSE

Total operating expense decreased $452,000 million to $22.5 million for the year ended December 31, 2000 from $23.0 million for 1999. The decrease in operating expense included a $217,000 decrease in the federal deposit insurance premiums paid primarily due to a decrease in the Association's assessment which averaged 0.00525% in 2000 as compared to 0.014875% in 1999. Other decreases of $146,000 and $196,000 in occupancy and equipment costs and advertising and promotion, respectively, and part of the $513,000 decrease in miscellaneous operating expenses (which includes but is not limited to such expense items as legal, shareholder relations, accounting, tax and regulatory services, stationary and supplies, postage, telephone, and other miscellaneous expenses) are a result of the Association's implementation of cost savings strategies during 2000. The $513,000 decrease in miscellaneous operating expense also included a $235,000 decrease in the amortization of the Association's investment in an affordable housing partnership as estimated expenses were adjusted to the actual expense. These decreases were partially offset by a $620,000 increase in employee compensation and benefits as a result of increased wages needed to compete for, and retain high quality employees, as well as increased costs of the stock benefit plans, and a net increase in the number of employees due to the opening of new branches, offset in part by the closing of a branch late in 2000.

PROVISION FOR INCOME TAXES

The provision for income taxes increased $758,000 to $3.1 million for the year ended December 31, 2000 from $2.3 million for 1999 due in part to higher taxable income during the year ended December 31, 2000. In addition, the Association recognized a decreased benefit from tax credits totaling $305,000 during the year ended December 31, 2000 resulting from the Association's investment in affordable housing partnerships, as compared to $599,000 for 1999.

RESULTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

GENERAL

Net income for the year ended December 31, 1999 increased 30.8% to $6.5 million, or $0.65 diluted earnings per share, compared to $5.0 million, or $0.48 diluted earnings per share, for the same period in 1998. The increase was primarily the result of a $4.6 million increase in net interest income, partially offset by a $2.3 million increase in operating expense.

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

INTEREST EXPENSE

Interest expense decreased $624,000, or 2.1%, to $29.5 million for the year ended December 31, 1999 from $30.2 million for 1998. Interest on deposits decreased $2.1 million, or 8.7%, to $22.0 million for the year ended December 31, 1999 from $24.1 million for 1998. The decrease was due primarily to a decrease in the average cost of deposits to 3.71% from 4.17%, which reflected a lower-interest rate environment in the Association's market area for much of 1999. Such decreases were partially offset by a $13.3 million, or 2.3%, increase in the average balance to $591.8 million in 1999. For most of 1999, management's policy was to maintain existing deposit accounts when possible without matching competitor's rates on certificates of deposits. However, during the last quarter of 1999, management found it necessary to place an increased emphasis on competitively pricing its deposit products, including odd-term certificate of deposit products, as well as existing certificate of deposit products, in order to attract new deposits, as well as to maintain its existing deposit customers. The Association placed an increased emphasis on obtaining a lower-costing checking account as well as the higher-costing certificate of deposit from new customers. Such strategy was implemented as part of the Association's asset liability policy. As a result, certificates of deposits and transaction accounts increased $6.5 million and $13.0 million, respectively, at December 31, 1999 as compared to December 31, 1998. Interest expense attributable to borrowed funds increased $1.5 million, or 24.2%, to $7.6 million for the year ended December 31, 1999 from $6.1 million for 1998, primarily due to a $32.8 million, or 36.0%, increase in the average balance of borrowed funds to $123.7 million during 1999 from $90.9 million during the 1998 period, partially offset by a decrease in the average cost of borrowed funds to 6.10% for the year ended December 31, 1999 from 6.65% for the 1998 period. During 1999, additional FHLB advances totaling $65.0 million included advances totaling $35.7 million used primarily to fund the purchase of securities with higher interest yields than the rate paid on the advances.

PROVISION FOR LOAN LOSSES

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

FINANCIAL CONDITION
DECEMBER 31, 2000 COMPARED TO DECEMBER 31, 1999

Total assets increased $69.7 million, or 8%, to $962.7 million at December 31, 2000 from $893.0 million at December 31, 1999. The increase in total assets was primarily due to an $82.9 million increase in the loan portfolio, primarily in single-family loans. The increase in the loan portfolio in 2000 was funded by increased deposits (primarily odd-term certificates of deposit with original maturities of less than two years) and borrowings totaling $67.1 million and $6.5 million, respectively, as well as by an $18.2 million decrease in the securities portfolio. The 14% net increase in the loan portfolio was attained by emphasizing the origination of residential and commercial real estate loans secured by properties located in the Association's local market area through its loan origination network while still maintaining its conservative loan underwriting standards. New loan originations and purchases totaled $203.7 million and $37.7 million, respectively, of which $209.8 million were one-to four-family residential loans, $3.8 million were multi-family residential loans, $6.0 million were commercial real estate loans, $6.7 million were commercial business loans, $11.1 million were land loans and $4.0 million were consumer loans. These originations and purchases were offset in part by sales, principal repayments, an increase in loans in process and other adjustments totaling $12.5 million, $141.6 million, $3.9 million and $538,000, respectively. Non-performing loans, which aggregated $3.3 million at December 31, 2000, included two loans totaling $2.3 million to a local builder for the construction of golf course villas. Scheduled interest became delinquent when slower than expected sales reduced the project's cash flows. Sales closings occurred during the quarter ended December 31, 2000, allowing the loans to be reduced by $1.0 million from $3.3 million at September 30, 2000. At the present time, management does not anticipate incurring any loss of principal on these loans. Although management believes that adequate general loan loss allowances have been established, actual losses depend upon future events and, as such, further additions to the allowance for loan losses may become necessary.

The securities portfolio, which includes securities both held to maturity and available for sale, had a net decrease for the year of $18.2 million. Investment securities held to maturity decreased $4.8 million to $34.0 million at December 31, 2000 from $38.8 million at December 31, 1999 as a result of normal amortization. Securities available for sale decreased by $13.4 million to $131.4 million at December 31, 2000 from $144.8 million at December 31, 1999. Purchases of new securities totaled $2.6 million, which included $2.0 million in corporate debt and $635,000 in mortgage-backed securities. Of these new purchases, $2.0 million was financed in a leveraged transaction using a FHLB advance. All of the securities purchased were classified as available for sale. The purchases were offset in part by a $15.0 million sale of a mutual fund and $1.1 million in principal repayments, amortization and accretion. Included in the securities portfolio are Auto Bonds Receivables (the "Auto Bonds") which are asset-backed securities secured by automobile loan receivables. During 2000 and 1999, management determined that the decline in fair value on the Association's investment in the Auto Bonds was other than temporary resulting in write downs of $138,000 in both years and a reclassification from held to maturity to available for sale in 1999. The Auto Bonds are reported at their fair value of $228,000 at December 31, 2000.

Palm River, incorporated in 1999, is involved in a real estate development venture commenced in mid-1999 to develop and sell single-family lots, and construct and sell condominiums, villa homes and carriage homes on 117 acres of land located in Indian River County, Florida. Palm River's investment in and advances to the real estate venture totaled $14.0 million at December 31, 2000. Palm River recognized a net loss of $939,000 during the year ended December 31, 2000. This net loss represents the expected recognition of start-up costs during the preliminary stages of this construction project. Closings on lot sales are expected to commence during the first half of 2001. Construction of the models is expected to begin in the first quarter of 2001. The sales of all units are projected to be completed during 2004.

                                                       Number
                                                      of units      Reservations
           Type of units                               planned      on units (1)
================================================================================

Riverfront single-family lots                             17             11
Condominiums                                              48              8
Villa single-family homes                                112              3
Carriage duplex homes                                     22              3
                                                         ---            ---
Total                                                    199             25
                                                         ===            ===

(1) Reservations require a deposit of 10% of the purchase price from the buyer to reserve a particular lot or home. Reservations will be converted to contracts at the time certain approvals are received from city and county authorities, which is occurred in February 2001.

Office properties and equipment increased by $384,000 to $25.3 million at December 31, 2000 primarily as a result of the opening of a new branch office at Andros Isle in suburban West Palm Beach. This increase was offset in part by the closing of the Gallery Square office in Tequesta, Florida at the end of its lease term. The decision to close the Gallery Square office was based on the Board of Directors' review of the cost associated with maintaining two branch offices within a radius of less than one mile. FHLB stock increased $1.1 million to $8.1 million at December 31, 2000.

The increase in total assets was funded primarily by a $67.1 million increase in deposits to $681.1 million at December 31, 2000 as compared to $613.9 million at December 31, 1999. During the year ended December 31, 1999, management used funds raised in the Offering to fund loan growth and concurrently implemented a policy of maintaining existing deposit accounts when possible without matching competitor's rates on certificates of deposit. However, during 2000, management placed an increased emphasis on competitively pricing its deposit products, including odd-term certificate of deposit products, as well as existing certificate of deposit products, in order to both attract new deposits, as well as to maintain its existing deposit customers. Because certificates of deposit typically have a higher interest rate cost to the Association than core accounts, an incentive-based cross-selling program encourages customer service representatives to obtain a checking account as well as the certificate of deposit from new customers. As a result, passbooks, NOW, demand, and statement accounts increased $8.3 million, or 6%, and certificates of deposit increased $67.9 million, or 19%. These increases were partially offset by a $9.1 million, or 9%, decrease in money market accounts. This resulted in an increase in the actual rate paid on total deposits to 4.63% at December 31, 2000, from 3.88% at December 31, 1999. In addition, the Association used FHLB advances more extensively to fund its asset growth. Such advances increased $6.5 million primarily due to $70.0 million in new advances used to fund a securities purchase as well as loan originations, offset in part by $15.0 million, $5.0 million and $43.5 million in calls, maturities, and normal repayments, respectively.

Shareholders' equity decreased to $112.5 million or $14.11 book value per share at December 31, 2000 from $115.7 million or $13.50 per share at December 31, 1999. This decrease was due primarily to the repurchase during 2000 of 916,128 of Bankshares' issued and outstanding common stock at a cost of approximately $11.1 million, in addition to the payment of dividends aggregating $0.44 per share, offset in part by net income for the year of $6.4 million.

LIQUIDITY AND CAPITAL RESOURCES

The Association adjusts its liquidity levels in order to meet funding needs of deposit outflows, payment of real estate taxes on mortgage loans, repayment of borrowings and loan commitments. The Association also adjusts liquidity as appropriate to meet its asset and liability management objectives. A major portion of the Association's liquidity consists of cash and cash equivalents, which are a product of its operating, investing and financing activities. The Association was required to maintain minimum levels of liquid assets as defined by OTS regulations during 2000. This requirement, which varied from time to time depending upon economic conditions and deposit flows, was based upon a percentage of deposits and short-term borrowings. The required ratio for 2000 was 4.0%. The Association's liquidity ratio averaged 8.7% during the month of December 31, 2000 and 11.4% for fiscal 2000. While this regulation has been discontinued by the OTS for 2001, liquidity levels will continue to be monitored by Association management on a regular schedule.

The Association's primary sources of funds are deposits, amortization and prepayment of loans and MBS, maturities of investment securities and other short-term investments, FHLB advances, as well as earnings and funds provided from operations. While scheduled principal repayments on loans and MBS, and maturities of securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. The Association manages the pricing and terms of its deposits to maintain a desired liquidity level. In addition, the Association invests funds in excess of its immediate needs in short-term interest-earning deposits and other assets, which provide liquidity to meet lending requirements. Short-term interest-bearing deposits with the FHLB of Atlanta amounted to $26.0 million at December 31, 2000. Other assets qualifying for liquidity outstanding at December 31, 2000 amounted to $46.9 million. For additional information about cash flows from operating, financing, and investing activities, see Consolidated Statements of Cash Flows included in the Consolidated Financial Statements which are part of this Annual Report.

Liquidity management is both a daily and long-term function of business management. If funds are required beyond the ability to generate them internally, borrowing agreements exist with the FHLB which provide an additional source of funds. FHLB advances totaled $146.7 million at December 31, 2000. At December 31, 2000, loan commitments totaled $6.9 million, the unfunded portion of consumer lines of credit totaled $9.9 million, and available commercial lines and letters of credit totaled $10.5 million. The undisbursed loan proceeds on construction loans totaled $43.1 million at December 31, 2000. Commitments outstanding to purchase loans at that date totaled $4.3 million. There were no commitments to purchase or sell securities at December 31, 2000. Certificates of deposit scheduled to mature in less than one year totaled $274.0 million at December 31, 2000. Based on prior experience, management believes that a significant portion of such deposits will remain with the Association.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements of Bankshares and the accompanying notes presented in this Annual Report have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact is reflected in the increased cost of Bankshares' operations. Unlike most industrial companies, nearly all of the assets and liabilities of Bankshares are monetary. As a result, interest rates have a greater impact on Bankshares' performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

ASSET/LIABILITY MANAGEMENT

Since substantially all of Bankshares' interest-earning assets and interest-bearing liabilities are held by the Association, Bankshares' interest rate risk exposure primarily lies at the Association level. As a result, all significant interest rate risk management procedures are performed by management of the Association.

In the following discussion, all references to Bankshares include the activities of both Bankshares and/or the Association unless otherwise indicated. Bankshares' consolidated balance sheet consists of investments in interest-earning assets (primarily loans and securities) which are primarily funded by interest-bearing liabilities (deposits and borrowings). Such financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk. All financial instruments are either classified as held to maturity or available for sale. As of December 31, 2000, Bankshares did not own any trading assets, nor did it have any hedging transactions in place such as interest rate swaps and caps. Based upon the nature of Bankshares' operations, it is not subject to foreign currency exchange or commodity price risk. Bankshares' loan portfolio is secured by assets located primarily in Palm Beach, Martin, St. Lucie, and Indian River counties in Florida and, therefore, is subject to risks associated with those local economies.

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

Management measures Bankshares' interest rate risk by computing estimated changes in net interest income and the net portfolio value ("NPV") of its cash flows from assets and liabilities in the event of a range of assumed changes in market interest rates. Bankshares' exposure to interest rate risk is reviewed on a quarterly basis by the Association's Board of Directors and by the Asset/Liability Committee (the "ALCO") which is comprised of senior management of the Association. The ALCO establishes policies to monitor and coordinate Bankshares' sources, uses, and pricing of funds. Exposure to interest rate risk is measured with the use of interest rate sensitivity analysis to determine the change in NPV in the event of hypothetical changes in interest rates. If estimated changes to NPV and net interest income are not within the limits established by the Association's Board of Directors, then the Board may direct management to adjust Bankshares' asset and liability mix to bring interest rate risk within Board approved limits.

NPV represents the market value of assets less the market value of liabilities. This analysis assesses the risk of loss in market risk sensitive instruments in the event of sudden and sustained 1% to 2% increases and decreases in market interest rates. The Association's Board of Directors has adopted an interest rate risk policy which establishes maximum decreases in NPV in the event of such changes in market interest rates.

The following table presents Bankshares' internal calculations of NPV at December 31, 2000.

--------------------------------------------------------------------------------
  Change in Interest     Estimated Net Market Value of           NPV as % of
Rates in Basis Points          Portfolio Equity             PV of Average Assets
     (Rate Shock)         Amount     $ Change   % Change    NPV Ratio     Change
----------------------  ---------------------------------  ---------------------
                                                                         (Basis
                                (Dollars in Thousands)                   Points)
         200             $145,356    $ (9,774)    (6.30)%     15.02%      (101)
         100              154,702        (428)    (0.28)      15.99         (4)
       Static             155,130          --        --       16.03         --
        (100)             145,329       9,801      6.32       15.02        101
        (200)             133,444      21,686     13.98       13.79        205

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

FORWARD-LOOKING STATEMENTS

Statements contained in this Annual Report which are not historical facts are forward looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Bankshares with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of Bankshares that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions; changes in interest rates; deposit flows, the level of defaults, losses and prepayments on loans held by Bankshares' in portfolio or sold in the secondary markets; loan demand; real estate values; competition; changes in accounting principles, policies, practices or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting Bankshares' operations, pricing, products and services. The forward-looking statements are made as of the date of this Annual Report, and Bankshares' assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

INDEPENDENT AUDITORS' REPORT


Community Savings Bankshares, Inc.:

We have audited the accompanying consolidated statements of financial condition of Community Savings Bankshares, Inc. ("Bankshares") as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of Bankshares' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Bankshares as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.



                                       Crowe, Chizek and Company LLP

Grand Rapids, Michigan
February 16, 2001

COMMUNITY SAVINGS BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

------------------------------------------------------------------------------------------------------------------------
                                                                                                         December 31,
                                                                                                       2000       1999
------------------------------------------------------------------------------------------------------------------------
                                                                                                        (In Thousands)
ASSETS

Cash and amounts due from depository institutions                                                    $ 17,844   $ 22,057
Interest-earning deposits                                                                              27,274     23,182
                                                                                                     --------   --------
         Cash and cash equivalents                                                                     45,118     45,239

Securities available for sale                                                                         131,418    144,840
Securities held to maturity  (Approximate fair value - 2000, $36,736; 1999, $41,271)                   34,025     38,802
Loans receivable, net of allowance for loan losses                                                    691,294    608,369
Accrued interest receivable                                                                             4,363      3,788
Federal Home Loan Bank stock - at cost                                                                  8,063      7,009
Premises and equipment, net                                                                            25,323     24,939
Real estate held for investment                                                                         2,193      1,872
Investment in and advances to real estate venture                                                      14,612     11,633
Real estate owned, net                                                                                    170        494
Other assets                                                                                            6,126      5,989
                                                                                                     --------   --------
         Total assets                                                                                $962,705   $892,974
                                                                                                     ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits:
    Demand deposits                                                                                  $ 44,662   $ 39,429
    NOW and statement savings                                                                          79,110     76,073
    Savings deposits                                                                                   34,506     34,466
    Money market deposits                                                                              91,214    100,299
    Certificates of deposit                                                                           431,577    363,676
                                                                                                     --------   --------
       Total deposits                                                                                 681,069    613,943

Mortgage-backed bond, net                                                                              13,582     14,508
Advances from Federal Home Loan Bank                                                                  146,714    140,186
Advances by borrowers for taxes and insurance                                                           1,153      1,403
Other liabilities                                                                                       7,724      7,233
                                                                                                     --------   --------
       Total liabilities                                                                              850,242    777,273
                                                                                                     --------   --------

SHAREHOLDERS' EQUITY
Preferred stock ($1 par value per share), 10,000,000 authorized shares, no shares issued                   --         --
Common stock ($1 par value per share), 60,000,000 authorized shares: 2000, 8,542,363;
  1999, 9,319,873 shares issued and outstanding                                                        10,571     10,571
Additional paid-in capital                                                                             94,043     93,744
Retained income - substantially restricted                                                             39,832     37,869
Common stock purchased by Employee Stock Ownership Plan                                                (4,038)    (4,722)
Common stock issued to Recognition and Retention Plans                                                 (1,907)    (2,586)
Accumulated other comprehensive income                                                                   (855)    (3,358)
Treasury stock, at cost: 2000, 2,028,777; 1999, 1,251,267 shares                                      (25,183)   (15,817)
                                                                                                     --------   --------
       Total shareholders' equity                                                                     112,463    115,701
                                                                                                     --------   --------
Total liabilities and shareholders' equity                                                           $962,705   $892,974
                                                                                                     ========   ========
See notes to consolidated financial statements

COMMUNITY SAVINGS BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME

------------------------------------------------------------------------------------------------------------
                                                                      For the Years Ended December 31,
                                                                    2000            1999            1998
------------------------------------------------------------------------------------------------------------
                                                                (Dollars In Thousands Except Per Share Data)
Interest income:
    Loans                                                       $     50,565    $     44,515    $     40,228
    Securities                                                        12,576          11,258          11,629
    Other interest and dividend income                                 2,519           2,691           2,632
                                                                ------------    ------------    ------------
      Total interest income                                           65,660          58,464          54,489
                                                                ------------    ------------    ------------

Interest expense:
    Deposits                                                          27,279          21,987          24,082
    Advances from Federal Home Loan Bank and other borrowings         10,223           7,548           6,077
                                                                ------------    ------------    ------------
      Total interest expense                                          37,502          29,535          30,159
                                                                ------------    ------------    ------------

Net interest income                                                   28,158          28,929          24,330

Provision for loan losses                                                376             905             622
                                                                ------------    ------------    ------------

Net interest income after provision for loan losses                   27,782          28,024          23,708
                                                                ------------    ------------    ------------

Other income:
  Servicing income and other fees                                        237             387             198
  NOW account and other customer fees                                  3,519           3,446           3,441
  Net gain on sale and early maturities of securities                     75              --             175
  Loss on impairment of securities                                      (138)           (138)             --
  Net (loss) gain on real estate owned                                   (18)            (89)             18
  Equity in net loss of real estate venture                              (95)            (38)             --
  Net gain on termination of defined benefit plan                        289              --              --
  Miscellaneous                                                          395             270             233
                                                                ------------    ------------    ------------
    Total other income                                                 4,264           3,838           4,065
                                                                ------------    ------------    ------------

Operating expense:
  Employee compensation and benefits                                  12,473          11,853          10,307
  Occupancy and equipment                                              5,871           6,017           5,496
  Advertising and promotion                                              670             866             915
  Federal deposit insurance premium                                      125             342             342
  Miscellaneous                                                        3,394           3,907           3,612
                                                                ------------    ------------    ------------
    Total operating expense                                           22,533          22,985          20,672
                                                                ------------    ------------    ------------

Income before provision for income taxes                               9,513           8,877           7,101
                                                                ------------    ------------    ------------
Provision (benefit) for income taxes:
  Current                                                              2,637           2,668           2,872
  Deferred                                                               464            (325)           (765)
                                                                ------------    ------------    ------------
    Total provision for income taxes                                   3,101           2,343           2,107
                                                                ------------    ------------    ------------

Net income                                                      $      6,412    $      6,534    $      4,994
                                                                ============    ============    ============

Basic earnings per share                                        $       0.76    $       0.67    $       0.49
                                                                ============    ============    ============
Diluted earnings per share                                      $       0.74    $       0.65    $       0.48
                                                                ============    ============    ============
Weighted average common shares outstanding - basic                 8,432,346       9,748,916      10,175,899
                                                                ============    ============    ============
Weighted average common shares outstanding - diluted               8,669,726      10,123,717      10,448,327
                                                                ============    ============    ============

See notes to consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

-----------------------------------------------------------------------------------------------------------------------------------
                                                              Retained     Employee  Recognition Accumulated
                                                 Additional    Income-      Stock        and        Other
                                        Common     Paid-In  Substantially Ownership   Retention Comprehensive Treasury
                                        Stock      Capital   Restricted      Plan       Plans       Income      Stock       Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                            (In Thousands)

Balance - December 31, 1997           $   5,095   $  30,278   $  47,887   $  (1,424)  $    (423)  $    (154)  $      --   $  81,259
Net income for the year ended
  December 31, 1998                          --          --       4,994          --          --          --          --       4,994
Other comprehensive income:
Unrealized decrease in market
  value of securities available
  for sale ( net of income taxes)            --          --          --          --          --        (278)         --        (278)
                                                                                                                          ---------
Comprehensive income                                                                                                          4,716

Stock options exercised                       9          92          --          --          --          --          --         101
Shares committed to be released -
  Employee Stock Ownership Plan
  and Recognition and Retention Plans        --         445          --         394         186          --          --       1,025
Merger of Mutual Holding Company
  pursuant to Reorganization                 --          --         201          --          --          --          --         201
Exchange due to Reorganization           (5,104)    (30,815)    (14,863)         --          --          --          --     (50,782)
Issuance of common stock pursuant
  to Reorganization, net of costs
  of issuance of $1,672                  10,549      93,268          --          --          --          --          --     103,817
Purchase of common stock by Employee
  Stock Ownership Plan                       --          --          --      (4,377)         --          --          --      (4,377)
Dividends declared                           --          --      (2,674)         --          --          --          --      (2,674)
                                      ---------------------------------------------------------------------------------------------

Balance - December 31, 1998              10,549      93,268      35,545      (5,407)       (237)       (432)         --     133,286
Net income for the year ended
  December 31, 1999                          --          --       6,534          --          --          --          --       6,534
Other comprehensive income:
Unrealized decrease in market
  value of securities available
  for sale (net of income taxes)             --          --          --          --          --      (2,926)         --      (2,926)
                                                                                                                          ---------
Comprehensive income                                                                                                          3,608

Stock options exercised                      22          99          --          --          --          --          88         209
Shares committed to be released -
  Employee Stock Ownership Plan
  and Recognition and Retention Plans        --         371          --         685         539          --          --       1,595
Purchase of common stock by 1999
  and 1995 Recognition and Retention
  Plans                                      --          60         (95)         --      (2,888)         --          --      (2,923)
Cost of stock issuance                       --         (54)         --          --          --          --          --         (54)
Purchase of treasury stock                   --          --          --          --          --          --     (15,905)    (15,905)
Dividends declared                           --          --      (4,115)         --          --          --          --      (4,115)
                                      ---------------------------------------------------------------------------------------------

BALANCE - DECEMBER 31, 1999              10,571      93,744      37,869      (4,722)     (2,586)     (3,358)    (15,817)    115,701
NET INCOME FOR THE YEAR ENDED
  DECEMBER 31, 2000                          --          --       6,412          --          --          --          --       6,412
OTHER COMPREHENSIVE INCOME:
UNREALIZED INCREASE IN MARKET
  VALUE OF SECURITIES AVAILABLE
  FOR SALE (NET OF INCOME TAXES)             --          --          --          --          --       2,503          --       2,503
                                                                                                                          ---------
COMPREHENSIVE INCOME                         --          --          --          --          --          --          --       8,915

STOCK OPTIONS EXERCISED                      --          --        (986)         --          --          --       1,740         754
SHARES COMMITTED TO BE RELEASED -
  EMPLOYEE STOCK OWNERSHIP PLAN
  AND RECOGNITION AND RETENTION
  PLANS                                      --         299          --         684         679          --          --       1,662
STOCK BENEFIT PLAN TAX ADJUSTMENT            --          --         159          --          --          --          --         159
PURCHASE OF TREASURY STOCK                   --          --          --          --          --          --     (11,106)    (11,106)
DIVIDENDS DECLARED                           --          --      (3,622)         --          --          --          --      (3,622)
                                      ---------------------------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2000           $  10,571   $  94,043   $  39,832   $  (4,038)  $  (1,907)  $    (855)  $ (25,183)  $ 112,463
                                      =============================================================================================

See notes to consolidated financial statements

COMMUNITY SAVINGS BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------
                                                                  For the Years Ended December 31,
                                                                   2000         1999         1998
---------------------------------------------------------------------------------------------------
                                                                           (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                    $   6,412    $   6,534    $   4,994
    Adjustments to reconcile net income to net cash from
    operating activities:
      Depreciation and amortization                                 2,209        2,297        1,523
      ESOP and Recognition and Retention Plans
        compensation expense                                        1,821        1,595        1,025
      Accretion of discounts, amortization of premiums,
        and other deferred yield items                             (1,782)      (1,572)      (1,731)
      Provision for loan losses                                       376          905          622
      Gain on sale of securities available for sale                   (75)          --           --
      Impairment loss on securities                                   138          138           --
      (Increase) decrease in other assets                            (388)       1,469         (686)
      Decrease in other liabilities                                (1,016)        (369)      (4,859)
                                                                ---------    ---------    ---------
        NET CASH FROM OPERATING ACTIVITIES                          7,695       10,997          888
                                                                ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net change in loans                                             (45,563)     (65,004)     (48,980)
  Principal payments, calls and maturities received on
  securities and FHLB stock                                        11,237       35,091       88,983
  PURCHASES OF: Loans and participations                          (37,738)      (6,066)     (38,354)
                Securities available for sale and FHLB stock       (3,688)     (76,167)     (26,544)
                Office property and equipment, net                 (2,454)      (2,628)      (7,236)
  Proceeds from sales of:  Securities available for sale           15,075           --           --
  Investment in real estate venture                                (2,979)     (11,633)          --
                                                                ---------    ---------    ---------
        NET CASH FROM INVESTING ACTIVITIES                        (66,260)    (126,407)     (32,131)
                                                                ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                         67,126       19,543       43,692
  Advances from FHLB                                               70,000       65,000       42,000
  Repayment of advances and calls from FHLB                       (63,472)     (16,734)      (7,421)
  Repayment of ESOP loan                                               --           --       (1,424)
  Sale of common stock-net of issuance costs                           --          (54)      53,236
  Purchase of common stock by Recognition and Retention Plans          --       (2,923)          --
  Purchase of treasury stock                                      (11,106)     (15,905)          --
  Purchase of ESOP shares                                              --           --       (4,377)
  Proceeds from exercise of stock options                             754          209          101
  Payments made on mortgage-backed bond                            (1,386)      (1,387)      (1,387)
  Dividends paid                                                   (3,622)      (4,115)      (2,116)
                                                                ---------    ---------    ---------
        NET CASH FROM FINANCING ACTIVITIES                         58,294       43,634      122,304
                                                                ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents                 (121)     (71,776)      91,061
Cash and cash equivalents, beginning of period                     45,239      117,015       25,954
                                                                ---------    ---------    ---------
Cash and cash equivalents, end of period                        $  45,118    $  45,239    $  43,692
                                                                =========    =========    =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for income taxes                                  $   3,534    $   1,829    $   2,943
    Cash paid for interest on deposits and other borrowings     $  37,118    $  28,841    $  29,682

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
    Real estate acquired in settlement of loans                 $     614    $     656    $     713
    Transfer of securities from held to maturity to available   $      --    $     413    $      --
    for sale

See notes to consolidated financial statements.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

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

     The Association is chartered and regulated by the Office of Thrift Supervision (the "OTS"). Bankshares' most significant asset is the common stock of the Association. Consequently, the majority of its net income is derived from the operations of the Association.

     The accounting and reporting policies of Bankshares, the Association, and the Association's wholly-owned subsidiaries ComFed, Inc. ("ComFed") and Palm River Development Co., Inc. ("Palm River") conform to generally accepted accounting principles and to general practices within the savings and loan industry. The following summarizes the more significant of these policies and practices:

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Bankshares, the Association, ComFed, and Palm River. ComFed, formed in 1971, operates an insurance agency, Community Insurance Agency. Palm River, incorporated in July 1999, is engaged in a real estate development joint venture in Indian River County, Florida. (See Note 7.) All significant intercompany balances and transactions have been eliminated.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period, as well as the disclosures provided. Areas involving the use of significant estimates and assumptions in the accompanying financial statements include the allowance for loan losses, fair values of securities and other financial instruments, determination and carrying value of impaired loans, the fair value of the investment in and advances to the real estate venture, and the determination of depreciation of premises and equipment recognized in Bankshares' financial statements. Actual results could differ from those estimates. Estimates associated with the allowance for loan losses, defined benefit plan obligation, and the fair values of securities and other financial instruments are particularly susceptible to material change in the near term.

     INTEREST RATE RISK - The Association is engaged principally in providing first mortgage loans (adjustable-, fixed-, and hybrid-rate) to individuals and commercial enterprises. In addition, the Association invests in adjustable and fixed rate securities. At December 31, 2000 and 1999, the Association's assets that earned interest at adjustable interest rates comprised 48% and 45.0%, respectively, of total interest-earning assets. Those assets were funded primarily with short-term liabilities that have interest rates that vary with market rates over time.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents are defined to include the Association's cash on hand, amounts due from financial institutions and short-term interest-earning deposits in other financial institutions with original maturities of 90 days or less. Bankshares reports net cash flows for customer loan and deposit transactions and advance payments by borrowers for taxes and insurance.

     SECURITIES - Bankshares classifies securities into held-to-maturity and available-for-sale categories. Held-to-maturity securities are those which Bankshares has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those Bankshares may decide to sell if needed for liquidity, asset liability management or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains and losses included as a separate component of shareholders' equity, net of tax, until realized or incurred. Other securities, such as Federal Home Loan Bank ("FHLB") stock are carried at cost. Securities are written down to fair value when a decline in fair value is determined not to be temporary.

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

     Because some loans may not be repaid in full, an allowance for loan losses is recorded. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are probable. Management's periodic evaluation of the adequacy of the allowance is based on the Association's past loan loss experience, known and inherent risks in the portfolio, changes in the composition of the portfolio, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, and current economic conditions. A loan is charged off against the allowance by management when deemed uncollectible, although collection efforts continue and future recoveries may occur. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments of information available to them at the time of their examination.

     Loan impairment is reported when full payment under the loan terms is not expected to occur. Impairment is evaluated in the aggregate for smaller balance loans of similar nature such as residential mortgage, consumer and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of the collateral if the loan is collateral dependent. The Association's policy on interest income on impaired loans is to reverse all accrued interest against interest income if a loan becomes more than 90 days delinquent or if management determines at an earlier date that the loan is not performing and ceases accruing interest thereafter. Such interest ultimately collected is credited to income in the period of recovery.

     LOANS HELD FOR SALE - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value determined on an aggregate loan basis. Net unrealized losses are recognized in a valuation allowance by charges to income.

     OFFICE PROPERTIES AND EQUIPMENT AND REAL ESTATE HELD FOR INVESTMENT - Office properties and equipment and real estate held for investment are carried at cost less accumulated depreciation. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Depreciation is computed on the straight-line method over the estimated useful lives of the assets which range from 13 to 50 years for buildings, executed lease terms for leasehold improvements, and from 3 to 10 years for furniture and equipment.

     INVESTMENT IN REAL ESTATE VENTURE - The Association's wholly-owned subsidiary, Palm River, participates in the River Club at Vero Beach Joint Venture (the "River Club") real estate development and shares equally in the profits and losses from the development with CRC Development Company. The Association accounts for Palm River's investment in the River Club using the equity method. Additional information is provided in Note 7.

     REAL ESTATE OWNED - Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of acquisition, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time of acquisition is accounted for as a loan loss and charged against the allowance for loan losses. After acquisition, the property is carried at fair value, less estimated costs to sell. A valuation allowance is recorded through a charge to income for the amount of selling costs. Valuations are periodically performed by management and valuation allowances are adjusted through a charge to income for changes in fair value or estimated selling costs. Costs relating to improvement of the property are capitalized, whereas costs and revenues relating to the holding of the property are expensed.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     LIMITED PARTNERSHIP INVESTMENT IN QUALIFIED AFFORDABLE HOUSING PROJECT - The Association has an approximate 4% limited partner interest in three separate real estate partnerships that operate qualified affordable housing projects. The Association receives tax benefits from the partnerships in the form of tax deductions resulting from operating losses and tax credits. The Association accounts for its investments in the partnerships on the effective yield method and is amortizing the cost over the estimated lives of the partnerships (15 years). The amortized cost of the investments at December 31, 2000 and 1999 was $3.6 million and $3.9 million, respectively, and is included in other assets. Amortization for the years ended December 31, 2000, 1999 and 1998 was $261,000, $496,000, and $246,000, respectively, and is included in miscellaneous expense. In addition to the tax benefit related to the amortization, tax credits of $305,000, $600,000, and $320,000 were recognized for the years ended December 31, 2000 1999, and 1998, respectively, as a reduction of the provision for income taxes.

     INCOME TAXES - The entities included in these consolidated financial statements file a consolidated federal income tax return. Income tax expense is recorded based on the amount of taxes due on its tax return plus the change in deferred tax assets and liabilities computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

     EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP") - The ESOP for the employees of the Association is accounted for in accordance with AICPA Statement of Position 93-6. The cost of shares issued to the ESOP, but not yet allocated to participants, are presented as a reduction of shareholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unearned ESOP shares are reflected as a reduction of debt and accrued interest.

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

     STOCK OPTION PLANS ("1995 SOP" AND "1999 SOP" OR COLLECTIVELY "SOPS") - Expense for employee compensation under the SOPs would be recognized only if options are granted below the market price at the grant date which the existing SOPs do not allow. As shown in a separate note, pro forma disclosures of net income and earnings per share are provided as if the fair value method were used for stock-based compensation.

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - The Association, in the normal course of business, makes commitments to fund loans which are not reflected in the financial statements. A summary of these commitments is disclosed in Note 12.

     EARNINGS PER SHARE - Earnings per share are determined in accordance with the provisions of SFAS No. 128 "Earnings per Share" ("SFAS No. 128"). The weighted average number of shares of common stock used in calculating basic earnings per share was determined by reducing outstanding shares by unallocated ESOP shares and unvested RRP shares. Diluted earnings per share includes the maximum dilutive effect of common stock issuable upon exercise of common stock options and unallocated ESOP and RRP shares of common stock. The effect of common stock options on weighted average shares outstanding is calculated using the treasury stock method.

     COMPREHENSIVE INCOME - Comprehensive income includes both net income and the change in unrealized gains and losses on securities available for sale.

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

     SEGMENT INFORMATION - While Bankshares' management monitors the revenue streams of various products, and services, operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of Bankshares' operations are considered by management to be aggregated in one reportable operating segment, banking.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     IMPACT OF NEW ACCOUNTING ISSUES - For fiscal years beginning after June 15, 2000, a new accounting standard requires all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values are recorded in the income statement. Fair value changes involving hedges are generally recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard in January 2001 did not have a material effect on Bankshares' financial statements.

     RECLASSIFICATIONS - Certain items in the 1999 and 1998 financial statements and the notes thereto have been reclassified to conform with the 2000 presentation.

2.   SECURITIES AVAILABLE FOR SALE

     Securities available for sale at December 31, 2000 and 1999 are summarized as follows:

     ----------------------------------------------------------------------------------------------------
                                                                         Gross        Gross
                                                            Amortized  Unrealized  Unrealized      Fair
                                                              Cost       Gains        Losses      Value
     ----------------------------------------------------------------------------------------------------
                                                                          (In Thousands)
     DECEMBER 31, 2000:
        EQUITY SECURITIES                                   $     32    $     28    $     --     $     60
        UNITED STATES GOVERNMENT AND AGENCY OBLIGATIONS       34,395          17        (171)      34,241
        MUTUAL FUNDS                                          36,000          --        (763)      35,237

        CORPORATE DEBT ISSUES:

           PREFERRED TERM SECURITIES                           2,000          --          --        2,000
           BEAR STEARNS CORPORATE BOND                         4,915          --        (285)       4,630
           AUTO BONDS RECEIVABLE CORP                            254          --         (25)         229
                                                            --------    --------    --------     --------
           TOTAL CORPORATE DEBT ISSUES                         7,169          --        (310)       6,859
                                                            --------    --------    --------     --------

        MORTGAGE-BACKED AND RELATED SECURITIES:

           UNITED STATES AGENCY PASS-THROUGH CERTIFICATES     43,021         391        (184)      43,228
           COLLATERALIZED MORTGAGE OBLIGATIONS                11,728          94         (29)      11,793
                                                            --------    --------    --------     --------
           TOTAL MORTGAGE-BACKED AND RELATED SECURITIES       54,749         485        (213)      55,021
                                                            --------    --------    --------     --------

           TOTAL SECURITIES AVAILABLE FOR SALE              $132,345    $    530    $ (1,457)    $131,418
                                                            ========    ========    ========     ========


     December 31, 1999:
        Equity securities                                   $     32    $     18    $     --     $     50
        United States Government and agency obligations       34,385          --        (906)      33,479
        Mutual funds                                          51,000          --      (1,155)      49,845

        Corporate debt issues:
           Bear Stearns Corporate Bond                         4,890          --        (437)       4,453
           Auto Bonds Receivable Corp.                           413          --          --          413
                                                            --------    --------    --------     --------
           Total corporate debt issues                         5,303          --        (437)       4,866
                                                            --------    --------    --------     --------

        Mortgage-backed and related securities:
           United States agency pass-through certificates     46,172          --      (1,862)      44,310
           Collateralized mortgage obligations                12,635           1        (346)      12,290
                                                            --------    --------    --------     --------
           Total mortgage-backed and related securities       58,807           1      (2,208)      56,600
                                                            --------    --------    --------     --------

           Total securities available for sale              $149,527    $     19    $ (4,706)    $144,840
                                                            ========    ========    ========     ========

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The table below sets forth the contractual maturity distribution of securities available for sale at December 31, 2000.

     ----------------------------------------------------------------------
                                                        December 31, 2000
                                                      Amortized       Fair
                                                        Cost         Value
     ----------------------------------------------------------------------
                                                          (In Thousands)

     Due in one year or less                          $  7,749     $  7,706
     Due after one year through five years              26,900       26,764
     Due after five years through ten years                 --           --
     Due after ten years                                 6,915        6,630
     Mortgage-backed and related securities             54,749       55,021
     Equity securities                                  36,032       35,297
                                                      --------     --------
     Total                                            $132,345     $131,418
                                                      ========     ========

     Proceeds from the sale of securities available for sale were $15,075,000, $0, and $0, during the years ended December 31, 2000, 1999 and 1998, respectively. A $75,000 gain was realized for the year ended December 31, 2000. There were no gross realized gains or losses during the years ended December 31, 1999 and 1998.

     Securities, with carrying values of approximately $7,638,000 and $7,940,000 at December 31, 2000 and 1999, were pledged as collateral for purposes required or permitted by law.

     During the quarter ended December 31, 1999, management determined that the decline in fair value on the Association's investment in Auto Bond Receivables was other than temporary resulting in a write down of $138,000 and a reclassification from held to maturity to available for sale. During the year ended December 31, 2000, management determined that a further decline in the fair value had occurred resulting in an additional write down of $138,000.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   SECURITIES HELD TO MATURITY

     Securities held to maturity at December 31, 2000 and 1999 are summarized as follows:

     --------------------------------------------------------------------------------------------------------
                                                                              Gross       Gross
                                                               Amortized    Unrealized   Unrealized    Fair
                                                                 Cost          Gains       Losses      Value
     --------------------------------------------------------------------------------------------------------
                                                                               (In Thousands)
     DECEMBER 31, 2000:
        UNITED STATES GOVERNMENT AND AGENCY OBLIGATIONS          $16,207     $ 2,569     $    --      $18,776

        MORTGAGE-BACKED AND RELATED SECURITIES:
           UNITED STATES AGENCY PASS THROUGH CERTIFICATES          3,900          48         (42)       3,906
           AGENCY FOR INTERNATIONAL DEVELOPMENT PASS THROUGH
              CERTIFICATES                                            98          --          --           98
           COLLATERALIZED MORTGAGE OBLIGATIONS                     8,356          14         (82)       8,288
           CMO RESIDUAL INTEREST BONDS                                 1          --          --            1
                                                                 -------     -------     -------      -------
            TOTAL MORTGAGE-BACKED AND RELATED SECURITIES          12,355          62        (124)      12,293
                                                                 -------     -------     -------      -------

        CORPORATE DEBT ISSUES:
           CHASE FEDERAL MORTGAGE-BACKED BOND                      5,463         204          --        5,667
                                                                 -------     -------     -------      -------

     TOTAL SECURITIES HELD TO MATURITY                           $34,025     $ 2,835     $  (124)     $36,736
                                                                 =======     =======     =======      =======


     December 31, 1999:
        United States Government and agency obligations          $14,564     $ 2,502     $    --      $17,066

        Mortgage-backed and related securities:
           United States agency pass through certificates          6,322          59         (84)       6,297
           Agency for International Development pass through
              Certificates                                           141          --          --          141
           Collateralized mortgage obligations                    11,829           5        (253)      11,581
           CMO residual interest bonds                                 2          --          --            2
                                                                 -------     -------     -------      -------
            Total mortgage-backed and related securities          18,294          64        (337)      18,021
                                                                 -------     -------     -------      -------

        Corporate debt issues:
           Chase Federal mortgage-backed bond                      5,944         240          --        6,184
                                                                 -------     -------     -------      -------

     Total securities held to maturity                           $38,802     $ 2,806     $  (337)     $41,271
                                                                 =======     =======     =======      =======

     The table below sets forth the contractual maturity distribution of the securities held to maturity at December 31, 2000.

     ----------------------------------------------------------------------
                                                         December 31, 2000
                                                        Carrying      Fair
                                                         Value       Value
     ----------------------------------------------------------------------
                                                           (In Thousands)

     Due in one year or less                            $    --     $    --
     Due after one year through five years               16,207      18,776
     Due after five years through ten years               5,463       5,667
     Mortgage-backed and related securities              12,355      12,293
                                                        -------     -------
     Total                                              $34,025     $36,736
                                                        =======     =======

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Securities held to maturity were called during the year ended December 31, 1998 which resulted in a gain of $175,000. There were no sales of securities held to maturity during the years ended December 31, 2000, 1999, and 1998. The fair value of securities held to maturity is based on quoted market prices.

     Mortgage-backed securities represent participating interest in pools of long-term first mortgage loans. Although mortgage-backed securities are initially issued with a stated maturity date, the underlying mortgage collateral may be prepaid by the mortgagee and, therefore, such certificates may not reach their maturity date.

     The Association also invests in mortgage-related securities such as collateralized mortgage obligations ("CMOs"), CMO residual interest bonds, and real estate mortgage investment conduits ("REMICs"). These securities are generally divided into tranches whereby principal repayments from the underlying mortgages are used sequentially to retire the securities according to the priority of the tranches. The Association invests primarily in senior sequential tranches of CMOs. Such tranches have stated maturities ranging from 6.5 years to 30 years; however, because of prepayments, the expected weighted average life of these securities is less than the stated maturities. At December 31, 2000, the Association had $8,356,000 in such mortgage-related securities, which were held for investment and had a fair value of $8,288,000. The fixed-rate CMOs have coupon rates ranging from 6.0% to 10.0%.

     FEDERAL HOME LOAN BANK ("FHLB") STOCK - At December 31, 2000 and 1999, the Association held $8,063,000 and $7,009,000, respectively, of FHLB Stock, which approximates fair value. FHLB Stock is not readily marketable as it is not traded on a registered security exchange. The Association is required to purchase stock as a member of the FHLB. The required purchases are determined by the level of the Association's FHLB advances.

4.   LOANS RECEIVABLE

     Loans receivable consisted of the following:

     ---------------------------------------------------------------------
                                                          December 31,
                                                      2000          1999
     ---------------------------------------------------------------------
                                                        (In Thousands)
     Real estate loans:
       Residential 1-4 family                      $ 511,324     $ 420,845
       Residential 1-4 family construction           113,179       105,282
       Multi-family                                   10,501        11,135
       Multi-family construction                      33,960        17,251
       Commercial                                     37,255        32,627
       Non-residential construction                    8,170         9,633
       Land                                           20,216        50,885
                                                   ---------     ---------
         Total real estate loans                     734,605       647,658
                                                   ---------     ---------

     Non-real estate loans:
       Consumer                                       14,029        12,685
       Commercial business                             5,454         7,408
                                                   ---------     ---------
         Total non-real estate loans                  19,483        20,093
                                                   ---------     ---------
         Total loans receivable                      754,088       667,751

     Less:
       Undisbursed loan proceeds                      60,874        56,948
       Unearned discount and premium and
         net deferred loan fees and costs             (1,955)       (1,489)
       Allowance for loan losses                       3,875         3,923
                                                   ---------     ---------
     Total loans receivable, net                   $ 691,294     $ 608,369
                                                   =========     =========

     LOANS SERVICED FOR OTHERS - Mortgage loans serviced for others are not included in the consolidated statements of financial condition. The unpaid balances of these loans at December 31, 2000, 1999, and 1998 were $9,173,000, $11,277,000, and $14,173,000, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing were $34,000, $54,000, and $53,000, respectively.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     LOANS HELD FOR SALE - The Association originates both adjustable- and fixed-rate loans. Adjustable-rate as well as fixed-rate loans with original maturities of 15 years or less are held in the Association's portfolio. Based on management's assessment of current portfolio mix and Board of Directors' established limits, fixed-rate loans with maturities greater than 15 years are either held in the portfolio or sold in the secondary market when originated, except those originated for special financing on low income housing. There were no loans held for sale included in loans receivable at December 31, 2000 and 1999.

     ALLOWANCE FOR LOAN LOSSES - An analysis of the changes in the allowance for loan losses for the years ended December 31, 2000, 1999, and 1998, is as follows:

     ----------------------------------------------------------------------
                                           For the Years Ended December 31,
                                             2000        1999        1998
     ----------------------------------------------------------------------
                                                    (In Thousands)

     Balance, beginning of period           $ 3,923     $ 3,160     $ 2,662
     Provision charged to income                376         905         622
     Losses charged to allowance               (424)       (146)       (376)
     Recoveries                                  --           4         252
                                            -------     -------     -------
     Balance, end of year                   $ 3,875     $ 3,923     $ 3,160
                                            =======     =======     =======

     IMPAIRED LOANS - An analysis of the recorded investment in impaired loans is as follows:

     --------------------------------------------------------------------------
                                         At or for the Years Ended December 31,
                                             2000         1999        1998
     --------------------------------------------------------------------------
                                                    (In Thousands)

     Impaired loan balance                  $ 2,667      $    5      $   25
     Related allowance                           --          --          --
     Average impaired loan balance            2,180          71          13
     Interest income recognized                 243          --           1

     NON-PERFORMING LOANS AND REAL ESTATE OWNED - The following table sets forth information regarding non-accrual loans delinquent 90 days or more, and real estate acquired or deemed acquired by foreclosure at the dates indicated. When a loan is delinquent 90 days or more, all accrued interest on such loans is reversed and the loan ceases to accrue interest thereafter, until the loan is brought current or it is acquired through foreclosure.

     --------------------------------------------------------------------------
                                                           December 31,
                                                     2000      1999      1998
     --------------------------------------------------------------------------
                                                       (Dollars In Thousands)
     Non-performing loans:
        One- to four-family residential             $ 2,888   $ 1,015   $ 1,537
        Commercial and multi-family real estate          --         5        52
        Consumer and commercial business loans            8        12        67
        Land                                            420         7        12
                                                    -------   -------   -------
     Total non-performing  loans                      3,316     1,039     1,668
     REO                                                170       494       522
     Other repossessed assets                            --        --        22
                                                    -------   -------   -------
     Total non-performing assets, net of specific
        valuation allowances                        $ 3,486   $ 1,533   $ 2,212
                                                    =======   =======   =======

     Total non-performing  loans to net loans          0.48%     0.17%     0.31%
     receivable

     Total non-performing loans to total assets        0.36      0.12      0.20
     Total non-performing assets to total assets       0.36      0.17      0.26

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     LOANS TO OFFICERS AND DIRECTORS - The Association offers loans to its employees, including directors and executive officers, at prevailing market interest rates. The total loans to such persons did not exceed 5% of shareholders' equity at December 31, 2000. At December 31, 2000 and 1999, the total amount of loans to directors, executive officers, and associates of such persons was $784,000 and $834,000, respectively. During 2000, principal advances and repayments on loans to officers and directors totaled $40,000 and $90,000, respectively.

5.   PLEDGED ASSETS

     In the normal course of doing business, the Association is required to comply with certain collateral requirements. The following tables set forth amounts of various asset components, as of December 31, 2000 and 1999, which were pledged as collateral.

     -----------------------------------------------------------------------
                                                             December 31,
                                                           2000       1999
     -----------------------------------------------------------------------
                                                            (In Thousands)

     Real estate loans (unpaid principal balance)        $138,494   $133,047
     FHLB stock and accrued dividends                       8,220      7,139
                                                         --------   --------
     Total pledged to the FHLB                           $146,714   $140,186
                                                         ========   ========

     Other pledged assets:
     Deposits of public funds - State of Florida
       Mortgage-backed and related securities            $  5,538   $  5,840
     Line of credit - Federal Reserve Bank of Atlanta
       United States Government and agency obligations 1,800 1,800 Treasury tax and loan deposits
       United States Government and agency obligations        300        300
     Mortgage-backed bond
       Unpaid principal balance of loans                   27,074     33,642
                                                         --------   --------
     Total of other pledged assets                       $ 34,712   $ 41,582
                                                         ========   ========

     FHLB ADVANCES - The Association has a security agreement with the FHLB which includes a blanket floating lien that requires the Association maintain as collateral for its advances the Association's FHLB capital stock and first mortgage loans equal to 100% of the unpaid amount of FHLB advances outstanding.

6.   PREMISES AND EQUIPMENT AND REAL ESTATE HELD FOR INVESTMENT

     Premises and equipment and real estate held for investment at December 31, 2000 and 1999 are summarized as follows:

     ---------------------------------------------------------------------
                                                          December 31,
                                                        2000        1999
     ---------------------------------------------------------------------
                                                         (In Thousands)
     PREMISES AND EQUIPMENT:
     Land                                             $  8,488    $  8,458
     Buildings and improvements                         20,069      18,984
     Furniture and equipment                            15,418      16,404
                                                      --------    --------
     Total                                              43,975      43,846
     Less accumulated depreciation                     (18,652)    (18,907)
                                                      --------    --------
     Total office properties and equipment - net      $ 25,323    $ 24,939
                                                      ========    ========

     REAL ESTATE HELD FOR INVESTMENT:
     Land                                             $    604    $    604
     Buildings and improvements                          1,706       1,268
                                                      --------    --------
     Total                                               2,310       1,872
     Less accumulated depreciation                        (117)         --
                                                      --------    --------
     Total real estate held for investments - net     $  2,193    $  1,872
                                                      ========    ========

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.   INVESTMENT IN AND ADVANCES TO REAL ESTATE VENTURE

     On July 12, 1999, the Association's wholly-owned subsidiary, Palm River, entered into a development agreement (the "Agreement") with CRC Development Company ("CRC") to develop and sell 17 riverfront single-family lots and to construct and sell 48 condominiums, 22 carriage duplex homes and 113 villa single-family homes. The project consists of 117 acres of land in Indian River County, Florida. The project is known as the River Club at Vero Beach Joint Venture.

     The terms of the Agreement provide for Palm River to fund all construction and development costs, via advances from the Association or Bankshares, to Palm River, including the costs of acquiring the land, and to receive interest on any outstanding funding. Such loans are included within "Investment in and Advances to Real Estate Venture" in the Consolidated Statements of Financial Condition. Profits from home and lot sales, after interest, are to be split equally between CRC and Palm River. Cash flows are first allocated to Palm River to pay off any outstanding funding and interest, then split evenly between the parties. Since the substance of the Agreement is that of a joint venture, the Association accounts for it as such.

     The condensed financial information for the River Club is as follows:

     ---------------------------------------------------------------------
                                                          December 31,
     Balance Sheet                                      2000        1999
     ---------------------------------------------------------------------
                                                         (In Thousands)
     ASSETS:
        Cash                                          $     65    $     59
        Land                                            11,499      10,764
        Construction in progress                         1,606         454
        Receivables from partners                           61          22
                                                      --------    --------
     Total assets                                     $ 13,231    $ 11,299
                                                      ========    ========

     LIABILITIES AND PARTNERS' CAPITAL:
        Advances and interest due to Palm River       $ 16,383    $ 11,899
        Other liabilities                                   88          18
     Partners' capital:
        Palm River                                      (1,625)       (314)
        CRC                                             (1,615)       (304)
                                                      --------    --------
     Total liabilities and partners' capital          $ 13,231    $ 11,299
                                                      ========    ========

     --------------------------------------------------------------------
                                                      For the Years Ended
                                                         December 31,
     Summary of Operations                             2000        1999
     --------------------------------------------------------------------
                                                         (In Thousands)
     INCOME:
        Sales                                         $    --     $    --
        Interest income                                     6          --
                                                      -------     -------
        Total income                                        6          --
                                                      -------     -------

     EXPENSES:
        Cost of sales                                       1           5
        General and administrative                        859         396
        Sales and marketing                               357          --
        Interest expense                                1,411         227
                                                      -------     -------
        Total expenses                                  2,628         628
                                                      -------     -------
     Net loss                                         $(2,622)    $  (628)
                                                      =======     =======

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     ---------------------------------------------------------------------

     Statement of Changes in Partners' Capital         Palm River    CRC
     ---------------------------------------------------------------------
                                                          (In Thousands)

     Balance - December 31, 1998                        $    --    $    --
     Cash contributed by CRC                                 --         10
     Net loss for the year ended December 31, 1999         (314)      (314)
                                                        -------    -------
     BALANCE - DECEMBER 31, 1999                           (314)      (304)
     NET LOSS FOR THE YEAR ENDED DECEMBER 31, 2000       (1,311)    (1,311)
                                                        -------    -------
     BALANCE - DECEMBER 31, 2000                        $(1,625)   $(1,615)
                                                        =======    =======

8.   DEPOSITS

     Individual deposits greater than $100,000 at December 31, 2000 and 1999 aggregated approximately $119,409,000 and $112,003,000, respectively. Deposits in excess of $100,000 are not insured.

     The total of related party deposits owned by directors, executive officers, and associates of such persons was $3,958,000 and $3,071,000 at December 31, 2000 and 1999, respectively.

     Scheduled maturities of certificate accounts at December 31, 2000 and 1999 were as follows:

     ----------------------------------------------------------------------
                                                         December 31,
                                                      2000           1999
     ----------------------------------------------------------------------
                                                        (In Thousands)

     Maturity:
     Less than 1 year                               $273,990       $257,928
     1 year - 2 years                                118,210         70,015
     2 years - 3 years                                 9,441         15,743
     3 years - 4 years                                 6,235          9,856
     4 years - 5 years                                23,701          9,963
     Thereafter                                           --            171
                                                    --------       --------
     Total certificates of deposit                  $431,577       $363,676
                                                    ========       ========

9.   ADVANCES FROM FEDERAL HOME LOAN BANK

     At December 31, 2000 and 1999, outstanding advances from the FHLB totaled $146,714,000 and $140,186,000, respectively.

     Scheduled maturities of FHLB advances at December 31, 2000 were as follows:

     -----------------------------------------------------------
     Years Ending                  Average Interest      Amount
     December 31,                        Rate           Maturing
     -----------------------------------------------------------
                                                      (Dollars in
                                                       Thousands)

         2001                            6.36%          $  7,571
         2002                            6.63             16,071
         2003                            6.56             19,072
         2004                            5.76             35,000
         2008                            5.51             27,000
         2009                            5.06             10,000
         2010                            5.63             32,000
                                                        --------
         TOTAL FHLB ADVANCES             5.87%          $146,714
                                                        ========

     Prepayment of certain remaining advances is permitted only upon the Association's termination of its FHLB membership, while others are subject to prepayment penalties under the provisions and conditions of the credit policy of the FHLB. The Association did not incur prepayment penalties for the years ended December 31, 2000, 1999, and 1998.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

     The Bond bears an interest rate that is adjustable semi-annually, on April 1 and October 1, to reflect changes in the average of the United States 10-year and 30-year long-term bond rates. The Bond's interest rate on December 31, 2000 and 1999 was 5.08% and 5.27%, respectively. The unamortized discount at December 31, 2000 and 1999 was $4,030,000 and $4,491,000, respectively. Principal and interest payments are due quarterly. During the years ended December 31, 2000, 1999 and 1998, approximately $460,000, $464,000, and $484,000, respectively, of the discount was accreted.

     At December 31, 2000 and 1999, the Association held $16,207,000 and $14,316,000 (net of discounts of $5,593,000 and $7,484,000), respectively, of Salomon Brothers Certificates of Accrual on Treasury Securities ("CATS") which were purchased at the time of issuing the Bond. The accrual of interest on the CATS offsets the discount amortization of the Bond. The CATS are included in United States Government and agency obligations described in Note 3 to the consolidated financial statements.

     At December 31, 2000, the Bond was repayable as follows:

     ---------------------------------------------------------------------
          Years Ending
          December 31,                                          Amount
     ---------------------------------------------------------------------
                                                            (In Thousands)

             2001                                              $ 1,387
             2002                                                1,387
             2003                                                1,387
             2004                                                1,387
             2005                                                1,387
      2006 AND THEREAFTER                                       10,677
                                                               -------
             TOTAL                                              17,612

     LESS UNAMORTIZED DISCOUNT                                   4,030
                                                               -------
     TOTAL MORTGAGE-BACKED BOND                                $13,582
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

     The income tax provision consists of the following components for the years ended December 31, 2000, 1999, and 1998.

     -----------------------------------------------------------------------
                                             For the Years Ended December 31,
                                               2000       1999        1998
     -----------------------------------------------------------------------
                                                      (In Thousands)
     Current - federal                        $ 2,224    $ 2,250     $ 2,640
     Current - state                              413        418         232
                                              -------    -------     -------
     Total current                              2,637      2,668       2,872

     Deferred - federal and state                 464       (325)       (765)
                                              -------    -------     -------
     Total provision for income taxes         $ 3,101    $ 2,343     $ 2,107
                                              =======    =======     =======

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Bankshares' provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income before income taxes for the following reasons:

      -------------------------------------------------------------------------------------------------
                                                        For the Years Ended December 31,
                                                 2000                  1999                  1998
                                         Amount         %      Amount         %      Amount         %
      -------------------------------------------------------------------------------------------------
                                                             (Dollars in Thousands)

     Tax at federal tax rate             $ 3,330      35.0%    $ 3,107      35.0%    $ 2,485      35.0%
        State income taxes, net of
           federal income tax benefits       343       3.6         257       2.9         123       1.7
        Low income housing credits          (305)     (3.2)       (600)     (6.8)       (320)     (4.5)
        Other                               (172)     (1.8)       (333)     (3.8)       (110)     (1.5)
     Benefit of graduated tax rate           (95)     (1.0)        (88)     (0.9)        (71)     (1.0)
                                         -------    ------     -------    ------     -------    ------
     Total provision for income taxes    $ 3,101      32.6%    $ 2,343      26.4%    $ 2,107      29.7%
                                         =======    ======     =======    ======     =======    ======

     The tax effect of temporary differences that gave rise to deferred tax assets and deferred tax liabilities are presented below:

     --------------------------------------------------------------------------------------
                                                            For the Years Ended December 31,

                                                               2000       1999       1998
     --------------------------------------------------------------------------------------
                                                                      (In Thousands)
     Deferred tax liabilities:
        Depreciation                                          $ 1,074    $   995    $   631
        Loan fee income                                            23         23         22
        FHLB stock dividends                                      423        424        458
        Deferred loan costs                                     1,114        881        711
        Unamortized discount on mortgage-backed bond            1,517      1,690      1,865
        Book over tax on investments in partnerships               --         --         55
        Other                                                      70         61         13
                                                              -------    -------    -------
     Gross deferred tax liabilities                             4,221      4,074      3,755
                                                              -------    -------    -------

     Deferred tax assets:
        Excess of book bad debt reserve over tax reserve        1,335      1,337        978
        Retirement plans                                          340        479        360
        Unrealized loss on decrease in fair value
           of securities available for sale                        72      1,329        126
        Deferred loss on loans held for sale                       35         36         39
        Deferred compensation                                      24        129        140
        Investment in partnerships                                203        137         --
        Other                                                      --        136         93
                                                              -------    -------    -------
     Gross deferred tax assets                                  2,009      3,583      1,736
                                                              -------    -------    -------
     Valuation allowance on unrealized loss on decrease in
        fair value of securities available for sale              (283)      (428)      (222)
                                                              -------    -------    -------
     Gross deferred tax assets - net of valuation allowance     1,726      3,155      1,514
                                                              -------    -------    -------
     Net deferred tax liability                               $ 2,495    $   919    $ 2,241
                                                              =======    =======    =======

     Under the Internal Revenue Code, the Association may, for tax purposes, deduct a provision for bad debts in excess of such provisions recorded in the financial statements. Retained earnings at December 31, 2000 included approximately $11,388,000, consisting of bad debt deductions accumulated prior to 1988, on which no provision for federal income taxes has been made. The related amount of unrecognized deferred tax liability was approximately $4,285,000.

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

     Commitments generally have fixed expiration dates of 30 to 60 days and other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Association upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies, but may include single-family homes, marketable securities and income-producing residential and commercial properties. Credit losses may occur when one of the parties fails to perform in accordance with the terms of the contract. The Association's exposure to credit risk is represented by the contractual amount of the commitments to extend credit. Commitments to extend credit for real estate loans, excluding undisbursed portions of loans in process, were approximately $6,894,000 and $5,053,000 at December 31, 2000 and 1999, respectively.
     Commitments to originate non-mortgage loans were approximately $0 and $250,000 at December 31, 2000 and 1999, respectively. Undisbursed portions of loans in process totaled $60,874,000 and $56,948,000 at December 31, 2000 and 1999, respectively.

     At December 31, 2000, the $6,894,000 of real estate loan commitments were comprised of approximately $1,754,000 of fixed-rate commitments and $5,140,000 of variable-rate commitments. These commitments are at prevailing market rates and terms. Interest rates on fixed-rate loan commitments ranged from 7.00% to 8.88%. No value is placed on the commitments as the borrower is required to close at the market rates in effect on the date of closing. No fees are received in connection with such commitments.

     Unused consumer lines of credit totaled $9,909,000 and $7,788,000 at December 31, 2000 and 1999, respectively. Commercial lines and letters of credit and other loan commitments totaled $10,534,000 and $6,381,000 at December 31, 2000 and 1999, respectively. Commitments to sell or purchase loans at December 31, 2000 were $0 and $4,269,000, respectively. There were no commitments to sell or purchase loans at December 31, 1999. There were no commitments to purchase or sell securities at December 31, 2000.

     LEASE COMMITMENTS - The Association leases various properties for original periods ranging from 2 to 25 years. Rent expense for the years ended December 31, 2000, 1999 and 1998 was approximately $462,000, $498,000, and
     $633,000, respectively. At December 31, 2000, future minimum lease payments under these operating leases were as follows:

     ----------------------------------------------------------------
          Years Ending
          December 31,                                    Amount
     ----------------------------------------------------------------
                                                       (In Thousands)

             2001                                          $379
             2002                                           230
             2003                                           188
             2004                                            75
                                                           ----
                TOTAL                                      $872
                                                           ====

     LINE OF CREDIT - The Association has a $1,800,000 available line of credit with the Federal Reserve Bank of Atlanta which is secured by United States Government and agency obligations (see Note 5). At December 31, 2000 and 1999, the Association had no outstanding advances.

     CASH RESTRICTIONS - At both December 31, 2000 and 1999, the Association maintained a $625,000 required two-week average balance in a clearing account at the Federal Reserve Bank of Atlanta.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  BENEFIT PLANS

     SUPPLEMENTAL RETIREMENT INCOME PLAN ("SERP") - During 1989, the Association's Board of Directors established a supplemental nonqualified unfunded defined benefit plan for certain officers. For the years ended December 31, 2000, 1999 and 1998, the net periodic expense for the officers' plan totaled $186,000, $114,000, and $76,000, respectively. The SERP allows for immediate vesting upon retirement of the participants.

     Information about the SERP was as follows:

     -------------------------------------------------------------------
                                                         December 31,
                                                      2000         1999
     -------------------------------------------------------------------
                                                        (In Thousands)
     Change in benefit obligation:
        Beginning benefit obligation                  $ 734        $ 683
        Accrued benefits                                186           67
        Benefits paid                                   (16)         (16)
                                                      -----        -----
        Ending benefit obligation                     $ 904        $ 734
                                                      =====        =====

     PENSION PLAN - The Board of Directors approved the termination of the Association's defined benefit pension plan in March 2000. Benefit accruals for plan participants were frozen as of May 1, 2000. As a result of the plan's termination, vested plan benefits were paid to plan participants in the fourth quarter of 2000. A $289,000 net gain was recognized on the plan termination, net of $263,000 in actuary fees and other expenses associated with the plan termination.

     Information about the pension plan was as follows:

     ---------------------------------------------------------------------
                                                         December 31,
                                                      2000          1999
     ---------------------------------------------------------------------
                                                        (In Thousands)
     Change in benefit obligation:
        Beginning benefit obligation                $ 10,097      $  8,889
        Service cost                                     205           725
        Interest cost                                    703           598
        Actuarial gain                                 2,137           165
        Plan curtailment                                (946)           --
        Benefits paid                                (12,196)         (280)
                                                    --------      --------
        Ending benefit obligation                         --        10,097
                                                    --------      --------

     Change in plan assets, at fair value:

        Beginning plan assets                         11,278        10,791
        Actual return                                    778           588
        Employer contribution                            140           179
        Benefits paid                                (12,196)         (280)
                                                    --------      --------
        Ending plan assets                                --        11,278
                                                    --------      --------

     Funded status                                        --         1,181
     Unrecognized net actuarial gain                      --        (1,741)
     Unrecognized prior service cost                      --            21
                                                    --------      --------
     Accrued benefit cost                           $     --      $   (539)
                                                    ========      ========

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The components of pension expense and related actuarial assumptions were as follows:

     ----------------------------------------------------------------------------------
                                                       For the Years Ended December 31,
                                                          2000        1999        1998
     ----------------------------------------------------------------------------------
                                                             (Dollars In Thousands)

     Service cost                                       $   205     $   725     $   609
     Interest cost                                          703         598         494
     Expected return on plan assets                        (855)       (807)       (818)
     Amortization of prior service cost                     (71)        (69)        (68)
     Recognized net actuarial gain                          (23)        (52)       (132)
     Expense due to plan amendment                        2,705          --          --
     Income due to plan curtailment                      (3,651)         --          --
     Expense due to plan settlement                         589          --          --
                                                        -------     -------     -------
        Net                                             $  (398)    $   395     $    85
                                                        =======     =======     =======

     Discount rate on benefit obligation                   7.25%       6.75%       7.00%
     Long-term expected rate of return on plan assets      7.50%       7.50%       8.50%
     Rate of compensation increase                         5.00%       5.00%       5.00%


     For the years ended December 31, 1999 and 1998, pension expense amounts were based upon actuarial computations.

     The Board of Directors established a 401(k) savings and retirement plan (the "401(k) plan") for the benefit of the officers and employees of the Association during 2000. The plan allows employee contributions up to 15% of their compensation, to a maximum of $10,500, which are matched equal to 50% of the first 6% of the compensation contributed. Expense of matched contributions by the Association totaled $113,000 for 2000.

     EMPLOYEE STOCK OWNERSHIP PLAN - As of December 31, 2000, the ESOP had outstanding loan balances of $244,000 (Loan I) and $3,793,000 (Loan II) related to the purchases of 389,248 shares and 437,652 shares of common stock, respectively, in the open market. Collateral for the loans is the common stock purchased by the ESOP. Payment of the loans is principally from the Association's contributions to the ESOP over a period of up to seven years and 15 years, respectively. Interest on ESOP Loan I is a fixed interest rate of 8.50% for the term of loan. Interest on ESOP Loan II is a fixed rate of 7.75% for the term of the loan. Contributions of principal and interest for the years ended December 31, 2000, 1999 and 1998 totaled $1,035,000, $1,092,000, and $510,000, respectively.

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

     Information related to the ESOP was as follows:

     -------------------------------------------------------------------
                                      For the Years Ended December 31,
                                       2000         1999         1998
     -------------------------------------------------------------------

     Number of shares allocated         84,784       84,784       55,610
     Average fair value per share   $    11.60   $    12.45   $    15.08
                                    ----------   ----------   ----------
     Compensation expense           $  983,000   $1,056,000   $  839,000
                                    ==========   ==========   ==========

     Number of shares distributed       17,283       14,386       11,216
                                    ==========   ==========   ==========

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Shares held by the ESOP were as follows:

     ----------------------------------------------------------------------
                                                         December 31,
                                                     2000           1999
     ----------------------------------------------------------------------

     Allocated to participants                       364,904        297,403
     Unallocated                                     413,765        498,549
                                                  ----------     ----------
     Total ESOP shares                               778,669        795,952
                                                  ==========     ==========

     Fair  value of unallocated shares            $5,302,000     $6,262,000
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

     1995 RRP - In January 1995, the shareholders of the Association approved the 1995 RRP for certain officers and non-employee directors of the Association. Concurrent with such approval, such officers and directors were awarded 181,756 shares of common stock, which vested over a five year period beginning in January 1996. To fund the 1995 RRP, 181,756 shares were issued from authorized but unissued shares of common stock in July 1995. Certain of these shares were forfeited. 2,044 of the forfeited shares were granted to an officer in January 1996. These shares began the five-year vesting period in January 1997. In May 1999, the remaining 8,525 forfeited shares as well as 12,868 shares purchased in the open market were awarded to certain officers, key employees and non-employee directors of the Association. These shares will also vest over a five year period which began in May 2000.

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

     Unamortized deferred compensation of $1,907,000 at December 31, 2000 is reflected as a reduction of shareholders' equity for the RRPs. Compensation expense related to the RRPs was $679,000, $539,000, and $186,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

     STOCK OPTION PLANS - Bankshares has two stock option plans for the benefit of the Association's directors, officers, and other key employees. Under these plans, the option exercise price cannot be less than the fair value of the underlying common stock as of the date of the option grant and the maximum option term cannot exceed ten years.

     1995 SOP - The number of shares of Bankshares' common stock reserved for issuance under the 1995 SOP was equal to 486,561 shares or 10% of the total number of common shares issued to persons other than the Mid-Tier Holding Company, pursuant to the Association's conversion to the stock form of ownership in 1994. All stock options issued under this plan vest over five years from the date of grant. Stock options totaling 485,467 were granted to certain directors, officers, and employees in 1995, and the first installment became exercisable on January 18, 1996. The first installment of a 1997 grant of 15,333 shares to an officer of the Association became exercisable on January 18, 1998. An additional grant of 35,513 options was made to certain directors, officers and employees on May 19, 1999, and the first installment under this grant vested and was exercisable on May 19, 2000. Additional grants of 408 and 94 options were made to two new directors in April and September 2000, respectively. The first installments of these grants will vest and be exercisable on April 26, 2001 and September 1, 2001, respectively.

     1999 SOP - The number of shares of Bankshares' common stock reserved for issuance under the 1999 SOP was equal to 547,065 shares which was equal to 10% of the shares of common stock sold by Bankshares in the Reorganization. The stock options granted to the directors, officers, and employees vest in five equal annual installments. The first installment vested and became exercisable on June 18, 2000.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Below is a summary of options transactions:

     -------------------------------------------------------------------
                                                      Option Price
                                               -------------------------
                                                   Average
                                     Number of    Exercise    Aggregate
                                      Options     Price Per    Exercise
                                    Outstanding     Share       Price
     -------------------------------------------------------------------
     Options Outstanding:
     Balance - January 1, 1998         438,228                $2,444,000
        Granted                             --          --            --
        Exercised                      (18,482)   $   5.44      (101,000)
        Canceled                            --          --            --
                                    ----------                ----------
     Balance - December 31, 1998       419,746                 2,343,000
        Granted                        582,578       12.20     7,107,000
        Exercised                      (38,433)       5.44      (209,000)
        Canceled                       (10,631)      12.19      (130,000)
                                    ----------                ----------
     BALANCE - DECEMBER 31, 1999       953,260                 9,111,000
        GRANTED                            502       10.85         5,000
        EXERCISED                     (138,618)       5.44      (754,000)
        CANCELED                          (920)      12.37       (11,000)
                                    ----------                ----------
     BALANCE - DECEMBER 31, 2000       814,224    $  10.26    $8,351,000
                                    ==========                ==========


     Options exercisable at December 31, 2000, 1999 and 1998, totaled 372,673, 288,330, and 234,396, respectively. Bankshares adopted the disclosure-only option under SFAS No. 123, "Accounting for Stock-based Compensation" as of January 1, 1997. The fair value of options granted under the stock option plans during the years ended December 31, 2000, 1999 and 1997 was estimated using the Binary Option Pricing Model with the following assumptions used:

     ---------------------------------------------------------------------------------------------------
                  Number of   Exercise   Fair Value    Risk Free       Expected     Expected     Dividend
     Grant date    Options      Price    of Options  Interest Rate   Life (Years)  Volatility     Yield
     ---------------------------------------------------------------------------------------------------
      05/19/99      35,513    $ 12.37     $ 2.20         5.66%            5         18.10%         3.57%
      06/18/99     547,065      12.18       2.03         5.76             5         16.46          3.57
      04/26/00         408      10.50       2.04         5.76             5         19.08          3.56
      09/01/00          94      12.37       2.25         5.98             5         18.61          3.56

     If compensation cost for the stock options had been determined based on the fair value at the grant date for awards under those plans consistent with the provisions of SFAS No. 123, Bankshares' net income and earnings per shares for the years ended December 31, 2000 and 1999 would have been reduced to the pro forma amounts indicated below:

      --------------------------------------------------------------------
                                       For the Years Ended December 31,
                                       2000          1999          1998
     ---------------------------------------------------------------------
     Net income
           As reported             $ 6,412,000   $ 6,534,000   $ 4,994,000
           Pro forma                 6,259,000     6,381,000     4,989,000
     Earnings per share
           As reported - basic            0.76          0.67          0.49
           Pro forma - basic              0.74          0.65          0.49
           As reported - diluted          0.74          0.65          0.48
           Pro forma - diluted            0.72          0.63          0.48

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of tangible capital of not less that 1.5% of adjusted total assets, total capital to risk-weighted assets of not less that 8.0%, Tier I capital equal to adjusted total assets of 3.0%, and Tier I capital to risk-weighted assets of 4.0% (as defined in the regulations). Management believes, as of December 31, 2000, that the Association meets all capital adequacy requirements to which it is subject.

     As of December 31, 2000, the most recent notification from the OTS categorized the Association as "Well Capitalized" under the framework for prompt corrective action. To be considered well capitalized under Prompt Corrective Action Provisions, the Association must maintain total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events which have occurred since that notification that management believes have changed the Association's categorization.

     The Association is required to report capital ratios unconsolidated with Bankshares. The Association's actual capital amounts and ratios are presented in the following tables:

     ---------------------------------------------------------------------------------------------------------------
                                                                                                   To be Considered
                                                                                                   Well Capitalized
                                                                                      For              for Prompt
                                                                                Capital Adequacy       Corrective
                                                                  Actual            Purposes       Action Provisions
                                                             -------------------------------------------------------
                                                             Ratio     Amount   Ratio     Amount    Ratio     Amount
      --------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in Thousands)
     AS OF DECEMBER 31, 2000:
     TOTAL RISK-BASED CAPITAL ( TO RISK-WEIGHTED ASSETS)     14.3%    $76,228    8.0%    $42,672    10.0%    $53,340
     CORE (TIER 1) CAPITAL (TO ADJUSTED TANGIBLE ASSETS)      7.7      72,419    4.0      37,452     5.0      46,815
     CORE (TIER 1) CAPITAL (TO RISK-WEIGHTED ASSETS)         13.6      72,419    4.0      21,336     6.0      32,004

     As of December 31, 2000, adjusted tangible assets and risk-weighted assets were $936,291,000 and $533,399,000, respectively.

     As of December 31, 1999:
     Total Risk-Based Capital ( to Risk-weighted Assets)     17.8%    $84,710    8.0%    $37,989    10.0%    $47,486
     Core (Tier 1) Capital (to Adjusted Tangible Assets)      9.2      80,787    4.0      35,140     5.0      43,925
     Core (Tier 1) Capital (to Risk-weighted Assets)         17.0      80,787    4.0      18,994     6.0      28,491

     As of December 31, 1999, adjusted tangible assets and risk-weighted assets were $878,501,000 and $474,857,000, respectively.

     LIQUIDATION ACCOUNT - At the close of the conversion and reorganization of the Association in December 1998, a liquidation account in the amount of $50,800,000 was established. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Association after December 15, 1998. The liquidation account is to be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. The balance of the liquidation account was $19,686,000 at December 31, 2000. Subsequent increases of such deposits will not restore an eligible depositor's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Association may not pay dividends that would reduce shareholder's equity below the required liquidation account balance.

     REPURCHASES OF COMMON STOCK - During the year ended December 31, 2000, Bankshares repurchased 916,128 shares of its common stock at a total cost of $11,106,000, or $12.12 per share as compared to 1,267,444 shares, at a total cost of $15,905,000, or $12.55 per share for 1999. As of December 31, 2000, a total of 2,183,572 shares of common stock had been repurchased at a total cost of $27,011,000, or $12.37 per share.

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at December 31, 2000 and 1999:

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

     COMMITMENTS TO EXTEND CREDIT - At December 31, 2000 and 1999, the fair value of commitments to extend credit was considered insignificant due to the short-term nature of the commitments.

     The estimated fair values of the financial instruments were as follows:

     -------------------------------------------------------------------------
                                      December 31, 2000     December 31, 1999
                                     Carrying      Fair    Carrying      Fair
                                       Value      Value      Value      Value
     -------------------------------------------------------------------------
                                                  (In Thousands)
     Financial assets:
     Cash and cash equivalents       $ 45,118   $ 45,118   $ 45,239   $ 45,239
     Securities held to maturity       34,025     36,736     38,802     41,271
     Securities available for sale    131,418    131,418    144,840    144,840
     Loans receivable, net            691,294    693,542    608,369    600,315
     FHLB stock                         8,063      8,063      7,009      7,009
     Accrued interest receivable        4,363      4,363      3,788      3,788

     Financial liabilities:
     Deposits                        $681,069   $647,841   $613,943   $617,889
     Advances from FHLB               146,714    144,979    140,186    136,653
     Mortgage-backed bond              13,582     10,567     14,508     14,661
     Accrued interest payable             510        510        612        612

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

     The following are condensed statements of financial condition as of December 31, 2000 and 1999, and condensed statements of operations and cash flows for the years ended December 31, 2000, 1999 and 1998. Since the reorganization of Bankshares and the Association was accounted for in a manner similar to a pooling of interests, these statements have been presented as if Bankshares was in existence for all periods covered by the consolidated financial statements.

     ----------------------------------------------------------------------
                                                           December 31,
     Statements of Financial Condition                   2000        1999
     ----------------------------------------------------------------------
                                                          (In Thousands)
     ASSETS:
        Cash and cash equivalents                      $    108    $    101
        Investment in the Association                    80,791      89,162
        Loans to the Association                          8,830      15,640
        Loans to the ESOP                                 4,037       4,722
        Loans to Palm River                               6,000          --
        Real estate loans                                12,500       6,000
        Other assets                                      1,127       1,101
                                                       --------    --------
     Total assets                                      $113,393    $116,726
                                                       ========    ========

     LIABILITIES AND SHAREHOLDERS' EQUITY:
        Liabilities                                    $    930    $  1,025
        Shareholders' equity                            112,463     115,701
                                                       --------    --------
     Total liabilities and shareholders' equity        $113,393    $116,726
                                                       ========    ========


     -----------------------------------------------------------------------------------
                                                          For the Years Ended December 31,
     Statements of Operations                                2000      1999       1998
     -----------------------------------------------------------------------------------
                                                                   (In Thousands)
     Income                                                 $ 2,068   $ 1,630    $    90
     Expenses                                                   448       519          5
                                                            -------   -------    -------
     Income before income taxes and equity in earnings of
        the Association                                       1,620     1,111         85
     Provision for income taxes                                 610       418         32
                                                            -------   -------    -------
     Income before equity in earnings of the Association      1,010       693         53
     Equity in earnings of the Association                    5,402     5,841      4,941
                                                            -------   -------    -------
     Net income                                               6,412     6,534      4,994
                                                            -------   -------    -------
     Other comprehensive income, net of tax:
        Change in unrealized gain (loss) in market value
           of securities available for sale                   2,503    (2,926)      (278)
                                                            -------   -------    -------
     Comprehensive income, net of income taxes              $ 8,915   $ 3,608    $ 4,716
                                                            =======   =======    =======

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     ------------------------------------------------------------------------------------------------
                                                                     For the Years Ended December 31,
     Statements of Cash Flows                                          2000        1999        1998
     ------------------------------------------------------------------------------------------------
                                                                              (In Thousands)
     Cash flows from operating activities:
        Net income                                                   $  6,412    $  6,534    $  4,994
        Adjustments to reconcile net income to net cash used
           for operating activities:
           Equity in undistributed earnings of the Association           (914)     (2,541)     (4,941)
           Other                                                        2,382        (243)        819
                                                                     --------    --------    --------
     Net cash from operating activities                                 7,880       3,750         872
                                                                     --------    --------    --------
     Cash flows from investing activities:
        Loans to subsidiaries                                           1,495       6,045     (26,407)
        Real estate loans                                              (6,500)     (6,000)         --
        Dividends received from the Association                        11,106      15,905          --
        Investment in Association through proceeds from stock sale         --          --     (32,340)
                                                                     --------    --------    --------
     Net cash from investing activities                                 6,101      15,950     (58,747)
                                                                     --------    --------    --------
     Cash flows from financing activities:
        Proceeds from sale of stock, net of issuance costs                 --          --      53,236
        Dividends paid                                                 (3,622)     (4,115)     (2,116)
        Purchase of treasury stock                                    (11,106)    (15,905)         --
        Purchase of ESOP shares                                            --          --      (4,377)
        Proceeds from exercise of stock options                           754         209         101
                                                                     --------    --------    --------
     Net cash from financing activities                               (13,974)    (19,811)     46,844
                                                                     --------    --------    --------
     Increase (decrease) in cash and cash equivalents                       7        (111)    (11,031)
     Cash and cash equivalents, beginning of period                       101         212      11,243
                                                                     --------    --------    --------
     Cash and cash equivalents, end of period                        $    108    $    101    $    212
                                                                     ========    ========    ========

OTS regulations place certain restrictions on the amount of dividends an association can pay to its holding company without the prior approval of the OTS. An application detailing the effect of proposed dividends on the Association's capital level must be submitted to the OTS before payment of any such dividends. Approval for up to $4,000,000 has been received from the OTS for 2001.

17.  EARNINGS PER SHARE

     A reconciliation of the numerators and denominators of basic and diluted earnings per share for the years ended December 31, 2000, 1999 and 1998, was as follows:

     ------------------------------------------------------------------------------------------------
                                                                  For the Years Ended December 31,
                                                                  2000          1999          1998
     ------------------------------------------------------------------------------------------------
                                                          (Dollars In Thousands Except Per Share Data)
     Basic earnings per share
        Net income available to common shareholders           $     6,412   $     6,534   $     4,994
        Weighted average common shares outstanding              8,432,346     9,748,916    10,175,899
                                                              -----------   -----------   -----------
        Basic earnings per share                              $      0.76   $      0.67   $      0.49
                                                              ===========   ===========   ===========

     Diluted earnings per share
        Net income available to common shareholders           $     6,412   $     6,534   $     4,994
                                                              -----------   -----------   -----------
        Weighted average common shares outstanding              8,432,346     9,748,916    10,175,899
        Add:  dilutive effects of assumed exercise of stock
              options and unvested RRP shares
                 Stock options                                    123,772       216,482       271,205
                 RRP shares                                       113,608       158,319         1,223
                                                              -----------   -----------   -----------
        Weighted average common and dilutive potential
              common shares outstanding                         8,669,726    10,123,717    10,448,327
                                                              -----------   -----------   -----------
        Diluted earnings per share                            $      0.74   $      0.65   $      0.48
                                                              ===========   ===========   ===========

COMMUNITY SAVINGS BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.  OTHER COMPREHENSIVE INCOME

     Other comprehensive income components and related taxes were as follows:

     ------------------------------------------------------------------------------------------
                                                                For the Years Ended December 31,
                                                                  2000       1999       1998
     ------------------------------------------------------------------------------------------
                                                                         (In Thousands)
     Unrealized holding gains and losses on available-for-sale
        securities                                               $ 3,685    $(4,351)   $  (423)
     Less reclassification adjustments for gains and losses
        later recognized in income                                    75         --        175
                                                                 -------    -------    -------
     Net unrealized gains and losses                               3,760     (4,351)      (248)
     Tax effect                                                   (1,257)     1,425        (30)
                                                                 -------    -------    -------

     Other comprehensive income                                  $ 2,503    $(2,926)   $  (278)
                                                                 =======    =======    =======

19.  QUARTERLY FINANCIAL DATA (Unaudited)

     --------------------------------------------------------------------------------------
                                                           Quarter Ended
                                       March 31,     June 30,    September 30,  December 31,
     --------------------------------------------------------------------------------------
                                                     (Dollars in Thousands)
     YEAR ENDED DECEMBER 31, 2000:
        INTEREST INCOME                $ 15,538      $ 16,026      $ 16,840       $ 17,256
        INTEREST EXPENSE                  8,397         8,889         9,906         10,310
                                       --------      --------      --------       --------
           NET INTEREST INCOME            7,141         7,137         6,934          6,946

        PROVISION FOR LOAN LOSSES           150            75            75             76
        NET GAIN ON TERMINATION OF
           DEFINED BENEFIT PLAN              --           922           (15)          (618)
        OTHER INCOME                        931           784         1,174          1,086
        OPERATING EXPENSE                 5,820         5,552         5,569          5,592
        PROVISION FOR INCOME TAXES          495         1,216           850            540
                                       --------      --------      --------       --------
        NET INCOME                     $  1,607      $  2,000      $  1,599       $  1,206
                                       ========      ========      ========       ========

        BASIC EARNINGS PER SHARE       $   0.19      $   0.23      $   0.19       $   0.15
                                       ========      ========      ========       ========
        DILUTED EARNINGS PER SHARE     $   0.18      $   0.23      $   0.18       $   0.15
                                       ========      ========      ========       ========

     --------------------------------------------------------------------------------------
                                                           Quarter Ended
                                       March 31,     June 30,    September 30,  December 31,
     --------------------------------------------------------------------------------------
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
                                       =======       =======       =======        =======

--------------------------------------------------------------------------------
                                                             CORPORATE DIRECTORY

BOARD OF DIRECTORS

Frederick A. Teed
Chairman of the Board

J. Sheldon Clark
Director

Robert F. Cromwell
Director and Chairman Emeritus of the Board

Ronald P. Jaworski
Director

James B. Pittard, Jr.
President and Chief Executive Officer

Harold I. Stevenson
Director

ADMINISTRATIVE DIVISION

James B. Pittard, Jr.
President and Chief Executive Officer

Judith M. Hogan
Compliance Officer

Joe L. Knorr
Internal Auditor

Deborah M. Rousseau
Corporate Secretary

FINANCE DIVISION

Larry J. Baker, CPA
Chief Financial Officer
Division Director

Donna L. Sheppard, CPA
Controller

Bruce C. Tissot
Staff Accountant

HUMAN RESOURCES &
MARKETING DIVISION

Feriel G. Hughes
Division Director

Cynthia J. Cullen
Training Manager

Jane H. Ryder
Retirement Manager

Juanita L. Swinton
Marketing Manager

LOAN DIVISION

Cecil F. Howard, Jr.
Division Director

J. Cary Allen, Jr.
Commercial Lending Manager

Jaconica Gay Barnes
Commercial Loan Officer

Priscilla T. Clancy
Commercial Loan Officer

Thomas Eby
Lending Sales Manager

Charles J. Gifford
New Loan Operations Manager

Mildred G. Furman
Consumer/Residential Loan Officer

Johnny L. Morris
Lending Sales Manager

Lisa M. Rhodes
Loan Servicing Manager

Jennie T. Rodriguez
Construction Loan Manager

BRANCH OPERATIONS
DIVISION

Michael E. Reinhardt
Division Director

Theresa J. Brooks
Regional Branch Manager

Douglas S. Clive
Corporate Security Officer

Elizabeth A. DeLosh
Branch Operations Manager

Rizwana Khalid
Deposit Products Manager

Larry F. Koerner
Facilities Manager

Eileen St. Denis
Regional Branch Manager

OPERATIONS CENTER
DIVISION

Cindy L. Sheppard
Division Director

Margaret J. Clemente
Electronic Banking Manager

Howard Friess
Information Systems Administrator

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


--------------------------------------------------------------------------------
                                   HOME OFFICE
                                North Palm Beach
                                  561-881-4800
                                  800-432-1911


                                PALM BEACH COUNTY

                     Bluffs (Jupiter), 3950 U.S. Highway One
                  Maplewood (Jupiter), 1570 W. Indiantown Road
                  Toney Penna (Jupiter), 520 Toney Penna Drive
                     North Palm Beach, 660 U. S. Highway One
                 Shoppes on the Green (PGA), 7102 Fairway Drive
                    Palm Beach Gardens, 9600 N. Alternate A1A
                          Riviera Beach, 2600 Broadway
                   Singer Island, 1100 E. Blue Heron Boulevard
                       Tequesta, 101 N. U. S. Highway One
              Village Commons (West Palm Beach), 971 Village Blvd.
                        Lake Worth, 5702 Lake Worth Road
                Ibis (West Palm Beach), 10100 Northlake Boulevard
              Andros Isle (West Palm Beach), 8961 Okeechobee Blvd.


                                  MARTIN COUNTY

                      Hobe Sound, 11400 SE Federal Highway
                  Jensen Beach, 1170 NE Jensen Beach Boulevard
                Martin Downs (Palm City), 3102 Martin Downs Blvd.
                      Port Salerno, 5545 SE Federal Highway


                                ST. LUCIE COUNTY

                        Fort Pierce, 1050 Virginia Avenue
                 Port St. Lucie, 147 SW Port St. Lucie Boulevard
                  St. Lucie West, 1549 St. Lucie West Boulevard


                               INDIAN RIVER COUNTY

                      Vero Beach, 6030 20th Street (SR 60)

------------------------
This is a photo of
Mr. Beaty

------------------------

                                   IN MEMORIAM

                              FOREST C. BEATY, JR.

                          MARCH 7, 1930 - MAY 14, 2000

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

We, the Directors, Officers, and Staff of Community Savings, F. A. and Community Savings Bankshares, Inc., commemorate Forest C. Beaty, Jr. for his contributions to the success of our organization.

Forest was elected to the Board of Directors of Community Savings, F. A. (the "Association") on August 18, 1977. He was also elected to the Board of Directors of Community Savings Bankshares, Inc. (the "Company") at its inception in August 1998.

A resident of Florida since 1944, he was a graduate of Lake Worth High School and Florida State University. After serving a tour of active duty in the Marine Corps, he founded Forest's Mens Shop in 1956 at the corner of 20th Street and Broadway in Riviera Beach.

He displayed a true commitment to community spirit in our area - serving as President of the Riviera Beach Chamber of Commerce, President of Business, Inc., and as a member of the Exchange Club of the Northern Palm Beaches, the North Palm Beach Elks Lodge, the Riviera Beach V. F.W. and the Merchant Retailers of Florida.

Forest and his wife, Betsy, raised two daughters - Donna and Susan - residing in neighboring Lake Park for many years.

An avid golfer, fisherman and football enthusiast, Forest was not only known for his commitment to community service, his dedication to his family, and his credibility as a member of our Board of Directors, he was also known for his quick wit and generous sense of humor.

As a Director, Forest was always cognizant of his responsibilities to our institution - and equally as important to him was his allegiance to our employees, our customers, our communities and our shareholders.

We miss him very much...and thank him for enriching our lives.

                                  THANK YOU...
                       FOR 45 YEARS OF OUTSTANDING SERVICE


------------------------
This is a photo of
Mr. Griffin

------------------------

Karl D. Griffin

On May 13, 1955, the Federal Home Loan Bank Board (now the Office of Thrift Supervision), issued a brand new charter to Riviera Beach Federal Savings and Loan Association. On August 19, 1955, Riviera Beach Federal opened for business at 1901 Broadway, Riviera Beach, Florida.

Karl, along with other local businessmen, founded Riviera Beach Federal, the only savings and loan between West Palm Beach and Fort Pierce, Florida.

A native and lifelong resident of Palm Beach County, Karl is a former mayor of Riviera Beach, was co-owner of an insurance agency, and successfully managed a large rental property business. He holds a Bachelor of Science Degree in Business from the University of Florida, as well as a law degree from Nova University.

With his extensive real property and insurance experience, combined with his considerable knowledge in real estate law, Karl was a major contributor to the evolution of the Association during his uninterrupted tenure as a Founding Director for the last 45 years.

On January 1, 2001, Karl retired from the Boards of Directors of the Company and the Association. We express our sincere gratitude to him for his devoted role in the establishment, growth and success of our organization.

------------------------
This is a photo of
Ms. Kaminske

------------------------

Mary L. Kaminske

Mary Lou Kaminske, who retired January 5, 2001, began her career with us as a teller in the summer of 1956. When she left in 1961 to begin her family, she had also worked as head teller, loan closing clerk and secretary.

In November 1969, Mary Lou returned to work on a part-time basis while her children were in school. For the ensuing seven years, she worked as teller, general ledger clerk, loans-in-process clerk and loan closing representative.

In 1976, Mary Lou accepted the full-time position of Internal Auditor. Several years later, she became our Branch Coordinator and then our Branch Operations Manager.

Promoted to Senior Vice President and Division Director of Operations in 1996, Mary Lou assumed responsibility for all of our branches, Information Systems, Item Processing, Deposit Services, Support Services, Retirement Accounts, Security, and alternative investments.

We have been proud to have Mary Lou on our staff throughout the last 45 years. We take this opportunity to thank her for her many contributions to our success and wish her much happiness in her retirement.

                                   WELCOME...
                         TO THE COMMUNITY SAVINGS FAMILY

------------------------
This is a photo of
Mr Clark

------------------------

J. Sheldon Clark

Sheldon Clark was elected to the Boards of Directors of the Company and the Association in April 2000. Currently a private investor, he was Senior Vice President of Joseph O'Brien Securities Management in New York, New York, a registered broker dealer, from 1985 to 1992.

From 1980 to 1985, he was a partner with Sheldon, Parker and Staniford, New York, New York, investment advisors. He held the position of Director of Research at Legg Mason Wood Walker, Baltimore, Maryland, a registered broker dealer from 1976 to 1980.

A prominent resident of Hobe Sound, Florida, Sheldon is a major shareholder of the Company. He holds a BS degree in Economics from the University of Pennsylvania, Wharton School.

We welcome Sheldon! He brings additional financial expertise to our Boards of Directors based on his years of experience in the financial services industry


------------------------
This is a photo of
Mr. Jaworski

------------------------

Ronald P. Jaworski

Ron Jaworski was elected to the Boards of Directors of the Company and the Association in September 2000. He was previously self-employed as a CPA in West Palm Beach. His past experience includes serving as a tax partner for DeWoody & Hamner, PA, and he was also employed by Coopers & Lybrand.

Ron was a founding shareholder and Senior Vice President and Chief Financial Officer of Water Equipment Technologies, Inc. in West Palm Beach, Florida from 1986 to 1996. Since 1996, he has been Secretary and Treasurer of Horizons-Sebastian, Inc., a mobile home community in Sebastian, Florida.

A prominent resident of Micco, Florida, Ron holds a BBA in Accounting from Siena College, Albany, New York as well as a Juris Doctor degree from Albany Law School, Albany, New York.

We welcome Ron! He brings with him many years of financial experience, as well as extensive knowledge of the communities in the Association's northernmost lending territory.

CMSV Nasdaq Logo



                              We would like to

                              thank our customers

                              and shareholders for

                              their continued

                              support, confidence

                              and friendship.



                                            ---------------------

                                                Community Savings
                                            Bankshares, Inc. Logo
                                            ---------------------

                                                       P. O. Box 14547
                                                    660 U. S. Highway One
                                               North Palm Beach, Florida 33408
                                             Tel: 561-881-2212 Fax: 561-881-4920
                                                   www.communitysavings.com